As filed with the Securities and Exchange Commission on July 25, 2005

Registration Number 333-125339

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EARTHFIRST TECHNOLOGIES, INCORPORATED

(Name of Small Business Issuer in its Charter)

Florida	3990	59-3462501
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer) Identification No.

2515 Hanna Avenue, Tampa, Florida 33610 (813) 238-5010

(Address and telephone number of principal executive offices)

Copies to:

Darrin M. Ocasio, Esq.

Yoel Goldfeder, Esq.

Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas, 21st Floor

New York, New York 10018

(212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0001 par value per share, issuable upon conversion of convertible notes	61,578,948(2)	$0.16(3)	$9,852,631.68	$1,159.66
Common Stock, $.0001 par value per share, issuable upon exercise of common stock purchase warrants	16,744,185	$0.255(4)	$4,269,767.18	$502.55
Common Stock, $.0001 par value per share, issuable upon exercise of common stock options	36,856,002	$0.01(4)	$368,560.02	$43.38
Total	115,179,135		$14,490,958.88	$1,705.59

(1)	Includes shares of our common stock, par value $0.0001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible notes, the exercise of warrants and the exercise of options held by the selling stockholder. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the secured convertible notes and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the secured convertible notes, the exercise of warrants and the exercise of options. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the secured convertible notes and upon exercise of the warrants to account for antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2)	Includes a good faith estimate of the shares underlying the secured convertible notes to account for market fluctuations.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on May 24, 2005, which was $0.16 per share.

(4)	Calculated in accordance with Rule 457(g)(1).

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated July 25, 2005

EARTHFIRST TECHNOLOGIES, INCORPORATED

115,179,135 Shares of Common Stock

The selling stockholder named in this prospectus are offering to resell up to 115,179,135 shares of common stock of EarthFirst Technologies, Incorporated, including up to 41,052,632 shares of common stock underlying secured convertible notes, 11,162,790 shares of common stock underlying warrants to purchase common stock, 24,570,668 shares of common stock underlying options to purchase common stock which were previously issued by us to the selling stockholder in private transactions and 38,393,045 shares as a good faith estimate of additional shares that may be issued to the selling stockholder pursuant to our obligations under a registration rights agreement. We will not receive any proceeds from the resale of shares of our common stock.

Our common stock currently trades on the Over the Counter Bulletin Board (“OTC Bulletin Board”) under the symbol “EFTI”.

On July 20, 2005, the last reported sale price for our common stock on the OTC Bulletin Board was $0.17 per share.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling stockholder is offering these shares of common stock. The selling stockholder may resell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholder will receive all proceeds from the sale of the common stock. For additional information on the methods of resale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2005

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled “Risk Factors” before deciding to invest in our common stock. EarthFirst Technologies, Incorporated is referred to throughout this prospectus as “EarthFirst” “we” or “us.”

General

We were incorporated in the State of Florida in 1997. We are a specialized holding company engaged in the research, development and commercialization of technologies for the production of alternative fuel sources and the destruction and/or remediation of liquid and solid waste. We are committed to technologies that will produce economically and environmentally superior products from carbon-rich solid and liquid materials considered wastes. As part of our efforts, we are also attempting to develop and commercialize applications of our technologies for the efficient production of alternative fuels. Additional applications of our technologies are focused on the environmentally desirable processing, destruction, purification, and/or remediation of harmful liquid and solid wastes. We also supply electrical contracting services through Electric Machinery Enterprises, Inc., a wholly owned subsidiary acquired in August of 2004. Electric Machinery is a 75 year old electrical contracting company with well established relationships in the construction industry in North, Central and South America as well as the Caribbean islands and various parts of Europe and the Middle East. The types of electrical contracting work performed ranges from small service related repairs and installation to multi-million dollar contracts sometimes spanning multiple years. Current contracts in progress are being performed primarily in Florida and in the Caribbean

We maintain our principal executive offices at 2515 Hanna Avenue, Tampa, Florida 33610 and our phone number is (813) 238-5010 and our facsimile number is (813) 635-2073. We maintain an internet web site at http://www.earthfirsttech.com. The information on our web site is not part of this prospectus. You can review our periodic public filings including financial statements at the Securities and Exchange Commission (“SEC”) internet web site at http://www.sec.gov.

This Offering

Shares offered by Selling Stockholder	Up to 115,179,135 shares of common stock, including 41,052,632 shares of common stock issuable upon conversion of secured convertible notes, 11,162,790 shares of common stock issuable upon the exercise of warrants, 24,570,668 shares of common stock issuable upon the exercise of options and 38,393,045 shares as a good faith estimate of additional shares that may be issued to the selling stockholder pursuant to our obligations under a registration rights agreement.

Common Stock to be outstanding after the offering	606,592,495*

Use of Proceeds	We will not receive any proceeds from the resale of the common stock. However, we will receive the exercise price of any common stock we sell to the selling stockholder upon exercise of the warrants and options. We expect to use the proceeds received from the exercise of their warrants and options, if any, for general working capital purposes.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 3.

OTC Bulletin Board Trading Symbol	EFTI

*	The above information regarding common stock to be outstanding after the offering is based on 491,413,360 shares of common stock outstanding as of July 20, 2005 and assumes the subsequent conversion of our issued secured convertible notes and exercise of warrants by our selling stockholder.

To obtain funding for general corporate purposes we entered into agreements with Laurus Master Funds, Ltd, a Cayman Islands corporation (“Laurus”), pursuant to which we sold convertible debt, an option and a warrant to purchase our common stock to Laurus in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The securities being sold to Laurus include the following:

•	a secured convertible minimum borrowing note and a secured revolving note with an aggregate principal amount not to exceed $5,000,000;

•	a secured convertible term note with a principal amount of $3,000,000;

•	a common stock purchase warrant to purchase 11,162,790 shares of our common stock, at a purchase price of $0.23 for the first 5,581,395 shares and $0.28 for any additional shares, exercisable for a period of seven years; and

•	an option to purchase 24,570,668 shares of our common stock, at a purchase price equal to $0.01 per share, exercisable for a period of six years

At the closing of the foregoing financing from Laurus, on March 31, 2005, we received $3,000,000 in connection with the convertible term note. In addition, we are permitted to borrow an amount based upon our eligible accounts receivable and inventory, pursuant to the convertible minimum borrowing note and the revolving note. Accordingly at the closing, we received an additional $3,600,000 for an aggregate of $6,600,000 in financing from Laurus.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See “Forward-Looking Statements.”

Risks Related to Our Business:

We have had a history of losses and may never commercialize any of our products or services or earn a profit.

We have incurred losses since we were formed. At December 31, 2004, our accumulated deficit was $(49,989,972). Our losses to date have resulted principally from expenses incurred in our research and development programs, including beta testing, and from general and administrative and sales and marketing expenses. Our first revenues from operations were generated in the fourth quarter of 2004, subsequent to our acquisition of Electric Machinery Enterprises, Inc. We do not expect to incur substantial net losses for the foreseeable future as a result of this acquisition and the prospect of finally commercializing our solid waste technology products. We cannot predict the extent of future net losses, or when we may attain profitability, if at all. If we are unable to generate significant revenue from our electrical contracting business or the sale of our solid waste technology products or attain profitability, we will not be able to sustain operations.

We may need to raise additional capital to fund our operations, and our failure to obtain funding when needed may force us to delay, reduce or eliminate our product development programs or collaboration efforts.

To date, our sources of cash have been primarily limited to related party funding and the sale of our equity securities. On March 30, 2005, we closed on an $8,000,000 credit facility as a committed source of capital. If in the future, our capital resources are insufficient to meet future requirements, we may have to raise additional funds to continue the development, commercialization, marketing and sale of our technologies.

We cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct our business. If we are unable to raise additional capital if required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development and/or commercialization of one or more of our product candidates, restrict our operations or obtain funds by entering into agreements on unattractive terms.

We have a limited operating history which makes it difficult to analyze our future prospects.

We were organized on August 4, 1997 and up until 2004 when we acquired both World Environmental Solutions Company, Inc. and Electric Machinery Enterprises, Inc., we have conducted only limited operations consisting of negotiating licenses to use our technologies, further research and development, including beta testing, and limited sales efforts. Subsequent to the acquisition of these two subsidiaries, we have generated a consistent revenue stream from electrical contracting and have moved closer to the commercialization of our solid waste technologies. However, there are no assurances that can be given that we will develop a marketing and sales program which will generate significant revenues from the licensing and sales of our solid waste technologies. We are subject to all the risks inherent in the development and marketing of new products, including the risk that the market will not ultimately accept our products in the marketplace or be willing to adopt the use of our products.

Improvements or changes in technology may make our products obsolete or difficult to sell at a profit or at all.

There are many competitors seeking to develop efficient means of recycling and disposing of various forms of solid wastes. The effect of numerous federal and state environmental regulations has been to encourage the originators of the waste, governmental entities, and entrepreneurial enterprises to seek to develop more effective and efficient solutions. It is therefore always possible that competitors might develop more effective and efficient waste treatment processes that would render the Company’s technology obsolete.

We have limited manufacturing experience and will rely upon third party contract manufacturers.

To be successful, we must manufacture, or contract with third parties for the manufacture of our current and future products in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. Should for some reason our third party manufacturers be unable to fulfill their obligation to us, or are no longer able to obtain key elements from a supplier, this could cause us a delay in producing solid waste systems for sale or distribution. These delays could adversely affect our operations or sales or make continued operations or sales unprofitable.

The nature of our products subjects us to product liability risks and any liability for damages resulting from product liability may have a material adverse effect on our business and operating results.

A malfunction of or design defect in certain of our products or improper design, construction, installation or servicing of facility and equipment infrastructure could result in liability, tort or warranty claims. Although we attempt to reduce the risk of exposure from such claims through warranty disclaimers and liability limitation clauses in our sales agreements and by maintaining product liability insurance, we cannot assure you that these measures will be effective in limiting our liability for any damages. Any liability for damages resulting from product malfunctions or services provided could be substantial and could have a material adverse effect on our business and operating results. In addition, a well-publicized actual or perceived malfunction or impropriety involving our products or service could adversely affect the market’s perception of our products in general, regardless of whether any malfunction or impropriety is attributable to our products or services. This could result in a decline in demand for our products and services, which would have a material adverse effect on our business and operating results.

Competition from companies with already established marketing links to our potential customers may adversely affect our ability to market our products.

Current and potential competitors have longer operating histories, larger customer bases, greater brand name recognition and significantly greater financial, marketing and other resources than we have. Certain of our competitors may be able to secure product from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, and adopt more aggressive pricing or inventory availability policies, than we will. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us are likely to have a materially adverse affect on our business, results of operations, financial condition and prospects.

Our failure to maintain the proprietary nature of our technology, intellectual property and manufacturing processes could have a material adverse effect on our business, operating results and financial condition and on our ability to compete effectively.

We principally rely upon patent, trademark, copyright, trade secret and contract law to establish and protect our proprietary rights. While management believes that it has adequately maintained its intellectual property rights necessary to commercialize and further develop its products there is a risk that third parties could be challenged, invalidated or circumvented. We are currently involved in litigation concerning certain aspects of our liquid waste technologies, in connection with a claim by another entity that it owns the intellectual property rights to one or more aspects of our liquid waste technologies. While management is currently attempting to settle this matter it may be forced to go forward with litigation. Further litigation could be very costly and divert management’s attention. An adverse outcome in any litigation may have a severe negative effect on our financial results and stock price. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office or oppositions in foreign patent and trademark offices, which could result in substantial cost to us and limitations on the scope or validity our patents or trademarks. If we lose the use of our intellectual property or the use of such is impaired it would likely have a materially adverse affect on our business, results of operations, financial condition and prospects.

Risks Relating to Our Current Financing Arrangements:

There are a large number of shares underlying warrants and options that may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of the date of this prospectus, we had approximately 491,413,360 shares of common stock issued and outstanding and we had convertible notes which could require the issuance of approximately 45,000,000 additional shares of common stock to Laurus Master Fund, Ltd., and options and warrants which could require the issuance of 35,733,458 additional shares of common stock. All of the shares, including all of the shares issuable upon conversion of the convertible notes and upon exercise of our warrants and option, are being registered hereunder. Upon registration such shares may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Issuance of Shares Upon Conversion of the Convertible Notes and Exercise of Outstanding Warrants and Options May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the convertible notes and exercise of warrants and options may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the stock at a price lower than the current market prices. Although Laurus may not convert their convertible notes and/or exercise their warrants if such conversion or exercise would cause them to beneficially own more than 4.99% of our outstanding common stock, this restriction does not prevent Laurus from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, Laurus could sell more than this limit while never holding more than this limit.

If We Are Required for any Reason to Repay Our Outstanding Secured Convertible Notes to Laurus at an Unexpected Time, We Could Deplete Our Working Capital. Our Inability to Repay the Secured Convertible Notes, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

In March 2005, we entered into various agreements with Laurus for the sale of convertible debt, an option and a warrant to purchase our common stock. The $3,000,000 of secured convertible term notes are due and payable, with interest, on a monthly basis over a three-year period, unless sooner converted into shares of our common stock. The secured revolving note and minimum borrowing note in the maximum amount of $5,000,000 are due in three years, unless sooner converted into shares of our common stock. Any event of default such as our failure to repay the principal or interest when due, our failure to pay any taxes when due, our failure to perform under and or commit any breach of the security agreements or any ancillary agreement, any event of default under any other indebtedness by us or any of our subsidiaries could require the early repayment of the secured convertible notes at a rate of 120%, including a default interest rate on the outstanding principal balance of the notes if the default is not cured within the specified grace period. If we are required to repay the secured convertible notes, we would be required to use our limited working capital and we would need to raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If an Event of Default Occurs under the Security Agreement, Secured Convertible Notes, Warrants, Stock Pledge Agreement or Subordination Agreement, the Investors Could Take Possession of all Our and Our Subsidiaries’ Assets.

In connection with the security agreement we entered into in March 2005 we executed a stock pledge agreement in favor of Laurus granting them a first priority security interest in the common stock of our subsidiaries all of our and our subsidiaries’ goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement and stock pledge agreement state that if an event of default occurs under any agreement with the lenders, the lenders have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

If We Sell any Securities at a an Effective Price below $0.19 Per Share, the Conversion Price of Our Laurus Notes and Exercise Price of Our Laurus Warrants Will be Lowered, Resulting in Additional Dilution to Shareholders.

We shall allocate approximately 81,000,000 shares of common stock to cover the conversion of the notes and exercise of warrants and options by Laurus in this offering. If we engage in a lower priced transaction than our current financing arrangements with Laurus while the convertible notes or warrants are outstanding, then the conversion price of the notes and exercise price of the warrants will be adjusted to the lower transaction price and we may be required to issue additional shares of common stock to the investors. If this occurs, the number of shares which are registered pursuant to this prospectus may not be adequate. Accordingly, we may be required to file a subsequent registration statement covering additional shares. If the shares we have allocated and are registering herewith are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection therewith.

Risks Relating to Our Common Stock:

There is a limited market for our common stock which would adversely effect the ability to sell our common stock.

Our common stock is quoted on the OTC Bulletin Board under the symbol “EFTI.OB.” There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our stock price may be volatile which would adversely affect the market price of our common stock.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

•	technological innovations or new products and services by us or our competitors;

•	intellectual property disputes;

•	additions or departures of key personnel;

•	sales of our common stock

•	our ability to integrate operations, technology, products and services;

•	our ability to execute our business plan;

•	operating results below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

Our stock price may fluctuate widely as a result of any of the above.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our common stock may be deemed penny stock with a limited trading market.

Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the “penny stock rules” adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade “penny stock” because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules,” investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. Approximately 115,179,135 shares of common stock to be registered under this registration statement will be freely tradeable upon effectiveness of this registration statement.

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus include “forward-looking statements”, which involve known and unknown risks, uncertainties and other factors which could cause actual financial or operating results, performances or achievements expressed or implied by such forward-looking statements not to occur or be realized. These forward-looking statements generally are based on our best estimates of future results, performances or achievements, based upon current conditions and assumptions. Forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “can,” “could,” “project,” “expect,” “believe,” “plan,” “predict,” “estimate,” “anticipate,” “intend,” “continue,” “potential,” “would,” “should,” “aim,” “opportunity” or similar terms, variations of those terms or the negative of those terms or other variations of those terms or comparable words or expressions.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the common stock. However, we will receive up to an aggregate of $3,092,218.13 for the exercise price of the common stock we sell to the selling stockholder upon exercise of the warrants and options. We expect to use the proceeds received from the exercise of their warrants and options, if any, for general working capital purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information which management believes is relevant for an assessment and understanding of the results of operations and financial condition. The discussion should be read in conjunction with the audited consolidated financial statements and notes thereto.

Plan of Operation

The Company’s “Plan of Operation” for the next twelve months will primarily be focused on bringing to commercialization the Catalytic Activated Vacuum Distillation Process Reactors through its subsidiary World Environmental Solutions Company (WESCO), and developing the electrical contracting services business through its subsidiary Electric Machinery Enterprises, Inc. (EME).

Through the credit facility with the Laurus Master Fund Ltd., the Company can now satisfy all plan of reorganization obligations associated with the emergence of EME from its bankruptcy. This will free up the cash flow generated from the electrical contracting services business to fund administrative and operational and developmental expenses of the Company. The Company does not anticipate the need to raise additional funds in excess of those provided through the Laurus Credit Facility in the next twelve months.

Research and development will continue relative to the solid and liquid waste technologies, however, the direction of these tasks as they pertain to solid waste will increasingly be in the direction of more utilizations of the by products of the reactor, than prior years where the emphasis was on the development of the reactor technology itself.

Purchases and sales of plant and significant equipment are not expected to be outside of the normal business operations of maintenance and replacement of existing assets. A mobile batch reactor is being built to facilitate the remote testing of applications of the solid waste technology. It is anticipated that the total cost of this reactor will not exceed $200,000. Equipment to be used in the electrical contracting services business will be only be incurred to support business growth, and will be funded by that growth.

The Company does not expect significant changes in the number of employees over the next twelve months.

The following discussion and analysis will supplement the summary Plan of Operation outlined above.

Catalytic Activated Vacuum Distillation Process (“CAVD”) Reactors

We developed the Catalytic Activated Vacuum Distillation Process Reactor. The CAVD Reactor offers a unique solution to the problem of disposing of harmful solid wastes in and environmentally friendly manner and allows raw materials from the wastes to be recycled and reused.

We believe that the CAVD Reactor can be designed to process a number of harmful solid waste products. We anticipate that governmental and nongovernmental entities who are faced with the problem of disposing of various types of solid waste products through conventional means will conclude that the CAVD Reactors can provide a superior, safe and effective means of eliminating these materials.

Initially, we are focusing on the processing of rubber tires. However, other uses are also being pursued. Such uses include the recycling of carpet materials, the destruction of animal waste and remains, transuranic wastes (e.g. gloves, overalls, tools, etc. that have been exposed to low levels of radiation), and medical wastes.

In general, we process used tires by having shredded tires added to a low pressure, heated, catalytically driven process in the CAVD Reactor. The tires are converted to a high quality carbon and a light hydrocarbon mix that can be used as a fuel. Scrap steel and gases that can be used as a fuel are also recovered. Traditionally, tires have been disposed of in landfills, placed in stockpile areas, or recycled using low-level technologies to produce products such as tire-derived fuel and mulch. Stockpiles of discarded tires are particularly vulnerable to catching fire. Fires at tire dumps are extremely difficult to extinguish and may take years to burn themselves out. Such fires can release significant amounts of pollution into the atmosphere.

The owners of these dumping areas have long sought a cost-effective means of disposing of the unwanted tires. We believe the CAVD Reactor provides a solution for the environmentally safe and efficient problem of the disposal of used tires.

Our first CAVD Reactor was constructed at a facility in Mobile, Alabama and processes shredded tires. During processing in the CAVD Reactor, carbon, scrap steel, gas and oil are recovered and are available for resale. The processing of a 20-pound tire yields approximately 5.5 to 8.5 pounds of carbon, 1.2 to 2 gallons of fuel oil, 12 to 16 cubic feet of gas, and .36 pounds of scrap steel. The amounts recovered depend upon the type of tire and the length of time in the reactor.

The financial viability of the CAVD Reactor for use in processing used tires appears contingent upon the successful sale of the carbon recovered. We believe that approximately 80% of the value of the raw materials recovered from the CAVD Reactor is attributable to the carbon. It is expected that the steel recovered from the process will be sold for scrap and the oil recovered can be used as an industrial oil or other fuel. Optimal operation of the CAVD Reactor may include the use of a generator with the reactor which can utilize the gas produced from the processing to produce electricity that can be both used by the operator of the reactor and additional electricity sold to the electrical grid.

Testing of the carbon recovered from our CAVD Reactor has led us to believe that the carbon has certain unique qualities that will prove valuable in the development of high-performance polymers in various industrial uses. Researchers concluded that due to the unique formation method through the CAVD Reactor, the carbon can be used as is or economically modified to produce a functionalized polymer that can replace petroleum based chemical polyurethanes with a less expensive recycled product made from reclaimed tires. Work is being conducted to improve the carbons’ performance by adding reactive compounds that improve the product’s ability to bond with the urethane matrix.

As with most new products, it is time consuming for the end users of the carbon to satisfy themselves as to the advantages of this product over the products that they are currently using. To hasten the acceptance of our carbon in the marketplace, we are working with several potential end users who are conducting substantive testing of the carbon for use in their operations. We are currently working with carpet manufacturers, producers of asphalt and shingles, with third parties in automotive applications, and with producers of other products to prove the advantages of the carbon produced by the CAVD Reactor as a polymer with their products.

The carbon recovered through the CAVD Reactor is rapidly gaining acceptance with potential end users as a polymer. We believe that the carbon has unique qualities that may ultimately enable its acceptance as a substitute for certain high-end polymers currently being used in addition to use in the more traditional roles currently being explored.

We have several letters of intent with unrelated entities to license the technology for CAVD Reactors. Based upon our experiences thus far, we expect that there is considerable interest in the CAVD Reactor from potential users. We believe that delays in the creation of definitive agreements with the end users of the CAVD Reactors have centered around the evaluation of the financial viability of the alternative uses of the carbon product recovered from the process. In addition to the efforts described above, we are also seeking to work with one or more nationally recognized scientific and technology enterprises to further commercialize the technology for the CAVD Reactor for additional uses. It is expected that such an arrangement could allow our technology to gain immediate credibility in the marketplace with both a variety of potential end users of the CAVD Reactors as well as the end users of carbon products recovered in the process. It is envisioned that joint efforts would include work on adapting the CAVD Reactors to process other solid waste streams such as municipal solid wastes, animal remains, and certain types of industrial waste products.

Liquid Waste Technologies

We are continuing to attempt to identify and implement commercially viable applications of our plasma arc converter technologies embodied in the BigSpark™ converter. Our BigSpark™ plasma based technology splits apart the complex molecular bonds of water and hydrocarbon wastes to produce the clean burning, hydrogen-based fuel. BigSpark™ compares favorably with conventional combustion technologies used in the disposal of liquid wastes in several significant areas. First, the waste is subjected to higher temperatures for longer periods of time (7,000 degree temperature of the plasma arc; and materials spend minutes, not seconds, in the reaction zone). Second, BigSpark™ has a second stage combustion in a very high temperature oxygen flame. Third, BigSpark™ converters are compact and can be moved to the source of contaminated waste.

One application of the plasma arc technology that we have been investigating involves the destruction of Poly-Chlorinated Biphenyls, commonly referred to as “PCBs.” PCBs have many stable qualities that led to its use in various industrial applications before it was learned that long-term exposure to PCBs may increase the risk of cancer in humans.

Preliminary tests have indicated that passing PCB laden liquids through a plasma arc similar to that found in the BigSpark™ converters results in the destruction of the PCB molecules. While the results of such tests are encouraging, in order to be commercially successful, the technology will need to be adapted to destroy PCBs in surroundings where such elements are commonly found and on a sufficient scale to economically address the problems faced in PCB disposal.

We are also considering commercial adaptations for the plasma arc converters to develop solutions to issues involving the disposal and/or remediation of other liquid wastes including waste oils and antifreeze.

Activated Carbon Technologies

Our efforts in commercializing the technologies we have developed for activated carbon products has been slowed due to the current emphasis on our solid waste technologies. The technology developed is promising and we intend to pursue commercialization in the future. We believe that the research and development efforts conducted by us have yielded results that may produce superior qualities in a wide range of water treatment applications.

Electrical Contracting – Electric Machinery Enterprises

We perform electrical contracting and subcontracting services on commercial and municipal projects primarily in Florida and the Caribbean through our subsidiary Electric Machinery Enterprises, Inc. (“EME”).

EME was profitable in the fourth quarter of 2004 and the first quarter of 2005. Accordingly, we are optimistic about the prospects for EME’s future profitability and believe its recent emergence from the jurisdiction of the Bankruptcy Court will enable it to obtain contracts that may previously have not been available.

EME’s revenues are generated through three separate sources: Offshore, Domestic, and Domestic Services.

Offshore work includes electrical contract work performed on commercial properties throughout the Caribbean. The damage caused throughout the Caribbean during the Hurricane Season of 2004 has resulted in a sharp increase in the contracts obtained by EME and we currently have a backlog of approximately $18 million. During 2004, EME entered into a joint venture agreement to operate Peleme, Ltd. to perform electrical contracting work in the Cayman Islands. This joint venture is currently performing work on a sizable contract to repair hurricane damage on one of the major hotels in the Caymans. We anticipate that this joint venture will be able to secure significant additional contract work for the continuing development of the Caymans.

Domestic work includes electrical contract work performed principally in the State of Florida. We are attempting to improve profitability in this segment of our business by introducing enhanced technology in the bidding process for these contracts and in monitoring the progress with budgeted amounts as work is performed. We are optimistic that these and other enhancements will enable us to be the successful bidder on an increased number of financially attractive contracts.

Domestic services include numerous small projects for electrical contract work on a time and materials basis for commercial projects located in Florida.

During calendar 2005, EME anticipates entering the market as an electrical contractor for residential real estate on a limited basis to determine the financial viability of providing such services. Initially these services will be provided on a small scale to allow us to evaluate the economic viability of this market and operational considerations as may arise. It is anticipated that EME may have certain competitive advantages that may allow it to successfully operate profitably in this market.

THREE MONTHS ENDED MARCH 31, 2005 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2004.

Revenues for the three month period ending March 31, 2005 exceeded those of 2004 by $8,153,099. These revenues are a result of consolidating the financial statements with the new subsidiary of EME. Revenues for the three months ended March 31, 2004 were comprised of commissions pertaining to representing a polymer manufacturing company

Selling, general and administrative expenses for the three-month period ending March 31, 2005 increased by $1,065,172, from $137,915 in the prior year, to $1,203,087 in the current period, or an increase of approximately 773% compared to the three-month period ending March 31, 2004.

Selling, general and administrative expenses for the prior year related primarily to the administrative expenditures incurred by us as a public entity, legal fees related to ongoing litigation, and expenditures for marketing, promotion, and related efforts incurred in connection with our investigation of the activated carbon market. For the current year, these expenses amounted to $276,672, representing and increase of $138,757 or approximately a 100% increase over the prior year. The expenses pertaining to the activated carbon market in the current year are representative of a full quarter of operations compared to only two months for the prior year, as WESCO was acquired at the end of January in 2004. Since the acquisition of EME in August of 2004, administration expenses of the public company pertaining to the oversight of EME have caused an increase as well.

Selling, general and administrative expenses for the current year include expenses directly attributable to the operations of EME were $926,415. There were no expenses relative to EME in the prior year.

Research and development expenses for the three months ended March 31, 2004 in the amount of $1,908,547 were comprised of $1,800,000 of “In Progress Research and Development”, and $108,547 of operational research and development expenses. The operational research and development expenses for the three months ended March 31, 2005 of $193,327 represent an increase for the three months when compared to the prior year in the amount of $84,780 or approximately 78%. The $1,800,000 recorded in the prior year represents the acquisition of the intellectual property acquired in the January 2004 WESCO transaction. This amount was funded by non-monetary assets, and is a non-recurring expenditure.

Income from operations increased by $2,555,696 from a loss for the three months ended March 31, 2004 of $2,031,462, to a profit of $ 524,234 for the three months ended March 31, 2005. This increase is due to the results of operations from the consolidated subsidiary of EME.

During the quarter ending March 31, 2005, we realized a gain on cancellation of debt in the amount of $2,178,568 attributable to the settlement of the secured creditor in EME’s plan of reorganization. We did not realize any gain on cancellation of debt during the three month ending March 31, 2004.

Interest expense increased from $51,399 for the three-month period ended March 31, 2004 to $79,430 for the three months ended March 31, 2005, an increase of approximately 15.29%. This increase in interest expense is due primarily to payments made prior to settlement of the secured creditor, in accordance with EME’s plan of reorganization.

Interest expense – beneficial conversion is an accounting charge recorded during the three months ended March 31, 2005 relative to the beneficial conversion features of the Laurus credit facility. This is a one time non-cash charge against the current period based on a fair valuation of the intrinsic value of the conversion features of the debt, and the value of the options and warrants granted at the same time. There were no similar charges recorded for the three month period ended March 31, 2004.

FISCAL 2004 COMPARED TO FISCAL 2003

Revenue for the year ended December 31, 2004 increased by $15,314,892, as there were no revenues for the year ended December 31, 2003. This increase is due almost exclusively to the acquisition of Electric Machinery Enterprises, Inc. on August 20, 2004.

Cost of Sales for the year ended December 31, 2004 increased by $11,209,802, as there were no cost of sales for the year ended December 31, 2003. This increase is due almost exclusively to the acquisition of Electric Machinery Enterprises, Inc. on August 20, 2004.

Selling, general and administrative expenses for the year ended December 31, 2004 increased to $3,425,839 from $651,948 for the year ended December 31, 2003, an increase of approximately 426%.

Selling, general and administrative expenses for the prior year related primarily to the administrative expenditures incurred by us as a public entity including personnel costs, professional fees and general administration. For the current year, these expenses amounted to $491,576 representing a decrease of $160,372, or approximately 25%. Additional selling, general and administrative expenses in the current year that were not incurred in the prior year were $2,362,157 pertaining to the operations of EME from the date of its acquisition in August of 2004, and $572,106 pertaining to the operations of WESCO.

Research and development expenses for the year ended December 31, 2004 in the amount of $2,474,949 were comprised of $1,800,000 of “In Progress Research and Development”, and $674,949 of operational research and development expenses. This amount when compared to the operational research and development expenses for the year ended December 31, 2003 of $345,057 represents an increase of $329,892 or approximately 96%. The $1,800,000 recorded in the current year represents the acquisition of the intellectual property acquired in the January 2004 WESCO transaction. This amount was funded by non-monetary assets, and is a non-recurring expenditure.

Settlement expense of $280,000 for 2003 results from preliminary settlements initiated in the third quarter of 2003. This amount pertains to litigation with Ruggero Santilli and his related parties pertaining to differences surrounding certain of our technologies. During 2003, we have attempted to resolve these differences, and have included this amount in accrued expenses for 2003 based on amounts estimated to ultimately settle the matter. There were no such settlements in the corresponding periods in 2004.

Forgiveness of debt during the year ended December 31, 2004 in the amount of $1,298,068 was a result of the Plan of Reorganization of Electric Machinery Enterprises, Inc., which was approved by the Bankruptcy Court during the fourth quarter of 2004. During the quarter ended March 31, 2003, we realized a gain on cancellation of debt in the amount of $155,000 attributable to the settlement of invoices incurred primarily during calendar 2000, and an additional amount of $40,000 during the quarter ended September 30, 2003.

Miscellaneous income for the year ended December 31, 2004 in the amount of $333,214 represents non operational sources of income. These revenues pertain to activities within the acquired entity of Electric Machinery Enterprises, Inc. There were no miscellaneous incomes during the year ended December 31, 2003.

Interest expense for the year ended December 31, 2004 increased to $469,514 from $373,607 for the year ending December 31, 2003, an increase of approximately 26%. This increase was due the higher balances related to our borrowings pursuant to the revolving line of credit loans from a related party.

Reorganization item, professional fees related to bankruptcy and pursuit of claims expense for the year ended December 31, 2004, in the amount of $1,202,829 represent non-recurring expenses associated with the preparation, presentation and implementation of the Plan of Reorganization incurred from the date of acquisition of Electric Machinery Enterprises, Inc. There were no expenses of this nature during the year ended December 31, 2003.

Majority interest in net income of consolidated joint venture for the year ended December 31, 2004, in the amount of $430,230 represents the expense associated with the 30% interest in profits of the joint venture partner in Peleme, Ltd. incurred from the date of acquisition of Electric Machinery Enterprises, Inc. There were no expenses of this nature during the year ended December 31, 2003.

As a result of favorable events in the progress of the sales and use tax examination, we recorded a gain from discontinued operations during fiscal 2003 in the amount of $19,418 since the activities to which these amounts related were discontinued in prior years.

Net loss increased by $830,795 to $2,266,989 for the year ended December 31, 2004 from $1,436,194 for the year ended December 31, 2003. This increased net loss resulted primarily from the previously discussed items, specifically the purchase of in progress research and development expenses associated with the acquisition of WESCO, and the reorganization related expenses related to the Plan of Reorganization associated with the acquisition of Electric Machinery Enterprises, Inc.

LIQUIDITY AND CAPITAL RESOURCES

We have experienced recurring net losses since our inception and, as such, experienced negative operating cash flows through most of 2004. We have historically funded these negative operating cash flows with proceeds from sales of common stock, as well as notes and convertible debentures payable.

In December 2000 and again in January 2003, we entered into multiple revolving line of credit promissory notes with an entity related to John Stanton, secured by all of our assets. Each revolving note was a demand loan, which meant that the lender could demand full repayment of the loan at any time. The promissory notes related to each revolving line of credit merely provided for a loan up to a stated amount. There was no obligation on the part of the related party to make any loans pursuant to these agreements if the loan balance was less than the stated amount. There was no obligation on the part of the related parties to make any additional loans.

Historically, the related party lender has periodically agreed to convert portions of the loan balances into shares of our common stock. During 2004, the related party converted $5,334,010 of these notes into shares of our common stock.

As of December 31, 2004, we owed $6,672,519 pursuant to these agreements. Subsequent to December 31, 2004, additional loans were made under these notes to help secure the outcome of the reorganization of EME. On February 23, 2005 the full balance of notes payable to related parties was converted into 189,643,210 shares of our common stock, and these agreements were cancelled.

Since the acquisition of EME in August of 2004, we are no longer experiencing negative operating cash flows. Working capital as of March 31, 2005 was approximately $5.3 million and stockholders equity was approximately $16.8 million.

We generated a net income in the fourth quarter of 2004 of $1,096,136, and a net operating profit of $524,234 in the first quarter of 2005. Although the statement of operations for the three months ended March 31, 2005 reflects a net loss of $4,553,637, cash flows from operations were $2,081,048.

On March 30, 2005, we closed an agreement with Laurus Funds on a senior credit facility aggregating up to $8 million. The initial funding under this agreement was $6.6 million. This transaction allowed us to take advantage of discounts relative to the settlement of the secured debt in EME’s bankruptcy, as well as provide working capital. Generally Accepted Accounting Principles require the convertible features of this financing and the options and warrants that accompany it to be recorded as a non-cash expense in the current period. The net effect of this accounting is to record a charge to earnings in the amount of $6,600,000.

As a result of the completion of the various undertakings of 2004, the acquisition of WESCO, the completion of the CAVD plant in Mobile, Alabama, the acquisition and reorganization of EME, and the subsequent financing in 2005, we do not anticipate any additional loans from the related parties referred to above.

Electrical contracting through EME provides a strong revenue stream for funding future growth in all phases of the business. EME has been in business for over 75 years. Our management team coupled with the years of experience embedded in the operations of EME provides potential for a solid consistent company. Profitability is being improved by the introduction of enhanced technology in the bidding process as well as a timelier monitoring of job progress as work is performed. More efficient data gathering and processing are providing better information through improved internal reporting models, affording management better information for decision making.

EME has also developed a strategy to enter the residential marketplace as an electrical contractor. It is anticipated that EME may have certain competitive advantages that may allow it to successfully operate profitably in this market. EME is a large contractor and has an established presence in the State of Florida. Residential single unit construction permits averaged over 14,000 per month during 2004. Management believes that large home builders that develop residential properties throughout the state would prefer to have a single electrical contracting company to provide services to all of their developments rather than having to contract individually in each locality. These services are currently being offered on a small scale to prove the economic viability of this endeavor.

The hurricane season of 2004, as unfortunate as it was, is providing a large expanse of work opportunity in the Caribbean Islands. EME has a long history of providing services in these geographical areas, and management believes this will be a very strong segment of our business for several years.

We are also evaluating potential target acquisitions with strong synergies in the electrical contracting business. Management wants to bring a higher level of service to customers to not only solidify relationships, but to create a win win scenario of better service at better prices. This will be accomplished through our ability to assist with the design of the construction projects, rather than just the installation. On May 10, 2005, we announced the signing of a memorandum of understanding (MOU) with Triad Companies, a New Jersey based, multi-discipline firm specializing in electrical and mechanical systems for petrochemical, industrial, commercial and government agencies. The terms of the MOU provide for the Companies to enter into a joint venture agreement to be majority-owned by Electric Machinery Enterprises (EME), a wholly-owned subsidiary of EarthFirst. The joint venture will focus on selected power engineering and construction projects, including large utility projects, large offshore projects and owner-directed design/build opportunities.

These strategies will afford stability to the electrical contracting business that is anticipated to help to expand the efforts in the commercialization of the solid and liquid waste technologies. By virtue of this alliance we will be entering into the engineering and design phases of the development of various large projects, many of which will be offshore in places that are still being developed. These projects, many of which are being driven by substantial clients including regional governments, will require solutions for power generation, fuel supply and waste disposal. Our CAVD technology can supply many of these solutions both through waste disposal and by-products that can be used for fuel. Several licenses were sold and letters of intent signed during 2004 setting the stage for the CAVD technology during 2005.

During the twelve months ended December 31, 2004, we received $100,000 from PEPER Holdings, LLC (PEPER), for a License Contract providing PEPER to secure the exclusive territory of Ciudad Juarez, Chihuahua, Mexico for 18 months, and the city of Guadalajara, Jalisco, Mexico for 6 months. During this period, PEPER intends to initiate construction of Catalytic Activated Vacuum Distillation (CAVD) plants that process rubber tire chips into usable energy products. The period of the exclusivity allows for environmental, political, and financial details to be finalized by PEPER. PEPER will purchase the plants from EFTI and own the plants. EFTI will receive a 15% royalty based on gross profit and a technical support contract for continuing services during the life of the plant. The plants will be built by Harmony, LLC, a Turner Industries company that built the operating plant in Mobile, Alabama.

We have signed a Letter of Intent with EarthClean Energy (“ECE”) to license territories in Canada and for the sale of a CAVD Reactor. The agreement with ECE is a license for three provinces in Canada: Ontario, Quebec and Alberta. Pursuant to the agreement, a nonrefundable license fee of $1,000,000 US will be paid to EFTI within one year. At the signing of the Formal License Contract, a 10% deposit for the purchase of the first plant will be made with the balance secured by a Letter of Credit. ECE will own 100% of the plants and EFTI will receive royalties for continued services during the contract period.

We have signed a Letter of Intent with San Vision Technology, Inc. (“SVT”) to license the territory of Ocean City, New Jersey. At the signing of a contract for their first CAVD Reactor, 10% of the plant sale will be paid to EFTI with the balance secured by a Letter of Credit. SVT will own the CAVD Reactor(s) and EFTI will receive royalties for continued services during the contract period.

The Letters of Intent with both EarthClean Energy and San Vision Technology are dependant upon completed carbon sales contracts by us.

Based upon extensive work with significant companies in the carpet industry, EFTI is confident that the carpet industry will be a large market for the carbon by-product of the CAVD process.

Our technology is gaining acceptance in areas where the sale of the carbon is becoming less important and the benefit of destroying and/or converting the waste streams into usable by-products without contaminating the environment, is becoming more important.

EFFECTS OF INFLATION

Management does not believe that inflation has had a significant impact on our financial position or results of operations since our inception.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We evaluate our estimates and judgments on an on-going basis. We base our estimates on historical experience and on assumptions that we believe to be reasonable under the circumstances. Our experience and assumptions form the basis for our judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what we anticipate and different assumptions or estimates about the future could change our reported results. We believe the following accounting policies are the most critical to us, in that they are important to the portrayal of our financial statements and they require our most difficult, subjective or complex judgments in the preparation of our financial statements:

Revenue Recognition: Revenues from solid waste transactions recognized during the year ended December 31, 2004 are the result of contracted monthly minimum draws against sales commissions on the products of a polymer manufacturing company, and the receipt of license fees granting the exclusive option to purchase total rights to the CAVD technology for use in certain geographical areas. License revenue is recognized upon receipt as there are no future obligations associated with such revenue.

We use the percentage-of-completion method of accounting for contract revenue from electrical contracts where percentage of completion is computed on the cost to total cost method. Under this method, contract revenue is recorded based upon the percentage of total contract costs incurred to date to total estimated contract costs, after giving effect to the most recent estimates of costs to complete. Revisions in costs and revenue estimates are reflected in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined without regard to the percentage-of-completion. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that these estimates used will change within the near term.

Employee Stock-Based Compensation: We account for compensation costs associated with stock options issued to employees under the provisions of Accounting Principles Board Opinion No. 25 (“APB 25”) whereby compensation is recognized to the extent the market price of the underlying stock at the date of grant exceeds the exercise price of the option granted. Stock-based compensation to non-employees is accounted for using the fair-value based method prescribed by Financial Accounting Standard No. 123 (“FAS 123”). The fair-value based method requires management to make estimates regarding the expected life of the options and warrants and the expected volatility in our stock price during the estimated life of the option/warrant.

Impairment of Goodwill and Long-Lived Assets: In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), we review our non-amortizable long-lived assets, including intangible assets and goodwill for impairment annually, or sooner whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. Other depreciable or amortizable assets are reviewed when indications of impairment exist. Upon such an occurrence, recoverability of these assets is determined as follows. For long-lived assets that are held for use, we compare the forecasted undiscounted net cash flows to the carrying amount. If the longlived asset is determined to be unable to recover the carrying amount, than it is written down to fair value. For long-lived assets held for sale, assets are written down to fair value. Fair value is determined based on discounted cash flows, appraised values or management’s estimates, depending upon the nature or the assets. Intangibles with indefinite lives are tested by comparing their carrying amounts to fair value. Impairment within goodwill is tested using a two step method. The first step is to compare the fair value of the reporting unit to its book value, including goodwill. If the fair value of the unit is less than its book value, we than determine the implied fair value of goodwill by deducting the fair value of the reporting unit’s net assets from the fair value of the reporting unit. If the book value of goodwill is greater than its implied fair value, we write down goodwill to its implied fair value. Our goodwill relates to our acquisition of Electric Machinery Enterprises, Inc.

RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” The statement amends Accounting Research Bulletin (“ARB”) No. 43. “Inventory pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. ARB No. 43 previously stated that these costs must be “so abnormal as to require treatment as current-period charges.” SFAS No. 151 requires that those items are recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overhead to the costs of conversion is based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for fiscal years beginning after the issue date of the statement. The adoption of SFAS No. 151 is not expected to have any significant impact on our current financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29.” APB Opinion No. 29, “Accounting For Nonmonetary Transactions,” is based on the opinion that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception of nonmonetary assets whose results are not expected to significantly change the future cash flows of the entity. The adoption of SFAS No. 153 is not expected to have any impact on our current financial condition or results of operations.

In December 2004, the FASB revised its SFAS No. 123 (“SFAS No. 123R”), “Accounting for Stock Based Compensation.” The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which the employee is required to provide service in exchange for the award. The provisions of the revised statement are effective for financial statements issued for the first interim or annual reporting period beginning after June 15, 2005, with early adoption encouraged. We account for options issued to employees under APB 23; however currently has no unvested options outstanding. Adoption of this standard in 2005 will result in recognition of stock-based compensation determined using the fair value method for options issued in the future.

BUSINESS

We were incorporated in the State of Florida in 1997. We are a specialized holding company engaged in the research, development and commercialization of technologies for the production of alternative fuel sources and the destruction and/or remediation of liquid and solid waste. We are committed to the development and commercialization of technologies that will produce economically and environmentally superior products from carbon-rich solid and liquid materials considered wastes. As part of our efforts, we are also attempting to develop and commercialize applications of our technologies for the efficient production of alternative fuels. Additional applications of our technologies are focused on the environmentally desirable processing, destruction, purification, and/or remediation of harmful liquid and solid wastes.

Through our subsidiary Electric Machinery Enterprises, Inc., we perform services as an electrical contractor and subcontractor in the construction of commercial and municipal projects primarily located in Florida and the Caribbean.

SOLID WASTE TECHNOLOGIES - CATALYTIC ACTIVATED VACUUM DISTILLATION PROCESS (“CAVD”) REACTORS

We developed the Catalytic Activated Vacuum Distillation Process Reactor. The CAVD Reactor embodies the results of several years of research and development with respect to disposal of solid wastes. The CAVD Reactor offers a unique solution to the problem of disposing of harmful solid waste products in a manner that allows raw materials from those waste products to be recycled and reused.

It is anticipated that the CAVD Reactors can be adapted to process a variety of different kinds of solid wastes. Initially, we focused development of a CAVD Reactor for the processing of rubber tires. This process provides a means of disposing of the tires while recovering the constituent raw materials (carbon, steel, gases and oil).

We are pursuing opportunities for enhancing the return on the CAVD Reactors through developing alternative uses for the carbon recovered during the processing of the tires as well as exploring opportunities for processing other solid wastes. License fees received in the amount of $100,000 represent the only revenues recognized to date.

ELECTRIC MACHINERY ENTERPRISES

Electric Machinery Enterprises, Inc. (EME) is a Florida corporation that has been providing electrical contracting and subcontracting services for over 75 years, with extensive experience in performing electrical services for water, sewer, and power generating facilities.

In May of 2003, EME sought protection from creditors under Chapter 11 of the United States Bankruptcy Code. The reason EME chose to utilize the protection afforded to it under Chapter 11 was in response to a judgment imposed on it pertaining to a large contract in Orlando, Florida. The amount of the judgment was in excess of $6,000,000.

We had worked with EME in the past relative to electrical design work pertaining to our research in the areas of our liquid and solid waste, and through various discussions, determined that we could assist with their reorganization. We determined to acquire the stock of EME in August of 2004 for 40 million shares of our common stock while still in the midst of the Chapter 11 proceedings, and got directly involved with the development of the reorganization plan. This plan was approved by the Federal Court in December of 2004, and EME successfully emerged from bankruptcy. The plan has provided for settlement terms for all secured and unsecured creditors. Through our closing on the Laurus credit facility; we have been able to fund all of the cash requirements of this reorganization plan.

Through our EME operations, we are currently performing electrical contracting and subcontracting services for commercial and municipal projects located primarily in Florida and the Caribbean. Because of EME’s past experience working in the Caribbean, it has established a strong presence not only with developers in those areas but also with other subcontractors providing construction services that are complimentary to those of EME. This has afforded EME with a competitive advantage in those markets. There are various costs associated with doing business in the Caribbean pertaining to the various governments and laws established by each. We have established relationships with various professionals in these markets to ensure that we remain in compliance. All of our accounting transactions within these markets are processed with the American dollar as a currency.

LIQUID WASTE TECHNOLOGIES

We have developed technologies for the treatment of liquid waste products. The technologies involve the use of high temperature plasma through which the liquid waste products are passed. The harmful properties contained in the liquid waste products are broken down at the molecular level as they pass through the plasma and a clean burning gas is produced.

Hybrid Fuel Systems, Inc.

Hybrid Fuel Systems, Inc. (“Hybrid Fuel”) is a publicly traded company engaged in the business of converting a wide range of medium and heavy-duty diesel engines through its patented technology that it estimates can replace up to 80% of the diesel fuel used with clean-burning natural gas. We, along with and Hybrid Fuel, are considering the viability of utilizing various waste stream gases in developing alternative fuels. Hybrid Fuel is also working with us to apply the CAVD technology to the production of biodiesel fuels. Hybrid Fuel is affiliated with our Chairman.

In March of 2005, we purchased 7,500,000 shares of Hybrid Fuel’s common stock for $300,000. Thus far during calendar 2005, Hyrbid Fuel’s shares have been trading at prices ranging from 40 to 90 cents per share.

ACTIVATED CARBON PRODUCTS

We have performed extensive research to evaluate and develop alternative technologies for the manufacture of activated carbon products. These efforts have included research and development intended to produce activated carbon having characteristics for removing impurities from water that are superior to other products currently on the market.

INTELLECTUAL PROPERTIES

We have performed extensive research and development on various technologies focused on deriving solutions for liquid and solid waste problems and in creating alternative fuels. Our efforts have been conducted through the work performed by our employees and consultants. We have developed the technology for the CAVD Reactor.

Management believes that we own all of the intellectual rights to commercialize and further develop our liquid and solid waste technologies. We currently have patents pending relative to our solid waste technologies and associated by-products.

We have reviewed our history of development of our liquid waste technologies and the contractual arrangements entered into by us with respect to such technologies and believe that we currently possesses all of the intellectual property rights to commercialize our liquid waste technologies and to further develop these technologies in additional applications.

We have also reviewed in detail all aspects of the claims and allegations made by a former consultant with respect to the underwater carbon arc technology embodied in our technologies and our consulting agreements with the former consultant and entities related to this individual.

Based upon the review of these agreements and the relevant law, it is our opinion that the former consultant, or entities related to him, neither own nor control any US patents that are relevant to our technologies, and have no legal standing to assert any claims as to patent infringement or misappropriation of any trade secrets.

The former consultant and an entity affiliated with the former consultant are involved in legal proceedings that were initiated by us to resolve issues of ownership.

Management believes that we have taken appropriate steps to protect our intellectual property rights. However, the steps taken might not prove sufficient to prevent misappropriation of our technology rights. Third-party development of similar technologies using different discoveries remain a risk that could limit our legal protection. The laws of certain foreign countries might not protect our services or intellectual property rights to the same extent as do the laws of the United States.

Third parties could claim infringement by us with respect to current or future uses. As the number of entrants into the market increases, the possibility of an infringement claim against us might increase, and the possibility either exists that we could, now or in the future, inadvertently infringe on a third-party’s patent. In addition, because patent applications can take many years to allow, it is possible that we could, now or in the future, infringe upon a third-party’s patent application now pending of which we are unaware. Any infringement claim, whether meritorious or not, could consume a significant amount of management’s time and attention, could result in costly litigation, cause service delays or require us to enter into royalty or licensing agreements which might or might not be available on commercially acceptable terms, if at all. As a result, any claim of infringement against us could have a material adverse effect upon our business, financial condition or results of operations.

RESEARCH AND DEVELOPMENT

Research and development costs incurred in 2004 and 2003 aggregated $2,474,949 and $345,057, respectively, and are centered around the aforementioned technologies. The CAVD plant completion in mid 2004 allowed development to switch from the plant process to the products produced by the plant. Extensive tests were done on the physical and chemical properties of the carbon, oil, and gas. Application tests were completed at the customers’ location to assure product acceptance, feasibility, and compliance.

In addition, the CAVD plant was tested for applications involving other solid waste streams. Carpet remediation was the main application tested in 2004.

COMPETITION

There are competitors seeking to develop efficient means of recycling and disposing of various forms of solid and liquid wastes, as well as the production of alternative fuels. The effect of numerous federal and state environmental regulations has been to encourage the originators of the waste, as well as governmental entities and entrepreneurial enterprises, to seek to develop more effective and efficient solutions.

The EPA says two to three billion scrap tires fill 2,800 landfills and stockpiles across the U.S. An additional 250 million scrap tires are generated yearly. Scrap sites are environmental hazards and security threats — they catch fire easily, producing noxious smoke and toxic liquid waste, and they are often breeding grounds for mosquitoes and rodents. When tires are recycled, they are either shredded for highway construction or playground use, burned in kilns, or destroyed through pyrolysis – burned in the absence of oxygen, at high temperature (around 2,200°) and high pressure. This typically destroys or degrades many valuable components (including carbon, which makes up 40% of a tire) and generates air-polluting emissions.

Our proprietary tire processing system is unique, in that it produces usable energy and a broad range of valuable products, including steel, carbon, oil and a high energy gas. Different from our competitors, we burn tires in a vacuum at a third of the typical pyrolysis temperature, preserving tire components and satisfying even the strictest emissions regulations. Our process relies on a proprietary catalyst to convert tires at rapid rates. We believe that these factors position us in our own market niche. We intend to compete through communication, education and demonstration. Our CAVD plant in Mobile, Alabama is being utilized not only for demonstrations, but to also generate by-products that can be sold, sampled and tested to validate our technology.

We have limited resources and will likely need substantial infusions of capital in order to effectively commercialize our technologies. Accounts receivables from one customer accounted for 27% of the Company’s trade accounts receivable balance at March 31, 2005. In addition, revenues from this one customer represented approximately 73% of all offshore sales and approximately 45% of total sales in 2005. This construction contract is performed in the Cayman Islands. There are no assurances that even if such financial resources can be obtained that our technology will be financially successful.

EMPLOYEES

As of December 31, 2004, we had 275 full-time employees. Management considers its relations with our employees to be satisfactory. None of the employees is represented by a union.

DESCRIPTION OF PROPERTY

Our executive offices are located at 2515 E. Hanna Ave., Tampa, Florida. This location is also occupied by EME. This lease obligation was assumed pursuant to EME’s reorganization plan for a period of two years, at which time we have the option to re-evaluate. We lease and rent the real property, building, and all other improvements at this location from Hanna Properties Corp., a related party affiliated with the President of EME. This property consists of 29,680 sq. ft. of office space, 80,320 sq. ft. of warehouse space and 26,992 sq. ft. of garage and workshop space. Monthly rental including sales tax, but excluding real estate taxes and insurances is $52,133.

We own approximately 25 acres of land located at 1603 Grove Avenue, Haines City, Florida. This property houses various office, warehousing and manufacturing buildings.

LEGAL PROCEEDINGS

We are involved in litigation with Ruggero Maria Santilli (“Santilli”), The Institute for Basic Research, Inc. (“IBR”), and Hadronic Press, Inc. (“Hadronic”) concerning certain aspects of our liquid waste technologies. The matters contemplated above will be referred to as the “Hadronic Suit.” Hadronic claims to own the intellectual property rights to one or more aspects of our liquid waste technologies.

Management continues to believe that we own all of the intellectual property rights necessary to commercialize and further develop our liquid and solid waste technologies without resorting to a license from any third parties.

During 2004, we attempted to reach agreement with Santilli and his related parties to resolve the differences between the parties. As of this date, the parties are continuing their efforts to resolve their differences.

The litigation described above does not involve the technology we are developing in connection with our efforts for the processing of used automotive tires.

We are also involved in disputes with vendors for various alleged obligations associated with operations that were discontinued in prior years. Several disputes involve deficiency balances associated with lease obligations for equipment acquired by us for our contract manufacturing and BORS Lift operations that were discontinued during calendar 2000. The machinery and equipment associated with many of these obligations has been sold with the proceeds paid to the vendor or the equipment has been returned to the vendor. Several of the equipment leasing entities claim that balances on the leases are still owed.

The Florida Department of Revenue has conducted an examination of our Florida Sales and Use Tax Returns from our inception through June 30, 2001.

Included in the balance of accrued expenses and other current liabilities is our estimate of the amount at which the matters contemplated above will ultimately be resolved. Approximately $1.1 million of the balance is attributable to the disputed matters contemplated above.

The Company is currently involved in an adversary proceeding pending in the Bankruptcy Court in the Middle District of Florida, Tampa division. The action is entitled “Electric Machinery Enterprises, Inc. vs. Hunt, Clark/Construct Two, a Joint Venture, and Orange County (Adversary No. 03-00811)” The dollar amount of the claim is approximately $8,600,000. The entire amount is disputed. EME expects to collect the full amount of this claim plus interest and attorney’s fees. The defendants have asserted various technical contract related defenses. Therefore, EME cannot estimate when the recovery if any is expected, as EME cannot predict whether or not Defendants will appeal any judgment entered in EME’s favor. This amount is not carried as an asset on the balance sheet, and will only be recorded as revenue when the claim is settled.

Other Litigation and Disputes

We have other litigation and disputes that arise in the ordinary course of our business. We have accrued amounts for which we believe all of our disputes will ultimately be settled.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth information regarding our executive officers and directors as of July 22, 2005:

Name	Age	Positions
John D. Stanton	56	Chairman of the Board of Directors
Jaime Jurado	70	Vice Chairman
Leon Toups	66	President and Chief Executive Officer
Nicholas R. Tomassetti	69	Director
Dr. David E. Crow	60	Director
Frank W. Barker, Jr.	49	Chief Financial Officer

John D. Stanton assumed the role of Chairman of the Board of Directors, President and Chief Executive Officer on May 15, 2000 in connection with the acquisition of SAC-1. On July 30, 2001, Mr. Stanton brought in James V. Mahoney to assume the role of President and Chief Executive Officer but resumed these roles upon Mr. Mahoney’s resignation in August 2002 until the appointment of Leon H. Toups as President on October 9, 2003. From 1987 through the present, Mr. Stanton has served as the President and Chief Executive Officer of Florida Engineered Construction Products, Corporation. Since the early 1990’s, Mr. Stanton has been, and continues to be, involved in turn-around management for financially distressed companies, providing both management guidance and financing. In 1981, Mr. Stanton assumed the role of Chief Financial Officer for Florida Engineered Construction Products, Corporation, a privately held manufacturer of residential and commercial construction products, located in Tampa, Florida. Mr. Stanton worked as an auditor with the international professional services firm that is now known as Ernst & Young, LLP from 1973 through 1981. Mr. Stanton, a Vietnam veteran of the United States Army, graduated from the University of South Florida with a Bachelors Degree in Marketing and Accounting in 1972, and with an MBA in 1973. Mr. Stanton earned the designation of Certified Public Accountant in 1974 and was a Sells Award winner in the CPA examination.

Jaime Jurado joined the Board of Directors with the acquisition of EME. Mr. Jurado began working with EME in 1957 after serving as an electronics specialist in the United States Army. Mr. Jurado became president of EME in 1977 and has served in that capacity ever since. Through Mr. Jurado’s leadership, EME grew from $1,000,000 in annual sales to more than $90,000,000 in 1998, and has helped to establish a niche in the Caribbean, Central and South American Markets.

Leon H Toups was our co-founder in 1997 and served as Chairman, President and CEO until 2000. We were subsequently sold and Mr. Toups served as Executive VP for Research and Development and as an advisor to the Chairman through the end of 2001. On October 9, 2003, Mr. Toups accepted the position of President. From 1980 to present, Mr. Toups has served as President and Chairman of an operational consulting firm working with entrepreneurial enterprises. Prior thereto, from 1973 to 1980, Mr. Toups was employed by Chromalloy American Corporation, where he served in several capacities, first as President of Chromalloy Natural Resources Company, a diversified oil and gas division, and then as President, COO, as well as Board Member and as a member of the Executive Committee of Chromalloy American. Chromalloy was an international conglomerate with over a billion dollars in sales in the industry segments of oil and gas, textile/apparel, consumer products, metal coating, transport-marine and farm and industrial equipment. Chromalloy employed approximately 35,000 people worldwide and traded on the New York Stock Exchange. Mr. Toups’ other past associations include Boeing Corporation from 1970 through 1973, NASA from 1965 through 1970 and the US Air Force from 1962 through 1964. Mr Toups holds the following degrees: BS Mechanical Engineering, Georgia Tech; MS Mechanical Engineering, Georgia Tech; MS Aerospace Engineering, University of Florida; and an EAA from MIT which he attended on a NASA Hugh Dryden Fellowship.

Nicholas R. Tomassetti joined the Board of Directors effective August 1, 2001. Mr. Tomassetti has served as the President and Chief Operating Officer of Airbus Industrie of North America, Inc. Mr. Tomassetti’s former business associations include serving as Vice President and General Manager of Twin-Jet Business Development for McDonnell Douglas Corporation and Vice President of Pratt & Whitney’s Commercial Engine Business Organization. Mr. Tomassetti served with Pratt & Whitney for over 30 years during which time he held various positions including Vice President, Commercial Engine Organization and Vice President Sales and Service, Commercial Products Division. In 1987, Mr. Tomassetti was tapped to serve as President for the International Aero Engines, a five nation consortium formed to develop and market the LAE V2500 aircraft engine. Mr. Tomassetti earned a degree in Engineering from the General Motors Institute and a Master’s Degree in Engineering from MIT.

Dr. David E. Crow first joined us through an appointment to our Technical Advisory Board in 2002 after he left his position as Senior Vice President – Engineering for UTC-Pratt & Whitney. Dr. Crow was responsible for all technical aspects of commercial and military gas turbine and rocket products. Dr. Crow spent some time working at G.M. Research improving automotive gas turbine combustors to meet stricter emission standards. Much of his career has been devoted to improving advanced combustion technology with special emphasis on the fluid dynamic characteristics of gases under pressure and at higher temperatures. His work has lead to a number of patents and special honorary recognitions. Dr. Crow earned a Bachelors Degree in Mechanical Engineering form the University of Missouri-Rolla, a Masters Degree from Rensselaer Polytechnic Institute, and his PhD Degree from the University of Missouri-Rolla.

Frank W. Barker, Jr. is a Certified Public Accountant licensed to practice in the State of Florida, and has been in practice since 1978. He was co-founder of the accounting firm of Peel, Barker, Schatzel & Wells, PA in 1979, and went on to form the consulting firm of Frank W. Barker, Jr., CPA in 1993. Mr. Barker has been providing assistance to us as an independent consultant since May of 2000. From 1993 until the present Mr. Barker has also been providing services as an independent consultant to various other entities in connection with their design and implementation of reorganization strategies. Mr. Barker received a B.A. in Accounting and Finance from the University of South Florida, Tampa, Florida in 1978.

Audit Committee

Our Board of Directors currently does not have an Audit Committee.

Code Of Ethics

We have adopted a Code of Ethics and have posted our Code of Ethics on our internet web site at http://www.earthfirsttech.com. Our Code of Ethics applies to all our employees and those doing business with our Company and specifically applies to our Chief Executive Officer, Chief Financial Officer and all persons serving in similar capacities.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth certain information concerning compensation paid to our Chief Executive Officer and our four most highly paid executive officers (the “Named Executive Officers”) whose total annual salary and bonus for services rendered in all capacities for the year ended December 31, 2004 was $100,000 or more.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-term Compensation Awards			Payouts
Name and Principal Position	Year	Salary		Bonus		Restricted Stock Award		Securities Underlying Options	LTIP Payouts		All Other Comp
James V. Mahoney, Chief Executive Officer and President (1)	2004 2003 2002	$ $ $	-0- -0- 251,203	$ $ $	-0- -0- -0-	$ $ $	-0- -0- -0-	-0- -0- -0-	$ $	-0- -0- -0-	$ $	-0- -0- -0-
John D. Stanton, Chairman of the Board, Chief Executive Officer and Chief Financial Officer (2)	2004 2003 2002	$ $ $	1,000 1,000 1,000	$ $ $	-0- -0- -0-	$ $ $	-0- -0- -0-	-0- -0- -0-	$ $ $	-0- -0- -0-	$ $ $	-0- -0- -0-
Jaime Jurado, Vice Chairman (3)	2004		$64,764		$-0-		$-0-	-0-		$-0-		$-0-
Leon H. Toups, Chief Executive Officer and President (2)(4)	2004 2003	$ $	132,000 -0-	$ $	-0- -0-	$ $	-0- -0-	-0- -0-	$ $	-0- -0-	$ $	-0- -0-

(1)	Mr. Mahoney assumed the role of Chief Executive Officer and President effective July 30, 2001. Prior to this date, Mr. Mahoney was not employed by us. Mr. Mahoney resigned his position as the Chief Executive Officer and President on or about August 6, 2002. Compensation for 2002 includes $33,755 paid to Mr. Mahoney’s consulting company after his resignation for services rendered to us.

(2)	Mr. Stanton assumed the role of Chief Executive Officer and President as of May 16, 2000. Prior to this date, Mr. Stanton was not employed by us. Effective August 1, 2001, Mr. Stanton relinquished the role of Chief Executive Officer and President retaining his role as the Chairman of the Board of Directors. Mr. Stanton resumed his role as Chief Executive Officer and President upon Mr. Mahoney’s resignation in August 2002. Mr. Stanton relinquished the role of President on October 9, 2003 with the appointment of Leon H. Toups and relinquished the role of Chief Executive Officer and Chief Financial Officer on May 11, 2005 with the appointment of Leon Toups and Frank W. Barker, Jr.

(3)	Mr. Jurado assumed the position of Vice Chairman of EFTI after the acquisition of EME. Mr. Jurado also holds the position of President of EME. The compensation stated is that amount incurred from the date of acquisition.

(4)	Mr. Toups assumed the role of President effective October 9, 2003, and on March 1, 2004 commenced receiving annual compensation of $150,000. Prior to that date, Mr. Toups received compensation from other entities associated with Mr. Stanton. Mr. Toups assumed the additional role of Chief Executive Officer on May 11, 2005.

No stock options were issued during calendar 2004 or 2003 to any of the individuals identified in the table above. The following table sets forth, for the individuals named in the Summary Compensation Table above, certain information concerning stock options granted during 2001. We have never issued stock appreciation rights. Options were granted at an exercise price above the fair market value of the common stock at the date of grant. The term of the options is five and ten years from the date of grant.

	Options Granted	Percentage Of Total Options Granted In 2001	Exercise or base Price Per Share ($/Sh)	Market Price on Date of Grant	Expiration Date	Potential Realizable Value At Assumed Rates Rate of Stock Price Appreciation For Option Term (1)
Name						5%	10%
John D. Stanton	466,200	6%	$.2145	$.195	April 2006	$127,600	$161,100
	1,533,800	20%	$.195	$.195	April 2011	$463,847	$775,529

(1)	The dollar amounts under this column are the result of calculations at the 5% and 10% rates set by the Commission and therefore are not intended to forecast possible future appreciation, if any, of the stock price of our common stock. If the price of our stock were in fact to appreciate at the assumed 5% or 10% annual rate for the term of the option, a $1,000 investment in the Common Stock would be worth $1,276 and $1,611, respectfully, at the end of the 5-year term and $1,629 and $2,594, respectively, at the end of the 10-year term.

The following table sets forth, for the individual named in the Summary Compensation Table, certain information concerning the options exercised during fiscal 2004 and the number of shares subject to exercisable and unexercisable stock options as of December 31, 2004. The values for “in-the-money” options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2004 ($.12 per share) and the exercise price of the options.

Name	Number of Shares Acquired on exercise	Value realized	Unexercised Options at December 31, 2004
			Exercisable (1)	Unexercisable
John D. Stanton	None	$0	2,000,000	-0-

(1)	None of the options were “in-the-money” at December 31, 2004.

Employment Agreements

On December 30, 2003, we entered into an Employment Agreement with Gene Salerno to serve as Vice-President of our Applied Tech Consulting Division. The initial term of the agreement is for a period of 3 years and continues on a month to month basis unless notice to terminate the agreement is timely provided. Mr. Salerno is to receive compensation at the rate of $100,000 per year. Mr. Salerno is entitled to commissions equal to 5% of the Net Revenues on all sales of carbon which he personally generates on behalf of us and which we accepted.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have never had a disagreement with our accountants on accounting or financial disclosure.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock trades on The National Association of Securities Dealers (“NASD”) OTC Bulletin Board (the “Bulletin Board”) under the trading symbol “EFTI”. The following table sets forth, for the periods indicated, the range of high and low closing bid quotations as reported by the Bulletin Board for each quarter during the last two fiscal years.

	High	Low
Fiscal Year Ended December 31, 2003
First Quarter	$0.11	$.04
Second Quarter	.06	.03
Third Quarter	.15	.04
Fourth Quarter	.19	.05
Fiscal Year Ended December 31, 2004
First Quarter	.19	.10
Second Quarter	.34	.17
Third Quarter	.24	.11
Fourth Quarter	.17	.12
Fiscal Year Ended December 31, 2005
First Quarter	.26	.12

Number of Stockholders

On July 20, 2005, the last reported sales price for our shares on the Bulletin Board was $.17 per share. On July 20, 2005, we had approximately 468 stockholders of record. We estimate that there are approximately 2500 beneficial owners of our common stock.

Dividend Policy

We have never paid cash dividends on our common stock and it is not expected that any such dividends will be paid in the foreseeable future. We currently intend to retain any future earnings for use in our business. The payment of any future dividends on our common stock will be determined by the Board of Directors in light of future conditions then existing, including our financial condition, funding requirements for activities, future prospects, restrictions in financing agreements, business conditions and other factors deemed relevant by our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common stock as of July 20, 2005 by each person known to us to own beneficially more than 5% of our outstanding common stock, by each person who is a director, by each person listed in the Summary Compensation Table and by all directors and officers as a group.

The information reflected in the following table was furnished by the persons listed therein. The calculations of the percent of shares beneficially owned are based on 491,413,360 shares of common stock outstanding on July 20, 2005 plus, with respect to each such person, the number of additional shares that will be outstanding upon exercise of the warrants and options exercisable within sixty (60) days set forth herein.

Name and Address of Beneficial Owner	Beneficial Ownership		Percentage of Class
John D. Stanton P.O. Box 24567 Tampa, Florida 33623	268,795,260	(1)	54.70%

Leon H. Toups 418 Harbor View Lane Largo, Florida 33770	16,786,949		3.42%

Jaime Jurado 2515 E Hanna Ave Tampa, Florida 33610	39,377,897	(2)	8.02%

Nicholas R. Tomassetti 853 Vanderbilt Beach Rd. Naples, Florida 34108	1,000,000	(3)	.20%

David E Crow 2515 E Hanna Ave Tampa, Florida 33610	600,000.13%

Frank W. Barker, Jr 10396 57th Way North Pinellas Park, Florida 33782	1,500,000.30%

Ralph W. Hughes Revocable Family Trust P.O. Box 24567 Tampa, Florida 33623	32,016,719		6.52%

All Officers and Directors (Six persons)	328,060,106		66.76%

(1)	Includes options to purchase 2,000,000 shares of Common Stock at prices ranging from $.195 to $.2145 per share. Includes all shares owned by entities with which Mr. Stanton is affiliated.

(2)	Includes 12,688,949 shares owned by spouse.

(3)	Includes options to purchase 100,000 shares of Common Stock at an exercise price of $.20 per share granted in 2001.

SELLING SHAREHOLDER

This prospectus only covers the 115,179,135 shares of common stock issued or to be issued to the investor who is a party to those certain convertible secured notes, warrants and options. The following table lists certain information with respect to the selling stockholder as follows: (i) the selling stockholder’s name, (ii) the number of outstanding shares of common stock beneficially owned by the selling stockholder prior to this offering; (iii) the number of shares of common stock to be beneficially owned by the selling stockholder after the completion of this offering assuming the resale of all of the shares of the common stock offered by the selling stockholder; and (iv) if one percent or more, the percentage of outstanding shares of common stock to be beneficially owned by the selling stockholder after the completion of this offering assuming the resale of all of the shares of common stock offered by the selling stockholder. Except as noted, the selling stockholder has not had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

The selling stockholder may resell all, or none of their shares in this offering. See “Plan of Distribution.”

Name	Total Shares of Common Stock Issuable Upon Conversion of Notes, Warrants and/or Options	Total Percentage of Common Stock, Assuming Full Conversion	Shares of Common Stock Included in Prospectus	Beneficial Ownership Before the Offering*		Percentage of Common Stock Owned Before Offering*	Beneficial Ownership After the Offering (2)	Percentage of Common Stock Owned After Offering (2)
Laurus Master Fund, Ltd. (3)	76,786,090	18.99%	Up to 115,179,135 shares of common stock	30,268,966	(1)	4.99%	—	—

*	These columns represent the aggregate maximum number and percentage of shares that the selling stockholder can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1)	The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholder has contractually agreed to restrict its ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the secured convertible notes, options and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)	Assumes that all securities registered will be sold.

(3)

Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C. The shares of common stock that are being registered includes: (i) 11,162,790 common stock purchase warrants exercisable at an average of $0.255 per share; (ii) an option to purchase 24,570,668 shares of common stock exercisable at $0.01 per share, and (iii) up to 15,789,474 shares underlying $3,000,000 principal amount of a convertible term note; and (iv) up to 25,263,158 shares underlying a maximum aggregate of $5,000,000 principal amount secured revolving note and secured convertible minimum borrowing note. We have been notified by the selling stockholder that it is not a broker-dealer or an affiliate of a broker-dealer and it does not believe that it is required to be a broker-dealer.

Terms of Secured Convertible Notes

To obtain funding for general corporate purposes we entered into agreements with Laurus on March 30, 2005, pursuant to which we sold convertible debt, an option and a warrant to purchase our common stock to Laurus in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. This prospectus relates to the resale of the common stock underlying the securities sold to Laurus, which consist of the following:

•	a secured convertible minimum borrowing note and a secured revolving note with an aggregate principal amount not to exceed $5,000,000;

•	a secured convertible term note with a principal amount of $3,000,000; a common stock purchase warrant to purchase 11,162,790 shares of our common stock, at a purchase price of $0.23 for the first 5,581,395 shares and $0.28 for any additional shares, exercisable for a period of seven years; and

•	an option to purchase 24,570,668 shares of our common stock, at a purchase price equal to $0.01 per share, exercisable for a period of six years

At the closing of the foregoing financing from Laurus, on March 31, 2005, we received $3,000,000 in connection with the convertible term note. In addition, we are permitted to borrow an amount based upon our eligible accounts receivable and inventory, pursuant to the convertible minimum borrowing note and the revolving note. Accordingly at the closing, we received an additional $3,600,000 for an aggregate of $6,600,000 in financing from Laurus.

The notes mature on March 30, 2008. Annual interest on the convertible minimum borrowing note and the revolving note is equal to the “prime rate” published in The Wall Street Journal from time to time, plus 2.0%, provided, that, such annual rate of interest may not be less than 7.0%, subject to certain downward adjustments resulting from certain increases in the market price of our common stock. Annual interest on the convertible term note is equal to the “prime rate” published in The Wall Street Journal from time to time, plus 2.5%, subject to certain downward adjustments resulting from certain increases in the market price of our common stock.

The principal amount of the secured convertible term note is repayable at the rate of $100,000 per month together with accrued but unpaid interest, commencing on October 1, 2005. Such amounts may be paid, at the holder’s option (i) in cash with a 2% premium; or (ii) in shares of common stock, assuming the shares of common stock are registered under the Securities Act of 1933. If paid in shares of common stock the number of shares to be issued shall equal the total amount due, divided by $0.19. If the average closing price of the common stock for five consecutive trading days prior to an amortization date is equal to or greater than $.209, we may require the holder to convert into common stock an amount of principal, accrued interest and fees due under the term note equal to a maximum of 25% of the aggregate dollar trading volume of the common stock for the 22 consecutive trading days prior to a notice of conversion. We may redeem the term note in cash by paying the holder 125% of the principal amount, plus accrued interest during the first year of the note, 115% of the principal amount, plus accrued interest during the second year of the note and 110% of the principal amount, plus accrued interest thereafter. The holder of the term note may require us to convert all or a portion of the term note, together with interest and fees thereon at any time. The number of shares to be issued shall equal the total amount to be converted, divided by $0.19.

The principal amount of the secured convertible minimum borrowing note is due on March 30, 2008 and accrued interest thereon is payable monthly commencing on April 1, 2005. The secured convertible minimum borrowing note may be redeemed by us in cash by paying the holder 103% of the principal amount, plus accrued interest during the first year of the note, 102% of the principal amount, plus accrued interest during the second year of the note and 101% of the principal amount, plus accrued interest thereafter. The holder of the term note may require us to convert all or a portion of the term note, together with interest and fees thereon at any time. The number of shares to be issued shall equal the total amount to be converted, divided by $0.19.

The principal amount of the secured revolving note is due on March 30, 2008 and accrued interest thereon is payable monthly commencing on April 1, 2005. We may continue to draw additional funds under the secured revolving note and the secured convertible minimum borrowing note, subject to availability based upon our eligible accounts receivable and inventory. The holder of the term note may require us to convert all or a portion of the term note, together with interest and fees thereon at any time. The number of shares to be issued shall equal the total amount to be converted, divided by $0.20.

Upon an issuance of shares of common stock below the fixed conversion price, the fixed conversion price of the notes will be reduced accordingly. The conversion price of the secured convertible notes may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution.

120% of the full principal amount of the convertible notes are due upon default under the terms of convertible notes. Laurus has contractually agreed to restrict its ability to convert the convertible notes would exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant and the option held by such holder and 4.99% of the outstanding shares of our common stock.

Conversion Calculation

The number of shares of common stock issuable upon conversion of the notes is determined by dividing that portion of the principal of the notes to be converted and interest, if any, by the fixed conversion price of each of the notes. Assuming conversion of the maximum principal which can be borrowed under the notes, as of July 20, 2005, the number of shares issuable upon conversion at the relevant the fixed conversion prices would be:

$3,000,000 / $0.19 = 15,789,474 shares

$1,000,000 / $0.19 = 5,263,158 shares

$4,000,000 / $0.20 = 20,000,000 shares

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 2000 and again in January 2003, we entered into multiple revolving line of credit promissory notes with an entity related to John Stanton, secured by all of our assets. Each revolving note was a demand loan, which meant that the lender could demand full repayment of the loan at any time. The promissory notes related to each revolving line of credit merely provided for a loan up to a stated amount. There was no obligation on the part of the related party to make any loans pursuant to these agreements if the loan balance was less than the stated amount. There was no obligation on the part of the related parties to make any additional loans.

Historically, the related party lender has periodically agreed to convert portions of the loan balances into shares of our common stock. During 2004, the related party converted $5,334,010 of these notes into shares of our common stock.

As of December 31, 2004, we owed $6,672,519 pursuant to these agreements. Subsequent to December 31, 2004, additional loans were made under these notes to help secure the outcome of the reorganization of EME. On February 23, 2005 the full balance of notes payable to related parties was converted into 189,643,210 shares of our common stock, and these agreements were cancelled.

The discount to market of this conversion was 58% below the lowest transaction price for 20 business days prior to the date of conversion. The lowest transaction price for the 20 day window was $.12, and the conversion price was $.05.

The Company leases and rents the real property, building, and all other improvements located at 2515 E Hanna Avenue, Tampa, Florida 33610 from Hanna Properties Corp., a related party affiliated with Jaime Jurado, the President of EME. This property consists of 29,680 sq. ft. of office space, 80,320 sq. ft. of warehouse space and 26,992 sq. ft. of garage and workshop space. Monthly rental including sales tax, but excluding real estate taxes and insurances is $52,133. This lease obligation was assumed pursuant to EME’s reorganization plan for a period of two years, at which time EarthFirst has the option to re-evaluate. This location is the corporate headquarters of EarthFirst Technologies Incorporated and its subsidiaries.

On March 31, 2005, the Company purchased 7,500,000 shares of Hybrid Fuel Systems, Inc. common stock. Upon issuance of the stock, the Company owned 9.83% of Hybrid. Hybrid is related to the Company in that John Stanton, who owns 54.7% of EFTI owns 23.3% of Hybrid and further, John owns 92% of White Knight SST, Inc., who in turn owns 24% of Hybrid.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We are authorized to issue up to 750,000,000 shares of common stock, par value $.0001, pursuant to our Articles of Incorporation which were amended on June 20, 2005. As of July 20, 2005, there were 491,413,360 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

Transfer Agent and Registrar

We have appointed Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, as transfer agent for our shares of Common Stock.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Florida Business Corporation Act. Our bylaws further provide that our Board of Directors has sole discretion to indemnify our officers and other employees. We may limit the extent of such indemnification by individual contracts with our directors and executive officers, but have not done so. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholder, or its pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders) may resell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The name of any pledgee, donee, transferee, or any of their successors in interest selling shares would be added, by name, in a post-effective amendment. The selling stockholder may sreell the common stock by one or more of the following methods, without limitation:

•	Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

•	Ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	Privately negotiated transactions;

•	In connection with short sales of company shares;

•	Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

•	By pledge to secure debts of other obligations;

•	In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•	In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholder may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholder for the sale of any of the common stock.

The selling stockholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholder may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be a selling stockholder. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholder’s shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholder’s shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.

The selling stockholder and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the selling stockholder is a deemed underwriter within the meaning of the Securities Act it be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer their common stock. A selling stockholder may also loan or pledge the common stock offered by this prospectus to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholder and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholder and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholder and its affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We cannot assure you that the selling stockholder will resell all or any portion of the common stock offered by this prospectus.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and

•	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

TERMS OF SECURED CONVERTIBLE NOTES

To obtain funding for general corporate purposes we entered into agreements with Laurus, pursuant to which we sold convertible debt, an option and a warrant to purchase our common stock to Laurus in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The securities being sold to Laurus include the following:

•	a secured convertible minimum borrowing note and a secured revolving note with an aggregate principal amount not to exceed $5,000,000;

•	a secured convertible term note with a principal amount of $3,000,000;

•	a common stock purchase warrant to purchase 11,162,790 shares of our common stock, at a purchase price of $0.23 for the first 5,581,395 shares and $0.28 for any additional shares, exercisable for a period of seven years; and

•	an option to purchase 24,570,668 shares of our common stock, at a purchase price equal to $0.01 per share, exercisable for a period of six years

At the closing of the foregoing financing from Laurus, on March 31, 2005, we received $3,000,000 in connection with the convertible term note. In addition, we are permitted to borrow an amount based upon our eligible accounts receivable and inventory, pursuant to the convertible minimum borrowing note and the revolving note. Accordingly at the closing, we received an additional $3,600,000 for an aggregate of $6,600,000 in financing from Laurus.

In the event that the facility is terminated prior to expiration we must pay Laurus a fee in an amount equal to (1) $150,000 if terminated prior to the first anniversary of the closing of the facility, (2) $100,000 if terminated on or after the first anniversary of the closing of the facility and prior to the second anniversary of the closing of the facility and (3) 50,000 if such termination occurs thereafter during the term of the facility. Our obligations under the notes are secured by all of our assets, including but not limited to inventory, accounts receivable and a pledge of the stock of Electric Machinery Enterprises, Inc., EarthFirst Resources, Inc., World Environmental Solutions Company, Inc., EarthFirst Investments, Inc., EM Enterprise Resources, Inc. and EME Modular Structures, Inc., our active subsidiaries. The notes mature on March 30, 2008. Annual interest on the convertible minimum borrowing note and the revolving note is equal to the “prime rate” published in The Wall Street Journal from time to time, plus 2.0%, provided, that, such annual rate of interest may not be less than 7.0%, subject to certain downward adjustments resulting from certain increases in the market price of our common stock. Annual interest on the convertible term note is equal to the “prime rate” published in The Wall Street Journal from time to time, plus 2.5%, subject to certain downward adjustments resulting from certain increases in the market price of our common stock.

The principal amount of the secured convertible term note is repayable at the rate of $100,000 per month together with accrued but unpaid interest, commencing on October 1, 2005. Such amounts may be paid, at the holder’s option (i) in cash with a 2% premium; or (ii) in shares of common stock, assuming the shares of common stock are registered under the Securities Act of 1933. If paid in shares of common stock the number of shares to be issued shall equal the total amount due, divided by $0.19. If the average closing price of the common stock for five consecutive trading days prior to an amortization date is equal to or greater than $.209, we may require the holder to convert into common stock an amount of principal, accrued interest and fees due under the term note equal to a maximum of 25% of the aggregate dollar trading volume of the common stock for the 22 consecutive trading days prior to a notice of conversion. We may redeem the term note in cash by paying the holder 125% of the principal amount, plus accrued interest during the first year of the note, 115% of the principal amount, plus accrued interest during the second year of the note and 110% of the principal amount, plus accrued interest thereafter. The holder of the term note may require us to convert all or a portion of the term note, together with interest and fees thereon at any time. The number of shares to be issued shall equal the total amount to be converted, divided by $0.19.

The principal amount of the secured convertible minimum borrowing note is due on March 30, 2008 and accrued interest thereon is payable monthly commencing on April 1, 2005. The secured convertible minimum borrowing note may be redeemed by us in cash by paying the holder 103% of the principal amount, plus accrued interest during the first year of the note, 102% of the principal amount, plus accrued interest during the second year of the note and 101% of the principal amount, plus accrued interest thereafter. The holder of the term note may require us to convert all or a portion of the term note, together with interest and fees thereon at any time. The number of shares to be issued shall equal the total amount to be converted, divided by $0.19.

The principal amount of the secured revolving note is due on March 30, 2008 and accrued interest thereon is payable monthly commencing on April 1, 2005. We may continue to draw additional funds under the secured revolving note and the secured convertible minimum borrowing note, subject to availability based upon our eligible accounts receivable and inventory. The holder of the term note may require us to convert all or a portion of the term note, together with interest and fees thereon at any time. The number of shares to be issued shall equal the total amount to be converted, divided by $0.20.

Upon an issuance of shares of common stock below the fixed conversion price, the fixed conversion price of the notes will be reduced accordingly. The conversion price of the secured convertible notes may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution.

120% of the full principal amount of the convertible notes are due upon default under the terms of convertible notes. Laurus has contractually agreed to restrict its ability to convert the convertible notes would exceed the difference between the number of shares of common stock beneficially owned by the holder or issuable upon exercise of the warrant and the option held by such holder and 4.99% of the outstanding shares of our common stock.

A complete copy of the Securities Purchase Agreement and related documents are filed with the SEC as exhibits to our Form SB-2 relating to this prospectus.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered by this prospectus.

EXPERTS

Our financial statements as of December 31, 2004, and for each of the years in the two year period then ended, have been included herein in reliance upon the report of Aidman, Piser & Company, P.A., independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of EarthFirst Technologies, Incorporated, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2005 (Unaudited)	December 31, 2004
ASSETS
Current assets:
Cash	$6,639,765	$1,482,383
Accounts receivable – net	5,700,077	8,511,692
Cost and estimated earnings in excess of billings on uncompleted contracts	1,236,719	986,269
Inventory	1,391,827	1,400,635
Prepaid expenses and other current assets	223,519	75,034

Total current assets	15,191,907	12,456,013
Property and equipment, net	4,107,426	4,340,490
Investment in unconsolidated affiliate	300,000
Intangible assets	15,323,152	15,323,152
Loan costs and discounts	390,290
Other assets	276,897	571,603

	$35,589,672	$32,691,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long term debt	$71,786	$151,898
Secured revolving note payable	2,600,000
Secured convertible term note payable	600,000
Plan of reorganization obligations, current		2,350,000
Accounts payable and accrued expenses	4,804,583	6,111,140
Billings in excess of cost and estimated earnings on uncompleted contracts	1,742,696	1,047,565
Current maturities of notes payable, related parties		715,122

Total current liabilities	9,819,065	10,375,725

Secured revolving note payable, non current	1,000,000
Secured convertible term note payable, non current	2,400,000
Plan of reorganization obligations, non-current	3,393,359	7,594,074
Other liabilities	959,400	1,081,802
Notes payable, related parties, less current maturities		6,697,519
Long term debt, less current maturities		120,785

Total liabilities	17,571,824	25,869,905
Majority interest	1,200,000	1,254,025
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, par value $.0001, 500,000,000 shares authorized, 491,413,360 shares and 301,770,150 shares issued and outstanding at March 31, 2005 and December 31, 2004	49,141	30,177
Additional paid-in capital	72,580,376	56,795,183
Accumulated deficit	(54,543,609)	(49,989,972)

	18,085,908	(6,835,388)
Less treasury stock (1,950,000 shares at cost)	(1,268,060)	(1,268,060)

Total stockholders’ equity:	16,817,848	5,567,328

	$35,589,672	$32,691,258

See notes to condensed consolidated financial statements.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(UNAUDITED)

	Three Months Ended March 31,
	2005	2004
Revenue	$8,168,099	$15,000
Cost of sales	6,247,451

Gross profit	1,920,648	15,000
Selling, general and administrative expenses	1,203,087	137,915
Research and development expenses	193,327	1,908,547

Income (loss) from operations before reorganization item, income taxes and majority interest	524,234	(2,031,462)
Other income (expense):
Gain on extinguishment of debt, bankruptcy	2,178,568
Loss on disposal of assets	(3,031)
Miscellaneous income	33,294
Interest expense	(79,430)	(51,399)
Interest expense – beneficial conversion	(6,600,000)

Income (loss) before reorganization item, income taxes and majority interest	(3,946,365)	(2,082,861)
Reorganization item, professional fees related to bankruptcy and pursuit of claims	(323,661)

Loss before income taxes and majority interest	(4,270,026)	(2,082,861)
Income tax benefit

Loss before majority interest	(4,270,026)	(2,082,861)
Majority interest	(145,975)	( )

Loss from continuing operations	(4,416,001)	(2,082,861)
Loss on disposal of discontinued operations	(137,636)

Net Loss	($4,553,637)	($2,082,861)

Net Loss per common share	($.01)	($.01)

Weighted average shares outstanding	379,734,581	227,479,823

See notes to condensed consolidated financial statements.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

(UNAUDITED)

	2005	2004
Cash flows from operating activities:
Net income (loss)	($4,553,637)	($2,082,861)
Adjustments to reconcile net loss to net cash flows from operating activities:
Expenses funded through stock issuance		1,800,000
Beneficial conversion	6,600,000
Depreciation	77,342	2,245
Gain on cancellation of debt	(2,178,568)
Loss on disposal of discontinued operations	137,636
Loss on disposal of assets	18,086
Increase (decrease) in cash due to changes in:
Current assets	2,716,194
Current liabilities	(736,005)	862,591

Net cash flows from operating activities	2,081,048	581,975

Cash flows from investing activities:
Acquisition of property and equipment		(1,635,000)
Investment in unconsolidated affiliate	(300,000)

Net cash flows from investing activities	(300,000)	(1,635,000)

Cash flows from financing activities:
Proceeds from note payable, related party	1,791,516	1,049,496
Repayment of long-term debt	(2,896,077)
Proceeds from Laurus credit facility	4,480,895

Net cash flows from financing activities	3,376,334	1,049,496

Increase (decrease) in cash	5,157,382	(3,529)
Cash, beginning of period	1,482,383	3,529

Cash, end of period	$6,639,765	$—

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:

During 2005, the Company:

•	Converted $9,204,157 of related party debt to 189,643,210 shares of common stock

•	Loan costs of $390,290 funded through proceeds of Laurus credit facility

•	Retired secured creditor in the amount of $1,676,967 through proceeds of Laurus credit facility

•	Reduced accounts payable in the amount of $51,848 through proceeds of Laurus credit facility

During 2004, the Company:

•	Converted $3,934,010 of related party debt to 49,175,125 shares of common stock

•	Converted $1,400,000 of related party debt to 10,000,001 shares of common stock

•	Issued 15,000,000 shares of common stock in acquisition of the remaining 30% interest in a joint venture, the principal asset of which consisted of approximately $1,800,000 of in progress research and development, which is required to be expensed immediately.

•	Issued 40,000,000 shares of common stock in exchange for the stock of Electric Machinery Enterprises, Inc. having net assets as follows:

Cash	$3,174,317
Accounts receivable and other assets	11,460,476
Property and equipment	2,023,364
Other assets	390,289
Value of goodwill associated with acquisition	15,323,152
Accounts payable and other current liabilities	(6,540,682)
Related party borrowings	(4,199,926)
Liabilities subject to compromise	(14,540,195)
Majority interest in Cayman joint venture	(823,795)

Value of common stock issued	$6,267,000

See notes to condensed consolidated financial statements.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total
	Shares	Amount
Balances, December 31, 2004	301,770,150	$30,177	$56,795,183	($49,989,972)	($1,268,060)	$5,567,328

Conversion of notes payable, related party to stock	189,643,210	18,964	9,185,193	—	—	9,204,157
Beneficial conversion			6,600,000	—	—	6,600,000
Net income	—	—	—	(4,553,637)	—	(4,553,637)

Balances March 31, 2005 (unaudited)	491,413,360	$49,141	$72,580,376	($54,543,609)	($1,268,060)	$16,817,848

See notes to condensed consolidated financial statements.

1.	Nature of business, basis of presentation and summary of significant accounting policies:

Nature of business:

EarthFirst Technologies, Incorporated, a Florida Corporation formed in 1997, is a specialized holding company owning subsidiaries engaged in researching, developing and commercializing technologies for the production of alternative fuel sources and the destruction and/or remediation of liquid and solid waste, and in supplying electrical contracting services internationally.

The Company’s solid waste division, operated through World Environmental Solutions Company, Inc. (WESCO), a wholly owned subsidiary, remained focused on the demonstration and marketing of its first “Solid Waste Remediation Plant” in Mobile, Alabama. This unit is known as the “Catalytic Activated Vacuum Distillation Process (“CAVD”) Reactor”. This plant processes rubber tires extracting carbon and other raw materials for resale. This process efficiently disposes of the tires in an environmentally friendly way that allows raw materials from those waste products to be recycled and reused.

The Company anticipates providing additional CAVD plants to customers in various industries. The Company will bring proven technology in replicating its production plants and distribution network for the disposal of the by-products produced in the process.

The Company has developed technologies for the treatment of liquid waste products. The technology involves the use of high temperature plasma through which the liquid waste products are passed. The harmful properties contained in the liquid waste products are broken down at the molecular level as they pass through the plasma and a clean burning gas is produced.

Through its Electric Machinery Enterprises, Inc. subsidiary (EME), the Company performs services as an electrical contractor and subcontractor in the construction of commercial and municipal projects primarily located in Florida and the Caribbean.

Basis of presentation:

The interim financial statements of EarthFirst Technologies, Incorporated and its subsidiaries (“EarthFirst” or the “Company”) that are included herein are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission rules and regulations, although we believe the disclosures which have been made are adequate to make the information presented not misleading. In the opinion of management, these interim financial statements include all the necessary adjustments to fairly present the results of the periods presented. The interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2004 included in the Company’s Annual Report on Form 10-KSB for the year then ended. The interim results reflected in the accompanying financial statements are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year.

Variable Interest Entity:

During 2004, the Company entered into a joint venture to operate Peleme, Ltd. (an EME affiliated Cayman company) to perform work in the Cayman Islands. The Shareholder Agreement provides for EME’s 40% ownership interest; however, it entitles EME to 70% of the net profit of this project and EME is responsible for 100% of the financial support pursuant to the agreement. In accordance with SFAS Interpretation no. 46R, the Company has accounted for this investment as a variable interest entity and the accompanying financial statements include the assets and liabilities of Peleme and the majority interest in this entity. Accordingly, the joint venture financial statements have been combined with those of the Company.

Principles of Consolidation:

The financial statements include the consolidated accounts of EarthFirst Technologies Incorporated and all of its subsidiaries (including the variable interest entity discussed above) (collectively, the “Company”). All significant intercompany transactions and accounts have been eliminated.

Cash and cash equivalents:

Cash and cash equivalents are comprised of highly liquid instruments with original maturities of three months or less. The Company maintains its financial instruments in a variety of high-credit quality financial institutions. The cash balance includes no cash equivalents at March 31, 2005.

Accounts Receivable and Customer Concentrations:

Accounts receivable are customer obligations due under normal trade terms. Retainage on construction contracts, which aggregate $712,203 and are included in accounts receivable, are contractual obligations of the customer that are withheld from progress billings until project completion, generally collected within one year. The Company performs continuing credit evaluations of its customers’ financial condition and does not require collateral.

Senior management reviews receivables on a monthly basis to determine if any amounts may become uncollectible. Any contract receivable balances that are determined to be uncollectible, along with a general reserve, are included in the allowance for doubtful accounts. After all reasonable attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available, the Company believes the allowance for doubtful accounts of $200,000 is adequate as of March 31, 2005.

Accounts receivables from one customer accounted for 27% of the Company’s trade accounts receivable balance at March 31, 2005. In addition, revenues from this one customer represented approximately 73% of all offshore sales and approximately 45% of total sales in 2005. This Construction contract is performed in the Cayman Islands.

Inventory:

Inventory, which consists primarily of electrical and construction supplies, is stated at the lower of cost of market, determined by the first-in, first-out method. The Company takes a complete physical inventory at year end.

Property and equipment:

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from 5-7 years for machinery, computer equipment, office equipment and furniture. Leasehold improvements are amortized over the shorter of the term of the lease or the useful life of the asset. Depreciation relating to the CAVD Reactor will commence when the reactor begins revenue generating operations.

Impairment of goodwill and long-lived assets:

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), the Company reviews its non-amortizable long-lived assets, including intangible assets and goodwill for impairment annually, or sooner whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. Other depreciable or amortizable assets are reviewed when indications of impairment exist. Upon such an occurrence, recoverability of these assets is determined as follows. For long-lived assets that are held for use, the Company compares the forecasted undiscounted net cash flows to the carrying amount. If the long-lived asset is determined to be unable to recover the carrying amount, than it is written down to fair value. For long-lived assets held for sale, assets are written down to fair value. Fair value is determined based on discounted cash flows, appraised values or management’s estimates, depending upon the nature or the assets. Intangibles with indefinite lives are tested by comparing their carrying amounts to fair value. Impairment within goodwill is tested using a two step method. The first step is to compare the fair value of the reporting unit to its book value, including goodwill. If the fair value of the unit is less than its book value, the Company than determines the implied fair value of goodwill by deducting the fair value of the reporting unit’s net assets from the fair value of the reporting unit. If the book value of goodwill is greater than its implied fair value, the Company writes down goodwill to its implied fair value. The Company’s goodwill relates to the acquisition of Electric Machinery Enterprises, Inc.

Income taxes:

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and federal income tax basis of assets and liabilities that will result in taxable income or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized

Revenue recognition:

Revenues recognized from solid waste transactions during 2004 are the result of contracted monthly minimum draws against sales commissions on the products of a polymer manufacturing company, and the receipt of license fees granting the exclusive option to purchase total rights to the CAVD technology for use in certain geographical areas. License revenue is recognized upon receipt as there are no future obligations associated with such revenue. There are no revenues recognized from solid waste transactions during the quarter ended March 31, 2005.

The Company uses the percentage-of-completion method of accounting for contract revenue from electrical contracts where percentage of completion is computed on the cost to total cost method. Under this method, contract revenue is recorded based upon the percentage of total contract costs incurred to date to total estimated contract costs, after giving effect to the most recent estimates of costs to complete. Revisions in costs and revenue estimates are reflected in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined without regard to the percentage-of-completion. Because of the inherent uncertainties in estimating costs, it is possible that the estimates used will change.

Contract Claims

As of March 31, 2005 the Company has certain contracts and claims in various stages of negotiation, arbitration and litigation in the approximate amount of $9,000,000. The Company is attempting to resolve these matters, and expects to be successful in recovering these amounts. However, as in all matters in litigation, the outcome is not certain and amounts recovered, if any, could be materially different than expected. The Company does not record contract claims until such claims are realized pursuant to guidance in SOP Statement of Position 81-1 Accounting for Performance Construction-Type and Certain Production-Type Contracts. The guidance states that “recognition of amounts of additional contract revenue relating to claims is appropriate only if it is probable that the claim will result in additional contract revenue and if the amount can be reliably estimated.” Those two requirements are satisfied by the existence of all of the conditions described in the pronouncement. All of the conditions were not present so these claims are considered to be contingent gains and will be recorded when realized. These amounts, which are not carried as assets on the balance sheet, will be recorded as revenue when such claims are settled

Fair value of financial instruments:

At March 31, 2005, the carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and notes payable approximate fair value based either on the short term nature of the instruments or on the related interest rate approximating the current market rate.

On March 31, 2005 the Company purchased 7,500,000 shares of Hybrid Fuel Systems, Inc. (“Hybrid”) common stock for $300,000. This investment is carried on the balance sheet at cost at March 31, 2005. Hybrid is affiliated with EarthFirst through common ownership and control. As such, in future filings, this investment will be accounted for under the equity method of accounting since the Company has significant influence pursuant to APB Opinion 18. This investment is entitled investment in unconsolidated affiliate in the accompanying balance sheet. Hybrid is a publicly traded company that is listed on the Bulletin Board on NASDAQ under the symbol HYFS.OB .

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

Net Loss Per Share

The Company computes loss per share under Statement of Financial Accounting Standards No. 128, “Earnings Per Share.” The statement requires presentation of two amounts; basic and diluted loss per share. Basic loss per share is computed by dividing the loss available to common stockholders by the weighted average common shares outstanding. Dilutive earnings per share would include all common stock equivalents unless anti-dilutive. The Company has not included the outstanding options, warrants, or convertible preferred stock as common stock equivalents because the effect would be anti-dilutive.

The following table sets forth the shares issuable upon exercise of outstanding options and warrants and conversion of debentures that is not included in the basic and diluted net loss per share available to common stockholders:

March 31,	2005	2004
Shares issuable upon exercise of outstanding options	31,820,668	9,250,000
Shares issuable upon exercise of outstanding warrants	11,162,790	-0-
Shares issuable upon conversion of debentures	33,789,474	-0-
Total	76,772,932	9,250,000

Recent accounting pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” The statement amends Accounting Research Bulletin (“ARB”) No. 43, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. ARB No. 43 previously stated that these costs must be “so abnormal as to require treatment as current-period charges. “SFAS No. 151 requires that those items are recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overhead to the costs of conversion are based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for fiscal years beginning after the issue date of the statement. The adoption of SFAS No. 151 is not expected to have any significant impact on the Company’s current financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29.” APB Opinion No. 29, “Accounting For Nonmonetary Transactions,” is based on the opinion that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception of nonmonetary assets whose results are not expected to significantly change the future cash flows of the entity. The adoption of SFAS No. 153 is not expected to have any impact on the Company’s current financial condition or results of operations.

In December 2004, the FASB revised its SFAS No. 123 (“SFAS No. 123R”), “Accounting for Stock Based Compensation.” The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transaction in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received to exchange for an award to equity instruments based on the grant-date fair value of the award. The cost is recognized over the period during which the employee is required to provide service in exchange for the award. The provisions of the revised statement are effective for financial statements issued for the first interim or annual reporting period beginning after June 15, 2005, with early adoption encouraged. The Company accounts for options issued to employees under APB 25; however currently has no unvested options outstanding. Adoption of this standard in 2005 will result in recognition of stock-based compensation determined using the fair value method for options issued in the future.

2.	Laurus Credit Facility

On March 30, 2005, EarthFirst Technologies, Incorporated (the “Company”) entered into agreements with Laurus Master Funds, Ltd, a Cayman Islands corporation (“Laurus”), pursuant to which the Company sold convertible debt, an option and a warrant to purchase common stock of the Company to Laurus in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The securities being sold to Laurus include the following:

•	a secured convertible minimum borrowing note and a secured revolving note with an aggregate principal amount not to exceed $5,000,000;

•	a secured convertible term note with a principal amount of $3,000,000;

•	a common stock purchase warrant to purchase 11,162,790 shares of common stock of the Company, at a purchase price of $0.23 for the first 5,581,395 shares and $0.28 for any additional shares, exercisable for a period of seven years; and

•	an option to purchase 24,570,668 shares of common stock of the Company, at a purchase price equal to $0.01 per share, exercisable for a period of six years

At the closing of the foregoing financing from Laurus, on March 31, 2005, the Company received $3,000,000 in connection with the convertible term note. In addition, the Company is permitted to borrow an amount based upon its eligible accounts receivable and inventory, pursuant to the convertible minimum borrowing note and the revolving note. Accordingly at the closing, the Company received an additional $3,600,000 for an aggregate of $6,600,000 in financing from Laurus.

The Company must pay certain fees in the event the facility is terminated prior to expiration. The Company’s obligations under the notes are secured by all of the assets of the Company, including but not limited to inventory, accounts receivable and a pledge of the stock of Electric Machinery Enterprises, Inc., EarthFirst Resources, Inc., World Environmental Solutions Company, Inc., EarthFirst Investments, Inc., EM Enterprise Resources, Inc. and EME Modular Structures, Inc., the active subsidiaries of the Company. The notes mature on March 30, 2008. Annual interest on the convertible minimum borrowing note and the revolving note is equal to the “prime rate” published in The Wall Street Journal from time to time, plus 2.0%, provided, that, such annual rate of interest may not be less than 7.0%, subject to certain downward adjustments resulting from certain increases in the market price of the Company’s common stock. Annual interest on the convertible term note is equal to the “prime rate” published in The Wall Street Journal from time to time, plus 2.5%, subject to certain downward adjustments resulting from certain increases in the market price of the Company’s common stock.

The principal amount of the secured convertible term note is repayable at the rate of $100,000 per month together with accrued but unpaid interest, commencing on October 1, 2005. Such amounts may be paid, at the holder’s option (i) in cash with a 2% premium; or (ii) in shares of common stock, assuming the shares of common stock are registered under the Securities Act of 1933. If paid in shares of common stock the number of shares to be issued shall equal the total amount due, divided by $0.19. If the average closing price of the common stock for five consecutive trading days prior to an amortization date is equal to or greater than $.209, the Company may require the holder to convert into common stock an amount of principal, accrued interest and fees due under the term note equal to a maximum of 25% of the aggregate dollar trading volume of the common stock for the 22 consecutive trading days prior to a notice of conversion. The Company in cash may redeem the term note by paying the holder 125% of the principal amount, plus accrued interest during the first year of the note, 115% of the principal amount, plus accrued interest during the second year of the note and 110% of the principal amount, plus accrued interest thereafter. The holder of the term note may require the Company to convert all or a portion of the term note, together with interest and fees thereon at any time. The number of shares to be issued shall equal the total amount to be converted, divided by $0.19.

The principal amount of the secured convertible minimum borrowing note, together with accrued interest thereon is payable on April 1, 2005. The secured convertible minimum borrowing note may be redeemed by the Company in cash by paying the holder 103% of the principal amount, plus accrued interest during the first year of the note, 102% of the principal amount, plus accrued interest during the second year of the note and 101% of the principal amount, plus accrued interest thereafter. The holder of the term note may require the Company to convert all or a portion of the term note, together with interest and fees thereon at any time. The number of shares to be issued shall equal the total amount to be converted, divided by $0.19.

Upon an issuance of new shares of common stock below the fixed conversion price, the fixed conversion price of the notes will be reduced accordingly. The conversion price of the secured convertible notes may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution.

120% of the full principal amount of the convertible notes are due upon default under the terms of convertible notes. Laurus has contractually agreed to restrict its ability to convert pursuant to the terms of the convertible notes to an amount that would be comvertible into that number of Conversion shares which would exceed the difference between 4.99% of the outstanding shares of Common Stock, and the number of shares of Common Stock beneficially owned by the holder and issuable to the holder upon exercise of the warrant and the option held by such holder. The intent is that at no time shall Laurus own more than 4.99% of the outstanding Common Stock of the Company.

The Company is obligated to file a registration statement registering the resale of shares of the Company’s common stock issuable upon conversion of the convertible notes, exercise of the warrant and exercise of the option. If the registration statement is not filed by May 30, 2005, or declared effective within 60 days thereafter, or if the registration is suspended other than as permitted, in the registration rights agreement between the Company and Laurus, the Company is obligated to pay Laurus certain fees and the obligations may be deemed to be in default.

The Company paid a fee at closing to Laurus Capital Management LLC, the manager of the Laurus Master Funds, Ltd., equal to 3.6% of the total maximum funds to be borrowed under the Company’s agreements with Laurus.

The Company’s debt arrangements with Laurus, both the term and line of credit agreement, include beneficial conversion features. Pursuant to EITF 98-5 Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios and 00-27 Application of Issue No. 98-5 to Certain Convertible Instruments, the Company determined that the effective conversion price should be used to compute intrinsic value and allocated the proceeds based on the relative fair values of the convertible debt instrument and options and warrants. The 98-5 model was then applied to the amount allocated to the convertible debt and an effective conversion price was calculated and used to measure the intrinsic value of the embedded conversion options.

The fair value of the proceeds was allocated as follows:

Convertible Debt	$3,345,336
Beneficial Conversion feature associated with Options	$2,490,823
Beneficial Conversion feature associated with Warrants	$763,841

$6,600,000

The discount on note was then determined to be $3,750,453. Pursuant to 98-5 the discount was limited to the amount of the proceeds and since the instrument was immediately convertible, it was immediately expensed as interest expense

3.	Satisfaction of all Secured Debt

On March 31, 2005, with the closing of the Laurus Credit Facility, the Company was able to take advantage of discounts available through the approved reorganization plan for its wholly owned subsidiary, EME., and completely satisfy all remaining obligations associated with the secured debt, resulting in a gain on extinguishment of debt in the amount of $2,178,568.

4.	Sale of Subsidiary

On March 23, 2005, the Company closed on the sale of EM Enterprises General Contractors, Inc., a subsidiary of EME for $900,000. Pursuant to the “EMEGC Stock Sale Agreement, the transaction has been accounted for with an effective date of January 1, 2005. The proceeds of the sale went to the secured creditor as a part of accomplishing the satisfaction of the secured debt.

5.	Contracts in Progress

Uncompleted contracts are summarized as follows:

Costs incurred on uncompleted contracts	$10,293,454
Estimated earnings on uncompleted contracts	1,420,719

11,714,173
Less billings to date	(12,220,150)

$(505,977)

The components of this amount are included on the balance sheet under the following captions:

Costs and estimated earnings in excess of billings on Uncompleted contracts	$1,236,719
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,742,696)

$(505,977)

6.	Property, Plant and Equipment

Property, plant and equipment consisted of the following at March 31, 2005:

Land	$52,244
Buildings	1,267,139
Leasehold improvements	825,429
Equipment	2,080,767
Vehicles	902,705
Furniture, fixtures and other	150,898

5,279,182
Less accumulated depreciation	(3,416,893)

1,862,289
Construction in process	2,245,137

$4,107,426

Construction in process represents the costs of constructing the Company’s first CAVD reactor in Mobile, Alabama. This reactor is anticipated to be placed in service in the second quarter of 2005.

7.	Notes Payable / Credit Facility

Notes payable consisted of the following at March 31, 2005:

Promissory note payable to vendor in lieu of payment on administrative claim, no accrued interest; bi monthly payments of $7,500, with final payment of $25,638 by January 1, 2006	63,138
Installment notes payable to a bank and finance company, with Monthly payments of approximately $1,372 including interest monthly payments of approximately $8,157 including interest, from 5.33% to 15%, secured by equipment	8,648

$71,786
Less current maturities	(71,786)

Notes payable – non-current portion	$-0-

Credit facilities payable consisted of the following at March 31, 2005:

Secured Revolving Note, Laurus, including a Convertible Minimum
Borrowing Note component of $1,000,000 secured by all of the assets of the Company, including but not limited to inventory, accounts receivable and a pledge of the stock of all of its subsidiaries, bearing interest at prime plus 2.0% (7.75% at March 31, 2005)	$3,600,000

Secured Convertible Term Note, Laurus, secured by all of the assets of the Company, including but not limited to inventory, accounts receivable and a pledge of the stock of all of its subsidiaries, due in 30 monthly installments of $100,000 plus interest at prime plus 2.5% (8.25% at March 31, 2005) commencing October 1, 2005

3,000 000

6,600,000
Less current maturities	(3,200,000)

Credit facilities payable – non-current	$3,400,000

Future maturities of notes payable are as follows:

Years ending March 31,
2005	$71,786
2006	-0-

$71,786

Future maturities of credit facilities payable are as follows:

Years ending March 31,
2005	$3,200,000
2006	1,200,000
2007	1,200,000
2008	1,000,000

$6,600,000

8.	EME Bankruptcy and Plan of Reorganization Obligations

On May 29, 2003, (“Petition Date”), Electric Machinery Enterprises, Inc. (the “Debtor”) filed a petition or relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida (“the Bankruptcy Court”). Under Chapter 11, certain claims against the debtor in existence prior to the filing of the petitions for relief under the Bankruptcy Code were stayed while the Debtor continued business operations as Debtor-In-Possession. The remaining balances of these claims as of March 31, 2005, are reflected in the balance sheet as liabilities subject to compromise and accounts payable.

The Plan of Reorganization (the “Plan”) filed on behalf of Electric Machinery Enterprises, Inc. was confirmed by the Bankruptcy Court on December 9, 2004. The plan provides for the restructure of debt, and orderly discharge of pre-petition priority and administrative claims. The restructured obligations under the Plan as of March 31, 2005 consisted of the following:

Administrative debt
Costs and legal expenses for the administration of the reorganization case	$197,989
Priority claims pre-petition
Federal and state priority tax claims	24,874
Unsecured debt
75% of liability from settlement of lawsuit	3,075,000
75% of pre-petition accounts payable	318,359

$3,616,222

The Plan of Reorganization Obligations are included in the balance sheet in the following categories:

Accounts payable and accrued expenses	$222,863
Reorganization plan obligations	3,393,359

$3,616,222

The administrative debt and priority claims are to be paid out of normal operations and are anticipated to be paid within the year. The settlement amount of $3,075,000, included in unsecured debt can be paid off for $2,275,000 if paid within one year. The intent of management is to discount this amount further, and pay it off as quickly as possible. The pre-petition accounts payable required a $500,000 payment to the bankruptcy trustee in January 2005, which was made, with the balance paid off as quickly as possible; however there are no specific payment terms beyond this $500,000.

8.	Commitments and Contingencies

Lease obligations:

The Company leases vehicles under noncancellable operating leases for periods up to four years. In addition, the Company conducts its operations in a facility leased from a related corporation owned by stockholders of Electric Machinery Enterprises, Inc.

The total rent expense for the three months ended March 31, 2005 was approximately $173,762, of which approximately $166,262 was for the facility leased from a related corporation.

Approximate future minimum rentals on noncancellable leases at March 31, 2005 are as follows:

Year ending March 31,
2005	$733,226
2006	559,106

$1,292,332

Legal proceedings:

The Company is involved in litigation with Ruggero Maria Santilli (“Santilli”), The Institute for Basic Research, Inc. (“IBR”), and Hadronic Press, Inc. (“Hadronic”) concerning certain aspects of the Company’s liquid waste technologies.

The matters contemplated above will be referred to as the “Santilli Suit” and the “Hadronic Suit”. Hadronic claims to own the intellectual property rights to one or more aspects of the Company’s liquid waste technologies. Management continues to believe that the Company owns all of the intellectual property rights necessary to commercialize and further develop its liquid and solid waste technologies without resorting to a license from any third parties.

During 2004, the Company has attempted to reach agreement with Santilli and his related parties to resolve the differences between the parties. As of this date, the parties are continuing their efforts to resolve their differences.

The litigation described above does not involve the technology the Company is developing in connection with its efforts for the processing of used automotive tires.

The Company is also involved in disputes with vendors for various alleged obligations associated with operations that were discontinued in prior years. Several disputes involve deficiency balances associated with lease obligations for equipment acquired by the Company for its contract manufacturing and BORS Lift operations that were discontinued during calendar 2000. The machinery and equipment associated with many of these obligations has been sold with the proceeds paid to the vendor or the equipment has been returned to the vendor. Several of the equipment leasing entities claim that balances on the leases are still owed.

The Florida Department of Revenue (the “DOR”) has conducted an examination of the Company’s Florida Sales and Use Tax Returns from its inception through June 30, 2001.

The Company has other litigation and disputes that arise in the ordinary course of its business. The Company has accrued amounts for which it believes all of its disputes will ultimately be settled.

9.	Retirement Plan

The Company adopted a 401(k) savings plan effective January 1, 1997. The Plan covers all employees who are at least 18 years of age with one or more years of service. The Company did not make any discretionary contributions for the three months ended March 31, 2005 or 2004.

10.	Employee Stock Ownership Plan and Trust

On December 12, 2004, Electric Machinery Enterprises, Inc. (“EME”) terminated the EME Employee Stock Ownership Plan (the “Plan”). All employees who were not fully vested became 100% vested as of December 12, 2004. Participants of the Plan are to be distributed stock of EarthFirst Technologies, Inc. that is held in the EME Employee Stock Ownership Trust on their behalf. EME has no obligation for the repurchase of the stock distributed to the participants of the Plan because the shares are publicly traded and as such, there is a market available in which the participants may sell their shares.

11.	Variable Interest Entity

During 2004, the Company entered into a joint venture to operate Peleme, Ltd. (a Cayman company) to perform work in the Cayman Islands. The Shareholder Agreement provides for EME’s 40% ownership interest; however, it entitles Electric Machinery to 70% of the net profit of this project and EME is responsible for 100% of the financial support pursuant to the agreement.

12.	Related party transactions:

Material related party transactions that have been entered into by the Company that are not otherwise in these notes are summarized below:

Notes payable, related parties consisted of two notes payable to an entity controlled by the Company’s Chief Executive Officer (John Stanton) (also a principal stockholder) pursuant to revolving lines of credit secured by all of the assets of EarthFirst.

On February 23, 2005, the entire remaining balance of amounts due under these notes in the amount of $9,204,157 was converted into 189,643,210 shares of the Company’s common stock. As of March 31, 2005 there are no remaining amounts due to related parties.

The Company leases and rents the real property, building, and all other improvements located at 2515 E Hanna Avenue, Tampa, Florida 33610 from Hanna Properties Corp., a related party affiliated with the President of EME. This property consists of 29,680 sq. ft. of office space, 80,320 sq. ft. of warehouse space and 26,992 sq. ft. of garage and workshop space. Monthly rental including sales tax, but excluding real estate taxes and insurances is $52,133. This lease obligation was assumed pursuant to EME’s reorganization plan for a period of two years, at which time EarthFirst has the option to re-evaluate. This location is the corporate headquarters of EarthFirst Technologies Incorporated and its subsidiaries.

13.	Stockholders equity:

On April 29, 2005, the Company filed schedule 14c preliminary information statement to inform the stockholders of record that the Articles of Incorporation are going to be amended restating the authorized limit of common stock the Company may issue from 500,000,000 to 750,000,000 shares.

On January 26, 2004, the Company finalized a letter of understanding (“LOU”) with World Environmental Solutions Company, LLC (“WESCO”), Harmony, LLC and Turner Industries (“Harmony/Turner”) wherein the Company agreed to form a new LLC (“Holdings”) to commercialize certain Solid Waste Technology. Pursuant to the LOU, Holdings agreed to fund $50,000 in engineering costs and provide management and expertise to create an operational plant. The agreement further specifies that Harmony, LLC and Turner Industries (Company whose Chairman is related to the President of the Company) agree to a cost plus construction contract to build the Solid Waste Remediation Plant and to maintain the capability to build four additional plants in the near term with a total of 43 plants projected within a 5 year period.

On January 30, 2004, the Company and WESCO entered into a separate agreement whereby in exchange for 70% of Holdings (bringing the Company’s ownership to 100% of this new joint venture holding company) the Company issued 15,000,000 shares of the Company’s stock in exchange for certain solid waste technology owned by WESCO (“Solid Waste”). This transaction was valued at the common stock trading market value of $0.12 per share on the date of the agreement. Future stock issuances to the principals of WESCO contemplated under the agreement are as follows:

Upon sale of first 13 reactors	5 million common shares
Upon sale of 13 additional reactors	5 million common shares

14.	Subsequent Events

On April 29, 2005, the Company filed Schedule 14C, preliminary information statement in connection with certain actions to be taken pursuant to the written consent of the stockholders of the Company holding a majority of the outstanding shares of common stock in lieu of a special meeting.

This information statement was filed for the purpose of amending the articles of incorporation to increase the number of authorized shares of common stock to 750,000,000.

15.	Management’s plans regarding liquidity and capital resources:

The Company has experienced recurring net losses since its inception and, as such, experienced negative operating cash flows through most of 2004. The Company has historically funded these negative operating cash flows with proceeds from sales of common and preferred stock, as well as notes and convertible debentures payable.

In December 2000 and again in January 2003, the Company entered into multiple revolving line of credit promissory notes with entities related to the Company’s Chief Executive Officer, secured by all of the assets of the Company. Each revolving note was a demand loan, which meant that the lender could demand full repayment of the loan at any time. The promissory notes related to each revolving line of credit merely provided for a loan up to a stated amount. There was no obligation on the part of the related party to make any loans pursuant to these agreements if the loan balance was less than the stated amount. There was no obligation on the part of the related parties to make any additional loans.

Historically, the related party lender has periodically agreed to convert portions of the loan balances into shares of the Company’s common stock. During 2004, the related party converted $5,334,010 of these notes into shares of the Company’s common stock.

As of December 31, 2004, the Company owed $6,672,519 pursuant to these agreements. Subsequent to December 31, 2004, additional loans were made under these notes to help secure the outcome of the reorganization of EME. On February 23, 2005 the full balance of notes payable to related parties was converted into 189,643,210 shares of the Company’s common stock.

Since the acquisition of EME in August of 2004, the Company is no longer experiencing negative operating cash flows. Working capital as of March 31, 2005 was approximately $5.3 million and stockholders equity was approximately $16.8 million.

The Company generated a net income in the fourth quarter of 2004 of $1,096,136, and a net operating profit of $524,234 in the first quarter of 2005. Although the statement of operations for the three months ended March 31, 2005 reflects a net loss of $4,553,637, cash flows from operations were $2,081,048.

On March 30, 2005, the Company closed an agreement with Laurus Funds on a senior credit facility aggregating up to $8 million. The initial funding under this agreement was $6.6 million. This transaction allowed the Company to take advantage of discounts relative to the settlement of the secured debt in EME’s bankruptcy, as well as provide working capital. Generally Accepted Accounting Principles require the convertible features of this financing and the options and warrants that accompany it to be recorded as a non-cash expense in the current period. The net effect of this accounting is to record a charge to earnings in the amount of $6,600,000.

As a result of the completion of the various undertakings of 2004, the acquisition of WESCO, the completion of the CAVD plant in Mobile, Alabama, the acquisition and reorganization of EME, and the subsequent financing in 2005, the Company does not anticipate any additional loans from the related parties referred to above.

The Company believes that through aggressive management of the resources within the Company and the funding obtained through the Laurus credit facility, the opportunities developed over the past few years are becoming available in a real sense.

Electrical contracting through EME provides a strong revenue stream for funding future growth in all phases of the business. EME has been in business for over 75 years and has historically been profitable. The EarthFirst management team coupled with the years of experience embedded in the operations of EME provides potential for a solid consistent company. Profitability is being improved by the introduction of enhanced technology in the bidding process as well as a timelier monitoring of job progress as work is performed. More efficient data gathering and processing are providing better information through improved internal reporting models, affording management better information for decision making.

EME has also developed a strategy to enter the residential marketplace as an electrical contractor. It is anticipated that EME may have certain competitive advantages that may allow it to successfully operate profitably in this market. These services are currently being offered on a small scale to prove the economic viability of this endeavor.

The hurricane season of 2004, as unfortunate as it was, is providing a large expanse of work opportunity in the Caribbean islands. EME has a long history of providing services in these geographical areas, and management believes this will be a very strong segment of the Company’s business for several years.

The Company is also evaluating potential target acquisitions with strong synergies in the electrical contracting business. Management wants to bring a higher level of service to customers to not only solidify relationships, but to create a win win scenario of better service at better prices. This will be accomplished through the Company’s ability to assist with the design of the construction projects, rather than just the installation.

These strategies will afford stability to the electrical contracting business that is anticipated to help to expand the efforts in the commercialization of the solid and liquid waste technologies. Several licenses were sold and letters of intent signed during 2004 setting the stage for the CAVD technology during 2005.

During the twelve months ended December 31, 2004, the Company received $100,000 from PEPER Holdings, LLC (PEPER), for a License Contract providing PEPER to secure the exclusive territory of Ciudad Juarez, Chihuahua, Mexico for 18 months, and the city of Guadalajara, Jalisco, Mexico for 6 months. During this period, PEPER intends to initiate construction of Catalytic Activated Vacuum Distillation (CAVD) plants that process rubber tire chips into usable energy products. The period of the exclusivity allows for environmental, political, and financial details to be finalized by PEPER. PEPER will purchase the plants from EFTI and own the plants. EFTI will receive a 15% royalty based on gross profit and a technical support contract for continuing services during the life of the plant. The plants will be built by Harmony, LLC, a Turner Industries company that built the operating plant in Mobile, Alabama

The Company has signed a Letter of Intent with EarthClean Energy (“ECE”) to license territories in Canada and for the sale of a CAVD Reactor. The agreement with ECE is a license for three provinces in Canada: Ontario, Quebec and Alberta. Pursuant to the agreement, a nonrefundable license fee of $1,000,000 US will be paid to EFTI within one year. At the signing of the Formal License Contract, a 10% deposit for the purchase of the first plant will be made with the balance secured by a Letter of Credit. ECE will own 100% of the plants and EFTI will receive royalties for continued services during the contract period.

The Company has signed a Letter of Intent with San Vision Technology, Inc. (“SVT”) to license the territory of Ocean City, New Jersey. At the signing of a contract for their first CAVD Reactor, 10% of the plant sale will be paid to EFTI with the balance secured by a Letter of Credit. SVT will own the CAVD Reactor(s) and EFTI will receive royalties for continued services during the contract period.

The Letters of Intent with both EarthClean Energy and San Vision Technology are dependant upon completed carbon sales contracts by the Company.

Based upon extensive work with significant companies in the carpet industry, EFTI is confident that the carpet industry will be a large market for the carbon by-product of the CAVD process.

Our technology is gaining acceptance in areas where the sale of the carbon is becoming less important, and the benefit of destroying and/or converting the waste streams into usable by-products without contaminating the environment, is becoming more important.

While management is confident that the above agreements and market opportunities will materialize, there can be no assurances.

16.	Segment Information

Commencing with the Company’s acquisition of EME, the Company operates in two business segments. The waste disposal segment is focused on research and development and bringing the existing technologies to commercial realization. The new Contracting segment operates electrical contracting and subcontracting services on commercial and municipal construction projects primarily in Florida and the Caribbean. The Caribbean projects are all denominated in US currency. Segment information for the three months ended March 31, 2005 is as follows:

	Waste Disposal	Contracting	Total
Revenue		8,168,099	$8,168,099
Cost of sales	56,507	6,247,451	6,247,451

Gross profit	(56,507)	1,977,155	1,920,648
Selling, general and administrative expenses	276,672	926,415	1,203,087
Research and development expenses	193,327	-0-	193,327

Income (loss) from operations before reorganization Item, income taxes and majority interest	(526,506)	1,050,740	524,234
Other income (expense);
Gain on extinguishment of debt, bankruptcy	-0-	2,178,568	2,178,568
Loss on disposal of assets		(3,031)	(3,031)
Miscellaneous income		33,294	33,294
Interest expense		(79,430)	(79,430)
Interest expense, beneficial conversion	(6,600,000)	-0-	(6,600,000)

Income (loss) before reorganization item, Income taxes and majority interest	(7,126,506)	3,180,141	(3,946,365)
Reorganization item, professional fees related to Bankruptcy and pursuit of claims	-0-	(323,661)	(323,661)

Loss before majority interest	(7,126,506)	2,856,480	(4,270,026)
Majority interest	-0-	(145,975)	(145,975)

Loss from continuing operations	(7,126,506)	2,856,480	(4,416,001)
Loss on disposal of discontinued operations	-0-	(137,636)	(137,636)

Net Loss	(7,126,506)	2,572,869	($4,553,637)

Total Assets	6,530,937	29,050,735	35,589,672
Goodwill		15,323,152	15,323,152

Segment information on a geographic basis for the period ended March 31, 2005 is as follows:

	Domestic	International (Caribbean)	Total
Net sales	4,351,315	3,816,784	8,168,099
Net income (loss)	(5,792,151)	1,238,514	(4,553,637)
Total Assets	32,305,578	3,284,094	35,589,672

All operations for the three months ended March 31, 2004 were in the waste disposal segment and there were no international sales during that period. In addition, there are no transactions between segments.

Report of Independent Registered Public Accounting Firm

Board of Directors

EarthFirst Technologies, Incorporated

Tampa, Florida

We have audited the accompanying consolidated balance sheet of EarthFirst Technologies, Incorporated and Subsidiaries (the “Company”), as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of EarthFirst Technologies, Incorporated and Subsidiaries, at December 31, 2004, and the consolidated results of their operations and their cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Aidman, Piser & Company, P.A.

March 18, 2005

Tampa, Florida

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2004

ASSETS
Current assets:
Cash	$1,482,383
Accounts receivable – less $200,000 allowance for doubtful accounts	8,511,692
Cost and estimated earnings in excess of billings on uncompleted contracts	986,269
Inventory	1,400,635
Prepaid expenses and other current assets	75,034

Total current assets	12,456,013
Property and equipment, net	4,340,490
Goodwill	15,323,152
Other assets	571,603

$32,691,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long term debt	$151,898
Liabilities subject to compromise	500,000
Liabilities not subject to compromise	1,850,000
Accounts payable and accrued expenses	6,111,140
Billings in excess of cost and estimated earnings on uncompleted contracts	1,047,565
Current maturities of notes payable, related parties	715,122

Total current liabilities	10,375,725

Liabilities subject to compromise – Non current	3,394,208
Liabilities not subject to compromise – Non current	4,199,866
Other liabilities	1,081,802
Notes payable, related parties, less current maturities	6,697,519
Long term debt, less current maturities	120,785

Total liabilities	25,869,905
Majority interest in consolidated joint venture	1,254,025
Commitments and contingencies (note 15)	—
Stockholders’ equity:
Common stock, par value $.0001, 500,000,000 shares authorized, 301,770,150 shares issued and outstanding	30,177
Additional paid-in capital	56,795,183
Accumulated deficit	(49,989,972)

6,835,388
Less: treasury stock (1,950,000 shares at cost)	(1,268,060)

Total stockholders’ equity	5,567,328

$32,691,258

See notes to consolidated financial statements.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Revenue	$15,314,892	$—
Cost of sales	11,209,802	—

Gross profit	4,105,090	—
Selling, general and administrative expenses	3,425,839	651,948
Research and development expenses	2,474,949	345,057
Settlement expense	—	280,000

Loss from operations before reorganization item, income taxes and majority interest	(1,795,698)	(1,277,005)
Other income (expense):
Gain on extinguishment of debt, bankruptcy	1,298,068	195,000
Bad debt recovery	157,947
Insurance refund	129,662
Rental income	94,073
Miscellaneous other	94,432

Interest expense	(469,514)	(373,607)
Impairment of goodwill	(142,900)

Loss before reorganization item, income taxes and majority interest	(633,930)	(1,455,612)
Reorganization item, professional fees related to bankruptcy and pursuit of claims	(1,202,829)	—

Loss before income taxes and majority interest	(1,836,759)	(1,455,612)
Income tax benefit	—	—

Loss before majority interest	(1,836,759)	(1,455,612)
Majority interest in net income of consolidated joint venture	(430,230)	—

Loss from continuing operations	(2,266,989)	—
Discontinued operations	—	19,418

Net loss	$(2,266,989)	$(1,436,194)

Loss per common share, basic and diluted:
Continuing operations	$(.01)	$(.01)
Discontinued operations	—	—

Net loss	$(.01)	$(.01)

Weighted average shares outstanding, basic and diluted	264,319,455	186,936,602

See notes to consolidated financial statements.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 2004 AND 2003

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total
	Shares	Amount
Balances, January 1, 2003	186,821,024	$18,682	$42,996,889	$(46,286,789)	$(1,268,060)	$(4,539,278)
Issuance of stock as partial payment to settle dispute	174,000	17	9118	—	—	9135
Capital contribution	—	—	356,744	—	—	356,744
Issuance of stock to acquire business	600,000	60	42,840	—	—	42,900
Net loss	—	—	—	(1,436,194)	—	(1,436,194)

Balances, December 31, 2003	187,595,024	18,759	43,405,591	(47,722,983)	(1,268,060)	(5,566,693)
Conversion of notes payable, related party to stock	49,175,125	4,918	3,929,092	—	—	3,934,010
Conversion of notes payable, related party to stock	10,000,001	1,000	1,399,000	—	—	1,400,000
Issuance of stock to acquire WESCO	15,000,000	1,500	1,798,500	—	—	1,800,000
Issuance of stock to acquire EME	40,000,000	4,000	6,263,000	—	—	6,267,000
Net loss	—	—	—	(2,266,989)	—	(2,266,989)

Balances December 31, 2004	301,770,150	$30,177	$56,795,183	$(49,989,972)	$(1,268,060)	$5,567,328

See notes to consolidated financial statements.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Cash flows from operating activities:
Net loss	$(2,266,989)	$(1,436,194)
Adjustments to reconcile net loss to net cash flows from operating activities:
Majority interest in net income of consolidated joint venture	430,230	—
Intangible asset impairment	142,900	—
Depreciation and amortization	77,342	15,081
In-process research and development expensed at acquisition	1,800,000	—
Gain on extinguishment of debt, bankruptcy	(1,298,068)	(195,000)
Loss on disposal of asset	—	33,300
Increase (decrease) in cash due to changes in:
Accounts receivable	(1,047,553)	—
Cost and estimated earnings in excess of billings on uncompleted contracts	620,585	—
Inventory	336,520	—
Prepaid expenses and other assets	395,980	—
Accounts payable and accrued expenses	(2,636,730)	110,483
Billings in excess of cost and estimated earnings on uncompleted contracts	(225,119)	—
Accrued interest on related party payables	244,571	373,607

Net cash flows from operating activities	(3,426,331)	(1,098,723)

Cash flows from investing activities:
Acquisition of property and equipment	(2,376,545)	—
Cash acquired in business acquisition	3,174,317	—
Cash paid for business acquisition	—	(50,000)

Net cash flows from investing activities	797,772	(50,000)

Cash flows from financing activities:
Proceeds from notes payable related party	4,107,413	1,152,252

Net cash flows from financing activities	4,107,413	1,152,252

Net change in cash	1,478,854	3,529
Cash, beginning of year	3,529	—

Cash, end of year	$1,482,383	$3,529

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

YEARS ENDED DECEMBER 31, 2004 AND 2003

Supplemental schedule of cash flow information

	2004	2003
Cash paid during the year for interest	$123,632	$—
Cash paid during the year for income taxes	$—	$—

Supplemental schedule of non-cash financing and investing activities

During 2004, the Company

•	Converted $3,934,010 of related party debt to 49,175,125 shares of common stock

•	Converted $1,400,000 of related party debt to 10,000,001 shares of common stock

•	Issued 15,000,000 shares of common stock in acquisition of the remaining 30% interest in a joint venture, the principal asset of which consisted of approximately $1,800,000 of in progress research and development, which is required to be expensed immediately.

•	Issued 40,000,000 shares of common stock in exchange for the stock of Electric Machinery Enterprises, Inc. having net assets as follows:

Cash	$3,174,317
Accounts receivable and other current assets	11,460,476
Property and equipment	2,023,364
Other assets	390,289
Value of goodwill associated with acquisition	15,323,152
Accounts payable and other current liabilities	(6,540,682)
Related party borrowings	(4,199,926)
Liabilities subject to compromise	(14,540,195)
Majority interest in Cayman joint venture	(823,795)

Value of common stock issued	$6,267,000

During 2003, the Company

•	Settled $83,000 in disputed claims against the Company in exchange for 174,000 shares of common stock valued at $9,135 and $73,865 of other consideration that was funded by related party advances.

•	Acquired the business assets of Applied Tech Consulting, Inc. in exchange for $50,000 in cash and 600,000 shares of common stock valued at $42,900 and an obligation to fund a remaining $50,000 in 2004.

•	Repaid $450,000 in related party notes payable via a transfer of land with a cost basis of $93,256. The $356,744 differential between the cost basis of the land and the note obligation relieved has been recorded as a non-cash capital contribution.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

1.	Nature of business, basis of presentation and summary of significant accounting policies:

Basis of presentation:

The financial statements of EarthFirst Technologies, Incorporated and its subsidiaries (“EarthFirst” or “the Company”) that are included herein have been prepared in accordance with accounting principles generally accepted in the United States of America, and include all the necessary adjustments to fairly present the results of the periods presented.

On August 20, 2004, the Company acquired the stock of Electric Machinery Enterprises, Inc. (“EME”) in exchange for 40,000,000 shares of the Company’s common stock. The Company acquired EME after EME had sought protection from creditors under Chapter 11 of the United States Bankruptcy Code (“the Bankruptcy Code”). EME is located in Tampa, Florida, and is an electrical contractor engaged primarily in the electrical-related construction of industrial and commercial buildings primarily in Florida and the Caribbean. EME’s construction contracts are typically twelve months or less, but may involve a longer duration of time depending upon the nature and size of the construction project. Through one of its subsidiaries, E.M. Enterprises General Contractors, Inc. (“EMEGC”), EME was involved in the construction of towers used in the cellular telephone industry. Through a second subsidiary, EME Modular Structures, Inc. (“EMEMS”), EMEMS was engaged in the construction of concrete modular buildings. EMEGC was sold subsequent to December 2004 (See Note 17). On December 9, 2004, EME’s plan of reorganization was confirmed by the bankruptcy court and, as such, EME emerged from bankruptcy on that date.

Variable Interest Entity

During 2004, the Company entered into a joint venture to operate Peleme, Ltd. (an EME affiliated Cayman company) to perform work in the Cayman Islands. The Shareholder Agreement provides for EME’s 40% ownership interest; however, it entitles EME to 70% of the net profit of this project and EME is responsible for 100% of the financial support pursuant to the agreement. Accordingly, the joint venture financial statements have been combined with those of the Company. Further, although organized in the Cayman’s, Peleme’s functional currency is in U.S. Dollars. All invoices are billed in U.S. Dollars and substantially all invoices paid in U.S. Dollars.

Nature of business:

EarthFirst is a research-based enterprise committed to the development and commercialization of technologies that will produce economically and environmentally superior products from carbon-rich solid and liquid materials considered wastes. As part of its efforts, the Company is also attempting to develop and commercialize applications of its technologies for the efficient production of alternative fuels. Additional applications of the Company’s technologies are focused on the environmentally desirable processing, destruction, purification, and/or remediation of harmful liquid and solid wastes.

Through its subsidiary EME, the Company performs services as an electrical contractor and subcontractor in the construction of commercial and municipal projects primarily located in Florida and the Caribbean.

Through the Company’s solid waste division, efforts remain focused on the demonstration and marketing of its first “Solid Waste Remediation Plant” in Mobile, Alabama. This unit is known as the “Catalytic Activated Vacuum Distillation Process (“CAVD”) Reactor”. This plant processes rubber tires extracting carbon and other raw materials for resale. This process efficiently disposes of the tires in an environmentally friendly that allows raw materials from those waste products to be recycled and reused.

26

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

1.	Nature of business, basis of presentation and summary of significant accounting policies (continued):

The Company anticipates providing additional CAVD plants to customers in various industries. The Company will bring proven technology in replicating its production plants and distribution network for the disposal of the by-products produced in the process.

The Company has developed technologies for the treatment of liquid waste products. The technology involves the use of high temperature plasma through which the liquid waste products are passed. The harmful properties contained in the liquid waste products are broken down at the molecular level as they pass through the plasma and a clean burning gas is produced.

Principles of Consolidation:

The financial statements include the consolidated accounts of EarthFirst Technologies Incorporated and all of its subsidiaries (including the variable interest entity discussed above) (collectively, the “Company”). All significant intercompany transactions and accounts have been eliminated.

In connection with its acquisition of EME, the Company acquired an investment in Peleme, Ltd., an EME affiliated Cayman Islands Company. The agreement provides for a 40% ownership interest with 70% share of profits or losses; however EME is responsible for 100% of the financial support pursuant to the agreement. In accordance with SFAS Interpretation no. 46R, the Company has accounted for this investment as a variable interest entity and the accompanying financial statement include the assets and liabilities of Peleme and the majority interest in this entity, with results of operations from the date of acquisition.

Cash and cash equivalents:

Cash and cash equivalents are comprised of highly liquid instruments with original maturities of three months or less. The Company maintains its financial instruments in a variety of high-credit quality financial institutions. The cash balance includes no cash equivalents at December 31, 2004.

Accounts Receivable and Customer Concentrations:

Accounts receivable are customer obligations due under normal trade terms. Retainage on construction contracts, which aggregate $521,261 and are included in accounts receivable, are contractual obligations of the customer that are withheld from progress billings until project completion, generally within one year. The Company performs continuing credit evaluations of its customers’ financial condition and does not require collateral.

Senior management reviews receivables on a monthly basis to determine if any amounts may become uncollectible. Any contract receivable balances that are determined to be uncollectible, along with a general reserve, are included in the allowance for doubtful accounts. After all reasonable attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available, the Company believes the allowance for doubtful accounts of $200,000 is adequate as of December 31, 2004.

Accounts receivables from one customer accounted for 25% of the Company’s trade accounts receivable balance at December 31, 2004. In addition, revenues from this one customer represented approximately 80% of all offshore sales and approximately 36% of total sales in 2004. This Construction contract is performed in the Cayman Islands. There were no receivables or revenue concentrations in 2003.

Inventory:

Inventory, which consists primarily of electrical and construction supplies, is stated at the lower of cost of market, determined by the first-in, first-out method. The Company takes a complete physical inventory at year end.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

1.	Nature of business, basis of presentation and summary of significant accounting policies (continued):

Property and equipment:

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from 5-7 years for machinery, computer equipment, office equipment and furniture. Leasehold improvements are amortized over the shorter of the term of the lease or the useful life of the asset. Depreciation relating to the CAVD Reactor will commence when the reactor begins revenue generating operations.

Impairment of goodwill and long-lived assets:

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), the Company reviews its non-amortizable long-lived assets, including intangible assets and goodwill for impairment annually, or sooner whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. Other depreciable or amortizable assets are reviewed when indications of impairment exist. Upon such an occurrence, recoverability of these assets is determined as follows. For long-lived assets that are held for use, the Company compares the forecasted undiscounted net cash flows to the carrying amount. If the long-lived asset is determined to be unable to recover the carrying amount, than it is written down to fair value. For long-lived assets held for sale, assets are written down to fair value. Fair value is determined based on discounted cash flows, appraised values or management’s estimates, depending upon the nature or the assets. Intangibles with indefinite lives are tested by comparing their carrying amounts to fair value. Impairment within goodwill is tested using a two step method. The first step is to compare the fair value of the reporting unit to its book value, including goodwill. If the fair value of the unit is less than its book value, the Company than determines the implied fair value of goodwill by deducting the fair value of the reporting unit’s net assets from the fair value of the reporting unit. If the book value of goodwill is greater than its implied fair value, the Company writes down goodwill to its implied fair value. The Company’s goodwill relates to the acquisition of Electric Machinery Enterprises, Inc.

Income taxes:

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and federal income tax basis of assets and liabilities that will result in taxable income or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized

Revenue recognition:

Revenues from solid waste transactions recognized during the year ended December 31, 2004 are the result of contracted monthly minimum draws against sales commissions on the products of a polymer manufacturing company, and the receipt of license fees granting the exclusive option to purchase total rights to the CAVD technology for use in certain geographical areas. License revenue is recognized upon receipt as there are no future obligations associated with such revenue.

The Company uses the percentage-of-completion method of accounting for contract revenue from electrical contracts where percentage of completion is computed on the cost to total cost method. Under this method, contract revenue is recorded based upon the percentage of total contract costs incurred to date to total estimated contract costs, after giving effect to the most recent estimates of costs to complete. Revisions in costs and revenue estimates are reflected in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined without regard to the percentage-of-completion. Because of the inherent uncertainties in estimating costs, it is possible that the estimates used will change.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

1.	Nature of business, basis of presentation and summary of significant accounting policies (continued):

Cost of Sales

The type of costs included in cost of sales at this time consist of items both directly and indirectly related to the performance of electrical construction contracts. These expenses include labor, materials, freight on the purchase of materials, equipment rentals, equipment repairs, subcontractors, vehicle costs, purchasing, receiving and warehouse costs. All of these costs are completely accounted for in costs of sales, without any prorations to selling, general and administrative.

Selling, General and Administrative expenses

Selling, general and administrative expenses include those operational expenses associated with sales and marketing, public relations, compliance with laws and regulations, occupancy, office operations, and all other general administrative expenses necessary to support operations.

Contract Claims

As of December 31, 2004 the Company has certain contracts and claims in various stages of negotiation, arbitration and litigation in the approximate amount of $9,000,000. The Company is attempting to resolve these matters, and expects to be successful in recovering these amounts. However, as in all matters in litigation, the outcome is not certain and amounts recovered, if any, could be materially different than expected. The Company does not record contract claims until such claims are realized pursuant to guidance in SOP Statement of Position 81-1 Accounting for Performance Construction-Type and Certain Production-Type Contracts. The guidance states that “recognition of amounts of additional contract revenue relating to claims is appropriate only if it is probable that the claim will result in additional contract revenue and if the amount can be reliably estimated.” Those two requirements are satisfied by the existence of all of the conditions described in the pronouncement. All of the conditions were not present so these claims are considered to be contingent gains and will be recorded when realized. These amounts, which are not carried as assets on the balance sheet, will be recorded as revenue when such claims are settled

Fair value of financial instruments:

At December 31, 2004, the carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and notes payable approximate fair value based either on the short term nature of the instruments or on the related interest rate approximating the current market rate

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

Net loss per share:

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding plus potential dilutive securities (7,250,000 and 9,250,000 common stock options and warrants in 2004 and 2003). For the years ended December 31, 2004 and 2003, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

Recent accounting pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs.” The statement amends Accounting Research Bulletin (“ARB”) No. 43, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. ARB No. 43 previously stated that these costs must be “so abnormal as to require treatment as current-period charges. “SFAS No. 151 requires that those items are recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this statement requires that allocation of fixed production overhead to the costs of conversion are based on the normal capacity of the production facilities. The statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for fiscal years beginning after the issue date of the statement. The adoption of SFAS No. 151 is not expected to have any significant impact on the Company’s current financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29.” APB Opinion No. 29, “Accounting For Nonmonetary Transactions,” is based on the opinion that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception of nonmonetary assets whose results are not expected to significantly change the future cash flows of the entity. The adoption of SFAS No. 153 is not expected to have any impact on the Company’s current financial condition or results of operations.

In December 2004, the FASB revised its SFAS No. 123 (“SFAS No. 123R”), “Accounting for Stock Based Compensation.” The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transaction in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received to exchange for an award to equity instruments based on the grant-date fair value of the award. The cost is recognized over the period during which the employee is required to provide service in exchange for the award. The provisions of the revised statement are effective for financial statements issued for the first interim or annual reporting period beginning after June 15, 2005, with early adoption encouraged. The Company accounts for options issued to employees under APB 25; however currently has no unvested options outstanding. Adoption of this standard in 2005 will result in recognition of stock-based compensation determined using the fair value method for options issued in the future.

2.	Management’s plans regarding liquidity and capital resources:

The Company has experienced recurring net losses since its inception and, as such, experienced negative operating cash flows through most of 2004. The Company has historically funded these negative operating cash flows with proceeds from sales of common and preferred stock, as well as notes and convertible debentures payable.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

In December 2000 and again in January 2003, the Company entered into multiple revolving line of credit promissory notes with entities related to the Company’s Chief Executive Officer, secured by all of the assets of the Company. Each revolving note is a demand loan, which means the lender can demand full repayment of the loan at any time. The promissory notes related to each revolving line of credit merely provided for a loan up to a stated amount. There is no obligation on the part of the related party to make any loans pursuant to these agreements if the loan balance is less than the stated amount. There is no obligation on the part of the related parties to make any additional loans.

During 2004, the Company continued to rely almost entirely on additional loans made by the related parties pursuant to these notes in order to finance its operations. The amounts received during 2004 and 2003 from these sources totaled approximately $4,100,000 and $1,150,000 respectively.

Historically, the related party lender has periodically agreed to convert portions of the loan balances into shares of the Company’s common stock. During 2004, the related party converted $5,334,010 of these notes into shares of the Company’s common stock as explained in Note 9. There is no obligation on the part of the related parties to convert any additional portion of the outstanding balance on these notes.

As of December 31, 2004, the Company owed $6,672,519 pursuant to these agreements (included in Notes payable, related party). Although these advances are due on demand, the stockholder and parties related thereto agreed to not demand payment prior to January 1, 2006. Subsequent to December 31, 2004, as discussed in Note 17, the outstanding balances pertaining to these notes have been converted to equity.

Since the acquisition of EME, the Company is no longer experiencing negative operating cash flows. Working capital as of December 31, 2004 was $2.1 million and stockholders equity was $5.6 million. The Company generated a net income in the fourth quarter of 2004 of $1,096,136.

On March 30, 2005, the Company closed an agreement with Laurus Funds on a senior credit facility aggregating up to $8 million. The initial funding under this agreement was $6.6 million. Details of this arrangement are available on Form 8-K, filed with the Securities Exchange Commission on April 6, 2005.

As a result of the completion of the various undertakings of 2004, the acquisition of WESCO, the completion of the CAVD plant in Mobile, Alabama, the acquisition and reorganization of EME, and the subsequent financing in 2005, the Company does not anticipate any additional loans from the related parties referred to above.

During the twelve months ended December 31, 2004, the Company received $100,000 from PEPER Holdings, LLC (PEPER), for a License Contract providing PEPER to secure the exclusive territory of Ciudad Juarez, Chihuahua, Mexico for 18 months, and the city of Guadalajara, Jalisco, Mexico for 6 months. During this period, PEPER intends to initiate construction of Catalytic Activated Vacuum Distillation (CAVD) plants that process rubber tire chips into usable energy products. The period of the exclusivity allows for environmental, political, and financial details to be finalized by PEPER.

PEPER will purchase the plants from EFTI and own the plants. EFTI will receive a 15% royalty based on gross profit and a technical support contract for continuing services during the life of the plant. The plants will be built by Harmony, LLC, a Turner Industries company that built the operating plant in Mobile, Alabama

The Company has signed a Letter of Intent with EarthClean Energy (“ECE”) to license territories in Canada and for the sale of a CAVD Reactor. The agreement with ECE is a license for three provinces in Canada: Ontario, Quebec and Alberta. Pursuant to the agreement, a nonrefundable license fee of $1,000,000 US will be paid to EFTI within one year. At the signing of the Formal License Contract, a 10% deposit for the purchase of the first plant will be made with the balance secured by a Letter of Credit. ECE will own 100% of the plants and EFTI will receive royalties for continued services during the contract period.

The Company has signed a Letter of Intent with San Vision Technology, Inc. (“SVT”) to license the territory of Ocean City, New Jersey. At the signing of a contract for their first CAVD Reactor, 10% of the plant sale will be paid to EFTI with the balance secured by a Letter of Credit. SVT will own the CAVD Reactor(s) and EFTI will receive royalties for continued services during the contract period.

While management is confident that the above agreements will materialize, there can be no assurances.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

The obtaining of final agreements pursuant to these letters of intent requires, among other things, that the Company conclude contract(s) for the sale of the carbon by-product.

The agreement with Chateau Energy, Inc. for an exclusive license to a specific geographical area in southern California has expired. Chateau has not renewed this agreement at this time, as a carbon sales contract has not yet been obtained, and they were obligated for extensive permitting fees going forward. This agreement will be revisited upon the obtaining of a carbon sales contract.

3.	Acquisitions and intangibles:

EME — 2004

As discussed in Note 1, on August 20, 2004 the Company acquired 100% of the outstanding stock of EME in exchange for the issuance of 40,000,000 shares of the Company’s common stock in a transaction accounted for as a purchase. Accordingly, the results of EME are included in the accompanying consolidated financial statements only from the acquisition date through December 31, 2004. The recorded cost of this acquisition was based upon the fair market value of the Company acquired based on an independent valuation. An intangible asset for goodwill has been recorded in the amount of $ 15,323,152. Generally accepted accounting principles do not allow the amortization of goodwill, but instead require an annual evaluation of the amount for impairment.

The fair values of assets acquired and liabilities assumed in connection with this acquisition, which was accounted for as a purchase, are as follows:

EME
Cash	$3,174,317
Accounts receivable	7,464,139
Costs and earnings in excess of billings	1,606,854
Inventory	1,737,155
Prepaid expenses and other current assets	652,328
Property and equipment	2,023,364
Construction in process
Goodwill	15,323,152
Purchased in-process research and development
Other assets	390,289

Total assets acquired	32,371,598
Less current liabilities assumed	(11,409,920)
Less long-term debt assumed	(14,694,678)

$6,267,000

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

Proforma results of operations for the years ended December 31, 2004 and 2003 as though this acquisition had taken place at January 1, 2003 are as follows:

	Years Ended December 31,
	2004	2003
Revenue	$40,046,786	$48,513,910

Net loss	$(1,578,082)	$(11,098,583)

Net loss per share	$(.01)	$(.06)

WESCO — 2004

In January 2004, the Company acquired a 100% interest in World Environmental Solutions Company (“WESCO”) through the issuance of 15,000,000 shares of stock and the assumption of $725,000 in obligations. The acquisition price was allocated to the assets acquired and the liabilities assumed based on their estimated fair values. (The fair value of the stock was determined based on the trading price of the stock).

For accounting purposes, the transaction was treated as an acquisition of assets and not a business combination because WESCO did not meet the definition of a business under EITF 98-3, Determination Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Busines . The purchase price was allocated to assets acquired and liabilities assumed based on management’s analysis and estimates of fair values. Management’s estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. The acquired in-process research and development (IPR&D) (principally associated with the Catalytic Activated Vacuum Distillation process) was valued at $1.8 million, based on the consideration given up. The remaining purchase price was the assumption of obligations associated with the property and equipment of $725,000 and was therefore specifically allocated to those assets. As such the acquisition of the intellectual property, which was funded by non-monetary assets (EarthFirst stock) was written off as IPR & D and the construction in process for the pilot plant was recorded based on the liabilities assusmed and EarthFirst took over the construction contract, paying all further costs of said construction directly to the contractor. The pilot plant was capitalizable since it was of a scale economically feasible for commercial production. The amounts assigned to IPR&D assets were written off at the date of acquisition in accordance with FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method .

ATC – 2003

On December 30, 2003, the Company entered into an agreement to acquire customer contacts that comprises the business of Applied Tech Consulting, Inc. (“ATC”).

Consideration for the purchase was as follows:

ATC
Cash paid at closing	$50,000
Cash payment due March 2004	50,000
600,000 shares of restricted stock	42,900

$142,900

The purchase was allocated to goodwill. There were no tangible assets acquired.

Results of operations as if the acquisition had occurred on January 1, 2003 would not differ significantly from those reflected in the accompanying consolidated statements of operations. The goodwill associated with this acquisition ($142,900) was deemed to be impaired at December 31, 2004 and written off.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

4.	EME Bankruptcy and Plan of Reorganization Obligations

On May 29, 2003, (“Petition Date”), Electric Machinery Enterprises, Inc. (the “Debtor”) filed a petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Florida (“the Bankruptcy Court”). Under Chapter 11, certain claims against the Debtor in existence prior to the filing of the petitions for relief under the Bankruptcy Code were stayed while the Debtor continued business operations as Debtor-In-Possession. These claims are reflected in the balance sheet as liabilities subject to compromise, and liabilities not subject to compromise.

The Plan of Reorganization (the “Plan”) filed on behalf of Electric Machinery Enterprises, Inc. was confirmed by the Bankruptcy Court on December 9, 2004. The plan provides for the restructure of debt, and orderly discharge of pre-petition priority and administrative claims. The restructured obligations under the Plan as of December 31, 2004 consisted of the following:

Secured debt:
Line of credit bank loans secured by accounts receivable, inventory and equipment	$4,711,860
Mortgage and installment notes payable to bank, secured by real estate and vehicles	1,338,005
Administrative debt
Costs and legal expenses for the administration of the reorganization case	229,922
Priority claims pre-petition
Federal and state priority tax claims	124,622
Unsecured debt
75% of liability from settlement of lawsuit	3,075,000
75% of pre-petition accounts payable	819,209

$10,298,618

On March 31, 2005, the Company took advantage of discounts available through the reorganization plan and closed on a new loan completely satisfying all obligations associated with the secured debt. The administrative debt and priority claims are to be paid out of normal operations and are anticipated to be paid within the year. The settlement amount of $3,075,000, included in unsecured debt can be paid off for $2,275,000 if paid within one year. The intent of management is to discount this amount further, and pay it off as quickly as possible. The pre-petition accounts payable require a $500,000 payment to the bankruptcy trustee in January 2005 with the balance paid off as quickly as possible; however there are no specific payment terms beyond this $500,000. The Company has made the January payment.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

5.	Contracts in Progress

Uncompleted contracts are summarized as follows:

Costs incurred on uncompleted contracts	$21,954,396
Estimated earnings on uncompleted contracts	5,795,021

27,749,417
Less billings to date	(27,810,713)

$(61,296)

The components of this amount are included on the balance sheet under the following captions:

Costs and estimated earnings in excess of billings on uncompleted contracts	$986,269
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,047,565)

$(61,296)

6.	Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31, 2004:

Land	$52,244
Buildings	1,267,139
Leasehold improvements	825,429
Equipment	2,357,491
Vehicles	1,389,889
Furniture, fixtures and other	127,850

6,020,042
Less accumulated depreciation	(3,924,689)

2,095,353
Construction in process	2,245,137

$4,340,490

Construction in process represents the costs of constructing the Company’s first CAVD reactor in Mobile, Alabama. This reactor is anticipated to be placed in service in the second quarter of 2005.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

7.	Long Term Debt

Long-term debt consisted of the following at December 31, 2004:

Promissory note payable to vendor in lieu of payment on administrative Claim, no accrued interest; bi monthly payments of $7,500, with final Payment of $ 25,638 by January 1, 2006	$90,637
Installment notes payable to various banks and finance companies, monthly payments of approximately $8,157 including interest, from 5.33% to 15%, secured by equipment	182,046

272,683
Less current maturities	(151,898)

$120,785

Future maturities of long-term debt are as follows:

Year ending December 31,
2005	$151,898
2006	37,741
2007	30,359
2008	30,693
2009	21,992

$272,683

8.	Income Taxes

Deferred tax assets and liabilities consist of the following at December 31, 2004:

2004
Net operating loss carryover	$18,630,000
Timing difference associated with allowance for doubtful accounts, accrued expenses and other items	1,259,000
Deferred tax asset valuation allowance	(19,889,000)
Deferred tax asset	—
Deferred tax liability	—
Net	$—

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

Income tax (expense) benefit consists of the following:

	2004	2003
Current:	$—	$—
Deferred:
Benefit of net operating loss carryover	884,000	545,000
Acquisition adjustment	4,484,000
Change in deferred tax asset valuation allowance	(5,368,000)	(545,000)
	$—	$—

The expected income tax benefit at the statutory tax rate differed from income taxes in the accompanying financial statements of operations as follows:

	Percentage of loss before income taxes
Statutory tax rate	35%	35%
State tax, net of federal benefit	4%	4%
Acquisition adjustment	198%	—
Change in deferred tax asset valuation allowance	(237)%	(39)%
Effective tax rate in accompanying statement of operations	0%	0%

The Company has net operating loss carryovers of approximately $42,600,000 at December 31, 2004. The net operating loss carryovers principally expire from 2018 through 2024.

9.	Related party transactions:

Material related party transactions that have been entered into by the Company that are not otherwise in these notes are summarized below:

Notes payable, related parties consisting of two notes payable to an entity controlled by the Company’s Chief Executive Officer (John Stanton) (also a principal stockholder) pursuant to revolving lines of credit secured by all of the assets of EarthFirst. Interest is at 10%. The amount outstanding at December 31, 2004, including interest was $6,672,519. The notes are payable on demand. Interest expense associated with notes payable, related party for the years ended December 31, 2004 and 2003 was $300,743 and $373,607, respectively. On February 4, 2004, $3,934,010 of amounts due under these notes were converted into 49,175,125 shares of the Company’s common stock. On August 20, 2004, $1,400,000 of amounts due under these notes were converted into 10,000,001 shares of the Company’s common stock. The conversion rate per share was determined under contracted terms based on a 20% discount of the closing bid price of the Company’s common stock, 20 business days prior to the conversion notice.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

Accrued bonuses payable to a related party formerly affiliated with EME and now a current shareholder of EFTI, in the amount of $715,122 , are presented as current maturities of notes payable, related parties.

Also included in notes payable, related parties is a reimbursement due in the amount of $25,000.

The Company leases and rents the real property, building, and all other improvements located at 2515 E Hanna Avenue, Tampa, Florida 33610 from Hanna Properties Corp., a related party affiliated with the President of EME. This property consists of 29,680 sq. ft. of office space, 80,320 sq. ft. of warehouse space and 26,992 sq. ft. of garage and workshop space. Monthly rental including sales tax, but excluding real estate taxes and insurances is $52,133. This lease obligation was assumed pursuant to EME’s reorganization plan for a period of two years, at which time EarthFirst has the option to re-evaluate. This location is the corporate headquarters of EarthFirst Technologies Incorporated and its subsidiaries.

10.	Stockholders equity:

On April 30, 2004, the Company filed Articles of Amendment to the Articles of Incorporation of EarthFirst Technologies Incorporated restating the authorized limit of common stock the Company may issue from 250,000,000 to 500,000,000 shares.

On January 26, 2004, the Company finalized a letter of understanding (“LOU”) with World Environmental Solutions Company, LLC (“WESCO”), Harmony, LLC and Turner Industries (“Harmony/Turner”) wherein the Company agreed to form a new LLC (“Holdings”) to commercialize certain Solid Waste Technology. Pursuant to the LOU, Holdings agreed to fund $50,000 in engineering costs and provide management and expertise to create an operational plant. The agreement further specifies that Harmony, LLC and Turner Industries (Company whose Chairman is related to the President of the Company) agree to a cost plus construction contract to build the Solid Waste Remediation Plant discussed earlier as well as four additional plants in the near term with a total of 43 plants projected within a 5 year period.

On January 30, 2004, the Company and WESCO entered into a separate agreement whereby in exchange for 70% of Holdings (bringing the Company’s ownership to 100% of this new joint venture holding company) the Company issued 15,000,000 shares of the Company’s stock in exchange for certain solid waste technology owned by WESCO (“Solid Waste”). This transaction was valued at the common stock trading market value of $0.12 per share on the date of the agreement.

Future stock issuances to the principals of WESCO contemplated under the agreement are as follows:

Upon sale of first 13 reactors	5 million common shares
Upon sale of 13 additional reactors	5 million common shares

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

Stock Options:

In 2001, the Board of Directors approved the 2001 Equity Incentive Plan. The total number of shares to which options may be granted under the plan is 20,000,000 shares. Generally the option price is fixed at no less than 100% of the fair market value of the shares at the date the option is granted and expire on the earlier of three months after termination of employment or ten years from the date of grant.

A summary of the status of the Company’s outstanding stock options as of December 31, 2004 and 2003, and the changes during the years ending on those dates, is presented below:

	Shares	Weighted Average Exercise Price
Options outstanding, January 1, 2003	9,330,000	$.32
Options granted in 2003	—	—
Options expired in 2003	(80,000)	.28

Options outstanding, December 31, 2003	9,250,000	.32
Options granted in 2004	—	—
Options cancelled in 2004	(2,000,000)	1.00

Options outstanding, December 31, 2004, all of which are exercisable	7,250,000	$.13

The following table summarizes information for options outstanding and exercisable at December 31, 2004.

	Options Outstanding and Exercisable
Range of Prices	Number	Weighted Avg. Remaining Life	Weighted Avg. Exercise Price
$ .05-.21	7,250,000	5.76 years	$.13

Weighted average grant date fair values are as follows:

	Number of Options	Exercise Price	Grant date fair value
Exercise price:
Equals market	6,783,800	$.12	$.12
Exceeds market	466,200	$.21	$.20
Less than market	—	$—	$—
	7,250,000

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

10.	Stockholders’ equity - (continued):

Common stock warrants:

There were no warrants granted during 2004 or 2003. During 2004, warrants to acquire 3,800,000 shares of common stock at $.40 per share expired.

Stock issuances for services:

During 2003, the Company issued shares of unregistered common stock to settle certain disputes. The shares issued have been valued at prices that approximate trading prices at the time of settlement.

11.	Segment information:

Commencing with the Company’s acquisition of EME in 2004, the Company operates in two business segments. Factors used to identify the enterprise’s reportable segments relate to the business organization (separate management) and nature of business conducted by each segment. The solid and liquid waste disposal segment is focused on research and development and bringing the existing technologies to commercial realization. The new Contracting segment operates electrical contracting and subcontracting services on commercial and municipal construction projects primarily in Florida and the Caribbean. The Caribbean projects are all denominated in US currency. Segment information for the twelve months ended December 31, 2004 is as follows:

	Waste Disposal	Contracting	Total
Revenue	$140,000	$15,174,892	$15,314,892
Cost of sales		11,209,802	11,209,802

Gross profit	140,000	3,965,090	4,105,090
Selling, general and administrative expenses	1,063,682	2,362,157	3,425,839
Research and development expenses	2,474,949	-0-	2,474,949

Income (loss) from operations before reorganization
Item, income taxes and majority interest	(3,398,631)	1,602,933	(1,795,698)
Other income (expense);
Gain on extinguishment of debt, bankruptcy		1,298,068	1,298,068
Loss on disposal of assets
Miscellaneous income		476,114	476,114
Interest expense	(300,743)	(168,771)	(469,514)
Impairment of goodwill	(142,900)		(142,900)

Income (loss) before reorganization item,
Income taxes and majority interest	(3,842,274)	3,208,344	(633,930)
Reorganization item, professional fees related to
Bankruptcy and pursuit of claims		(1,202,829)	(1,202,829)

Loss before majority interest	(3,842,274)	2,005,515	(1,836,759)
Majority interest		(430,230)	(430,230)

Net Loss	(3,842,274)	1,575,285	(2,266,989)

Total Assets	2,238,002	30,453,256	32,691,258
Goodwill		15,323,152	15,323,152

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

Segment information on a geographic basis for the year ended December 31, 2004 is as follows:

	Domestic	International (Caribbean)	Total
Net sales	9,673,398	5,641,494	15,314,892
Net income (loss)	(3,270,860)	1,003,871	(2,266,989)
Total Assets	30,080,840	2,610,418	32,691,258

All operations for the year ended December 31, 2004 were in the waste disposal segment and there were no international sales during that period. In addition, there are no transactions between segments.

12.	Retirement Plan

EME adopted a 401(k) savings plan effective January 1, 1997. The Plan covers all employees who are at least 18 years of age with one or more years of service. There were no discretionary contributions for the years ended December 31, 2004 or 2003.

13.	Employee Stock Ownership Plan and Trust

On December 12, 2004, Electric Machinery Enterprises, Inc. (“EME”) terminated the EME Employee Stock Ownership Plan (the “Plan”). All employees who were not fully vested became 100% vested as of December 12, 2004. Participants of the Plan are to be distributed stock of EarthFirst Technologies, Inc. that is held in the EME Employee Stock Ownership Trust on their behalf. EME has no obligation for the repurchase of the stock distributed to the participants of the Plan because the shares are publicly traded and as such, there is a market available in which the participants may sell their shares.

14.	Loss per common share:

The following table reconciles the numerators and denominators of the basic and diluted net loss per share computations.

	Year Ended December 31,
	2004	2003
Net loss – (numerator)	(2,266,989)	(1,436,194)
Basic:
Weighted average shares outstanding (denominator)	264,319,455	186,936,602
Loss per common share – basic	$(0.01)	$(0.01)
Diluted:
Weighted average shares outstanding	264,319,455	186,936,602
Effect of dilutive options	—	—
Adjusted weighted average shares (denominator)	264,319,455	186,936,602
Loss per common share – diluted	$(0.01)	$(0.01)

The effects of all stock options have been excluded from Common Stock equivalents because their effect would be anti-dilutive.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

15.	Commitments and Contingencies

Lease obligations:

The Company leases vehicles and certain other pieces of office equipment under noncancellable operating leases for periods up to four years. In addition, the Company conducts its operations in a facility leased from a related corporation owned by stockholders of Electric Machinery Enterprises, Inc.

The total rent expense for the twelve months ended December 31, 2004 was approximately $247,709, of which approximately $228,012 was for the facility leased from a related corporation.

Approximate future minimum rentals on noncancellable leases at December 31, 2004 are as follows:

Year ending December 31
2005	$733,226
2006	732,868
$1,466,094

Legal proceedings:

The Company is involved in litigation with Ruggero Maria Santilli (“Santilli”), The Institute for Basic Research, Inc. (IBR”), and Hadronic Press, Inc. (“Hadronic”) concerning certain aspects of the Company’s liquid waste technologies. The matters contemplated above will be referred to as the “Santilli Suit” and the “Hadronic Suit”. Hadronic claims to own the intellectual property rights to one or more aspects of the Company’s liquid waste technologies.

Management continues to believe that the Company owns all of the intellectual property rights necessary to commercialize and further develop its liquid and solid waste technologies without resorting to a license from any third parties.

During 2004, the Company has attempted to reach agreement with Santilli and his related parties to resolve the differences between the parties. As of this date, the parties are continuing their efforts to resolve their differences.

The litigation described above does not involve the technology the Company is developing in connection with its efforts for the processing of used automotive tires.

The Company is also involved in disputes with vendors for various alleged obligations associated with operations that were discontinued in prior years. Several disputes involve deficiency balances associated with lease obligations for equipment acquired by the Company for its contract manufacturing and BORS Lift operations that were discontinued during calendar 2000. The machinery and equipment associated with many of these obligations has been sold with the proceeds paid to the vendor or the equipment has been returned to the vendor. Several of the equipment leasing entities claim that balances on the leases are still owed.

The Florida Department of Revenue (the “DOR”) has conducted an examination of the Company’s Florida Sales and Use Tax Returns from its inception through June 30, 2001.

Included in the balance of Accrued expenses and other current liabilities is the Company’s estimate of the amount at which the matters contemplated above will ultimately be resolved. Approximately $1.1 million of the balance is attributable to the disputed matters contemplated above.

EARTHFIRST TECHNOLOGIES, INCORPORATED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2004 AND 2003

16.	Quarterly information (unaudited):

	March	June	September	December
2004
Revenues	$15,000	$115,000	$3,376,936	$11,807,956
Net income (loss)	$(2,082,861)	$(436,844)	$(843,420)	$1,096,136
Earning (loss) per share, basic	$(.009)	$(.002)	$(.003)	$.004
Earning (loss) per share, diluted	$(.009)	$(.002)	$(.003)	$.004

	March	June	September	December
2003
Revenues	$—	$—	$—	$—
Net income (loss)	$(333,919)	$(427,971)	$(477,029)	$(497,275)
Earning (loss) per share	$(.00)	$(0.00)	$(.01)	$(.00)

Note that EME was acquired August 20, 2004.

17.	Subsequent Events

Subsequent to December 31, 2004, the Company’s principal shareholder converted the balance of related party debt to equity. This transaction was accomplished in March of 2005, and resulted in the issuance 189,393,210 restricted shares of common stock.

Subsequent to December 31, 2004, the Company completed the sale of the stock of EMEGC, a wholly owned subsidiary of EME. This transaction was consummated in March 2005. The sale price of $900,000 was applied directly to the balance outstanding to the secured creditor in EME’s reorganization plan.

On March 31, 2005, the Company closed on a of senior credit facility aggregating up to eight million dollars. Detailed information regarding the structure of the funding is included in the Company’s Form 8-K filing on April 6, 2005. The investor is New York based Laurus Master Fund, LTD, an institutional fund that specializes in direct investments to growing, small and micro-cap companies. The initial funding under the facility was approximately $6.6 million.

The Company plans to utilize approximately 50 percent of the facility to satisfy Plan of Reorganization obligations of its subsidiary, Electric Machinery Enterprises, Inc. The secured creditor has been completely satisfied through this financing. The remaining funds will be used for growth and working capital.

ELECTRIC MACHINERY ENTERPRISES, INC. AND SUBSIDIARIES

(Debtor-In-Possession)

CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2004 (Unaudited)
ASSETS
Current assets:
Cash	$3,152,708
Accounts receivable
Contracts	7,398,647
Retainage	1,353,050
Allowance for doubtful accounts	(2,425,854)
Costs and estimated earnings in excess of billings on uncompleted contracts	1,373,313
Inventory	1,718,825
Prepaid expenses and other current assets	641,316

Total current assets	13,212,005
Property, plant & equipment - net	2,024,435
Other assets	598,315

$15,834,755

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long term debt	$1,509,094
Accounts payable and accrued expenses	6,605,711
Billings in excess of costs and estimated earnings on uncompleted contracts	863,967

Total current liabilities	8,978,772
Liabilities subject to compromise	16,258,968
Long term debt, less current maturities	461,451

Total liabilities	25,699,191
Minority interest	444,963
Commitments	—
Stockholders’ deficit
Common stock
Class A, voting, par value $.01, 10,000,000 shares authorized, 1,417,872 shares issued and outstanding	14,179
Class B - non voting, par value $.01, 10,000,000 shares authorized 1,093,539 shares issued and outstanding	10,935
Paid-in capital in excess of par value	4,186,503
Accumulated deficit - as restated	(13,592,226)

(9,380,609)
Less treasury stock (43,931 shares at cost)	(928,790)

Total stockholders’ deficit	(10,309,399)

$15,834,755

See notes to condensed consolidated financial statements

ELECTRIC MACHINERY ENTERPRISES, INC. AND SUBSIDIARIES

(Debtor-In-Possession)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

Six Months ended June 30, 2004 (Unaudited)
Revenue	$16,566,648
Cost of sales	13,875,206

Gross Profit	2,691,442
Selling, general and administrative expenses	2,477,185

Income from operations before income taxes and other items	214,257
Other income (expense)
Gain on sale of assets	364,401
Miscellaneous	329,263
Interest expense	(218,553)

Income before reorganization item, income taxes and minority interest	689,368
Reorganization item, Professional fees related to Bankruptcy and pursuit of claims	(808,745)

Net loss before income taxes and minority interest	(119,377)
Income tax benefit	—
Net loss before minority interest	(119,377)

Minority interest in variable interest entity	(444,963)

Net loss	(564,340)
Accumulated Deficit - December 31, 2003 - as previously reported	(3,380,497)
Adjustment relative to compliance with SEC Staff accounting bulletin 104 pertaining to revenue recognition	(9,647,389)

Accumulated Deficit - December 31, 2003 - as restated	(13,027,886)

Accumulated Deficit - June 30, 2004 (unaudited)	$(13,592,226)

Weighed average shares outstanding	2,511,411

Loss per share	$(.22)

See notes to condensed consolidated financial statements

ELECTRIC MACHINERY ENTERPRISES, INC. AND SUBSIDIARIES

(Debtor-In-Possession)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

Six Months ended June 30, 2004 (Unaudited)
Cash flows from operating activities
Net loss	$(564,340)
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation	27,084
Gain on sale of assets	(364,401)
Minority interest in net income of consolidated subsidiary	444,963
Increase (decrease) in cash due to changes in:
Current assets	91,581
Current liabilities	(39,501)

Net cash flows from operating activities	(404,614)

Cash flows from investing activities
Proceeds from Disposition of property, plant & equipment	191,450
Proceeds from Disposition of investment property	1,079,424

Net cash flows from investing activities	1,270,874

Cash flows from financing activities
Proceeds from notes payable	511,000
Repayment of long term debt	(158,808)

Net cash flows from financing activities	352,192

Increase in cash	1,218,452
Cash - December 31, 2003	1,934,256

Cash - June 30, 2004	$3,152,708

See notes to condensed consolidated financial statements

ELECTRIC MACHINERY ENTERPRISES INC. AND SUBSIDIARIES

(Debtor-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2004

NOTE A – DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A description of the Company and a summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

1. Description of the Business

Electric Machinery Enterprises, Inc. (EME), incorporated in the state of Florida, is located in Tampa, Florida, and engaged primarily in the electrical construction of industrial and commercial buildings, providing services to a wide variety of clients in the United States and abroad. EME, through a subsidiary, E.M. Enterprises General Contractors, Inc., previously an operating division, is involved in the construction of towers used in the cellular telephone industry. EME’s construction contracts are typically twelve months or less, but may involve a longer duration of time depending upon the nature and size of the construction project. EME Modular Structures, Inc., a wholly owned subsidiary of EME, is engaged in the construction of concrete modular buildings.

2. Interim financial statements:

The interim financial statements of Electric Machinery Enterprises, Inc. and its subsidiaries (“EME” or the “Company”) that are included herein are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of management, these interim financial statements include all the necessary adjustments to fairly present the results of the interim period, and all such adjustments are of a normal recurring nature. The report of the Company’s independent auditors for the year ended December 31, 2003 contains an explanatory paragraph as to the substantial doubt of the Company’s ability to continue as a going concern. No adjustments have been made to the accompanying financial statements to give effect to this uncertainty. The interim results reflected in the accompanying financial statements are not necessarily indicative of the results of operations for a full fiscal year.

3. Principles of Consolidation

The financial statements include the consolidated accounts of Electric Machinery Enterprises, Inc. and its subsidiaries, EME Modular Structures, Inc., E.M. Enterprises General Contractors, Inc., and Peleme Ltd (collectively, the “Company”). All significant intercompany transactions and accounts have been eliminated.

4. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

5. Cash and Cash Equivalents

Cash and cash equivalents are comprised of highly liquid instruments with original maturities of three months or less. The cash balance includes no cash equivalents at June 30, 2004.

ELECTRIC MACHINERY ENTERPRISES INC. AND SUBSIDIARIES

(Debtor-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2004

NOTE A – DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

6. Revenue Recognition

Revenue on long-term contracts is recorded on the basis of the Company’s estimates of the percentage-of-completion of individual contracts, measured for each contract by the percentage of direct costs incurred-to-date to estimated total direct costs at completion (cost to cost method). As these long-term contracts extend over one or more years, revisions in costs and profits estimated during the course of the work are recorded in the accounting period in which the facts requiring their revision become known. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss on the contract is recognized. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that these estimates used will change within the near term.

7. Contract receivables:

Construction contract receivables are customer obligations due under normal trade terms. Retainage on construction contracts are contractual obligations of the customer that are withheld from progress billings until project completion. The Company performs continuing credit evaluations of its customers’ financial condition and does not require collateral.

Senior management reviews receivables on a monthly basis to determine if any amounts may become uncollectible. Any contract receivable balances that are determined to be uncollectible, along with a general reserve, are included in the allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available, the Company believes the allowance for doubtful accounts of $2,425,854 is adequate as of June 30, 2004. However, future write-offs might exceed the recorded allowance.

8. Inventory

Inventory is stated at the lower of cost of market, determined by the first-in, first-out method. The Company takes it annual physical inventory at year end.

9. Impairment of long-lived assets:

The Company reviews the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the estimated future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and its fair value.

10. Depreciation and Amortization

Depreciation is provided using both accelerated and straight-line methods over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the term of the lease or the useful life of the asset.

11. Income taxes:

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and federal income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

ELECTRIC MACHINERY ENTERPRISES INC. AND SUBSIDIARIES

(Debtor-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2004

NOTE B – PETITION FOR RELIEF UNDER CHAPTER 11 OF FEDERAL BANKRUPTCY CODE

On May 29, 2003, (“Petition Date”), Electric Machinery Enterprises, Inc. (the “Debtor”) filed a petition for relief under Chapter 11 of the federal bankruptcy code (“Bankruptcy Code or Chapter 11”) in the United States Bankruptcy Court for the Middle District of Florida. Under Chapter 11, certain claims against the Debtor in existence prior to the filing of the petitions for relief under the federal bankruptcy laws are stayed while the Debtor continues business operations as Debtor-In-Possession. These claims are reflected in the balance sheet as “liabilities subject to compromise.” Additional claims may arise subsequent to the filing date resulting from rejection of executory contracts, including leases, and from the determination by the court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts. Claims secured against the Debtor’s assets (“secured claims”) also are stayed, although the holders of such claims have the right to move the court for relief from the stay. Secured claims are secured primarily by liens on the Debtor’s property, plant, equipment, receivables and inventory.

The Debtor received approval from the Bankruptcy Court to pay or otherwise honor certain pre-petition obligations. (See Note H for detail of liabilities subject to compromise).

NOTE C – NOTES RECEIVABLE

Notes receivable consisted of the following at June 30, 2004:

Demand notes receivable, interest ranging from 4.75% to 11%, unsecured	$60,057
Note receivable from individual, weekly payments of $200, including interest at 6.75% per annum, due June, 2005, secured by vehicle.	10,100
Note receivable from unrelated company, interest at 9% per annum, due March 16, 2004, guaranteed by major stockholder of the unrelated company.	203,000

273,157
Less non-current portion	9,600

$263,557

ELECTRIC MACHINERY ENTERPRISES INC. AND SUBSIDIARIES

(Debtor-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2004

NOTE D – CONTRACTS IN PROGRESS

Uncompleted contracts are summarized as follows:

Costs incurred on uncompleted contracts	$16,977,187
Estimated earnings on uncompleted contracts	3,631,323

20,608,510
Less billings to date	(20,099,164)

$509,346

The components of this amount are included on the balance sheet under the following captions:

Costs and estimated earnings in excess of billings on Uncompleted contracts	$1,373,313
Billings in excess of costs and estimated earnings on uncompleted contracts	(863,967)

$509,346

NOTE E – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following at June 30, 2004:

Land	$52,244
Buildings	1,267,139
Leasehold improvements	825,429
Equipment	2,281,045
Vehicles	1,286,142
Furniture and fixtures	105,332
Patent	22,518

5,839,849
Less accumulated depreciation	(3,815,414)

$2,024,435

ELECTRIC MACHINERY ENTERPRISES INC. AND SUBSIDIARIES

(Debtor-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2004

NOTE F – LONG-TERM DEBT

Long-term debt consisted of the following at June 30, 2004:

Mortgage payable to bank, monthly principal payments of $7,708 plus interest at prime (4% at June 30, 2004), secured by real estate, due October, 2007.	1,310,417
Note payable to unrelated company, interest at prime (4% at June 30, 2004), secured by building, inventory and patents	451,000
Installment notes payable to various banks and finance companies, monthly payments of approximately $8,157 including interest, from 5.33% to 15%, secured by equipment	175,959
Note payable to stockholders, 0% interest, due on demand, Unsecured	33,169

$1,970,545
Less current maturities	1,509,094

$461,451

Future maturities of long-term debt are as follows:

Year ending June 30,
2005	$1,489,093
2006	478,314
2007	3,138

$1,970,545

ELECTRIC MACHINERY ENTERPRISES INC. AND SUBSIDIARIES

(Debtor-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2004

NOTE G – LIABILITIES SUBJECT TO COMPROMISE

Pre-petition long term debt subject to compromise at June 30, 2004 consisted of the following:

Bank line of credit of $7,500,000, interest payable monthly at prime (4% at June 30, 2004), due July 24, 2003, secured by accounts receivable, inventory and equipment.	$7,431,285
Note payable to individual, interest monthly at 12%, principal payments of $50,000 annually, on March 1st , at option of payee, unamortized principal balance due March, 2005, unsecured	337,253
Note payable to related individual, interest payable quarterly 9.5%, balance due October 31, 2004, unsecured	13,458
Note payable to related company, interest payable monthly at prime (4% at June 30, 2004), plus ¼%, due October 31, 2004, unsecured	436,423
Note payable to related individual, interest payable monthly at prime (4% at June 30, 2004) plus ¼%, due April 1, 2005, unsecured	200,000
Note payable to related company, monthly payments of $2,145 plus interest at prime (4% at June 30, 2004) plus ¼%, due May 2010 unsecured	1,570,635
Note payable to related individuals, interest payable at 8%, due December 31, 2006, unsecured	360,000
Note payable to related individuals, interest payable at 8%, due December 31, 2006, unsecured	200,000
Note payable to related individuals, interest payable at prime (4% at June 30, 2004), plus 1%, due December, 2004, unsecured	181,000
Note payable to related individuals, payable monthly at prime (4% at June 30, 2004), plus ¼%, due December 27, 2004	100,000

$10,830,054

ELECTRIC MACHINERY ENTERPRISES INC. AND SUBSIDIARIES

(Debtor-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2004

NOTE H- COMMITMENTS AND CONTINGENCIES

The Company leases vehicles under noncancellable operating leases for periods up to four years. In addition, the Company conducts its operations in a facility leased from a related corporation owned by stockholders of Electric Machinery Enterprises, Inc.

The total rent expense for the six months ended June 30, 2004 was approximately $388,894, of which approximately $342,019 was for the facility leased from a related corporation.

Approximate future minimum rentals on noncancellable leases at June 30, 2004 are as follows:

Year ending June 30
2005	$660,767
2006	647,068
2007	637,065
2008	627,063
2009	627,063
Thereafter	3,762,377

$6,961,403

The accompanying financial statements reflect the liability from settlement of lawsuits in 2003. The first claim with Universal Partners and CRSS was settled in January, 2003, with a judgment for $2,275,000, if paid within one year from confirmation of reorganization plan in bankruptcy court. If settlement is made beyond a period of one year from said date, the agreed upon settlement amount would be $4,100,000, to be paid in five annual installments. The second claim was settled in April, 2003 for $51,000. These amounts have been accrued at face value of $4,151,000.

NOTE I– RETIREMENT PLAN

The Company adopted a 401(k) savings plan effective January 1, 1997. The Plan covers all employees who are at least 18 years of age with one or more years of service. The Company did not make any discretionary contributions for the six months ended June 30, 2004.

-F-53

ELECTRIC MACHINERY ENTERPRISES INC. AND SUBSIDIARIES

(Debtor-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2004

NOTE J- EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

Effective January 1997, the Company established the EME Employee Stock Ownership Plan and Trust (the “Plan”), which enables employees of the Company to share in the growth of the Company through the acquisition of stock. Employees of the Company are generally eligible to participate in the Plan after one year of service and attainment of 18 years of age, provided they worked at least 1,000 hours during such Plan year and are employed on the last working day of the Plan year.

The plan provides for the Company, at the discretion of its Board of Directors, to make contributions up to the maximum amount permitted under the Internal Revenue Code.

NOTE K – ACCUMULATED DEFICIT RESTATEMENT

The accumulated deficit as of December 31, 2003 has been restated in the amount of $9.647,389 to conform with accounting principles prescribed by the Securities Exchange Commission in Staff Accounting Bulletin (SAB) 104 relative to revenue recognition associated with what the SEC refers to as contingent revenue.

As of December 31, 2003 the Company included this amount in other assets to be representative of certain contracts and claims in various stages of negotiation, arbitration and litigation. The Company is attempting to resolve these matters, and expects to be successful in recovering these amounts. However, as in all matters in litigation, the outcome is not certain and amounts recovered, if any could be materially different than expected.

H – Consequently, the beginning accumulated deficit has been restated, and any collections relative to these matters will be recognized as income at that time.

NOTE L – VARIABLE INTEREST ENTITY

During 2004, the Company entered into a joint venture to operate Peleme Ltd., (a Cayman company) to perform work in the Cayman Islands. The Shareholder Agreement provides for EME’S 40% ownership interest, However it entitles Electric Machinery to 70% of the net profit of this project and EME is responsible for 100% of the financial support pursuant to the agreement.

Income taxes:

The Company has no income tax expense or benefit for the six months ended June 30, 2004 as the Company has incurred net operating losses and has recognized valuation allowances for all deferred tax assets.

Federal statutory income tax rate	35.00%
State taxes, net of federal benefit	4.00
Valuation allowance	(39.00)

—%

The tax effects of temporary differences and net operating losses that give rise to significant portions of deferred tax assets and liabilities consisted of the following:

Deferred tax assets (liabilities)

Timing difference associated with the allowance for doubtful accounts and accrued expenses	$1,746,000
Net operating loss carry-forward	2,088,000
Less: valuation allowance	(8,884,000)
Net deferred tax	$—

At June 30, 2004, the Company has federal and state net operating loss carry-forwards of approximately $4,865,000 and $8,065,000, which expiring through 2024.

EARTHFIRST TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

as of June 30, 2004

(Unaudited)

	EFTI	EME	Adjustments	Pro Forma Consolidated
ASSETS
Current assets:
Cash	$—	$3,152,708		$3,152,708
Accounts receivable	—	6,325,843		6,325,843
Costs and estimated earnings in excess of billings	—	1,373,313		1,373,313
Inventory	—	1,718,825		1,718,825
Prepaid expenses and other current assets	—	641,316		641,316

Total current assets	—	13,212,005	—	13,212,005
Property, plant & equipment—net	2,059,283	2,024,435		4,083,718
Intangible assets	142,900		16,576,399	16,719,299
Other assets		598,315		598,315

	$2,202,183	$15,834,755	$16,576,399	$34,613,337

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long term debt	$—	$1,509,094		1,509,094
Accounts payable and accrued expenses	2,548,864	7,050,674		9,599,538
Notes payable, related party	2,005,705	—		2,005,705
Billings in excess of costs and estimated earnings	—	863,967		863,967

Total current liabilities	4,554,569	9,423,735	—	13,978,304
Liabilities subject to compromise	—	16,258,968		16,258,968
Long term debt, less current maturities	—	461,451		461,451

Total liabilities	4,554,569	26,144,154	—	30,698,723
Stockholders’ equity (deficit):
Common stock	25,177	25,114	(21,114)	29,177
Paid-in capital in excess of par value	49,133,183	4,186,503	2,076,497	55,396,183
Accumulated deficit - as restated	(50,242,686)	(13,592,226)	13,592,226	(50,242,686)

	(1,084,326)	(9,380,609)	15,647,609	5,182,674
Less treasury stock	(1,268,060)	(928,790)	928,790	(1,268,060)

Total stockholders’ equity (deficit)	(2,352,386)	(10,309,399)	16,576,399	3,914,614

	$2,202,183	$15,834,755	$16,576,399	$34,613,337

See notes to pro forma condensed consolidated financial statements

EARTHFIRST TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

for the six months ended June 30, 2004

(Unaudited)

	EFTI	EME	Adjustments	Pro Forma Consolidated
Revenue	$130,000	$16,566,648		$16,696,648
Cost of sales	—	13,875,206		13,875,206

Gross Profit	130,000	2,691,442		2,821,442
Selling, general and administrative expenses	401,804			401,804
Research and development	2,141,944	2,477,185		4,619,129

Income (loss) from operations before income taxes and other items	(2,413,748)	214,257		(2,199,491)
Other income (expense)
Gain on sale of assets		364,401		364,401
Miscellaneous		329,263		329,263
Interest expense	(105,955)	(218,553)		(324,508)

Income before extraordinary items	(2,519,703)	689,368		(1,830,335)
Professional fees related to Bankruptcy and pursuit of claims	—	(808,745)		(808,745)
Minority interest in variable interest entity	—	(444,963)		(444,963)

Net loss	(2,519,703)	(564,340)		(3,084,043)
Accumulated Deficit - December 31, 2003 - as previously stated	(47,722,983)	(3,380,497)		(51,103,480)

Adjustment relative to compliance with SEC Staff advisory bulletin 104 pertaining to revenue recognition		(9,647,389)		(9,647,389)

Accumulated Deficit - December 31, 2003 - as restated	(47,722,983)	(13,027,886)		(60,750,869)

Accumulated Deficit - June 30, 2004 (unaudited)	$(50,242,686)	$(13,592,226)		$(63,834,912)

See notes to pro forma condensed consolidated financial statements

EARTHFIRST TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

JUNE 30, 2004

NOTE A – DESCRIPTION OF ACQUISITION TRANSACTION AND APPLICATION TO THESE PRO FORMA FINANCIAL STATEMENTS

On August 20, 2004 Earthfirst Technologies Incorporated, a Florida Corporation (“EFTI”) acquired all of the outstanding capital stock of Electric Machinery Enterprises, Inc. (“EME”) in exchange for issuing EME’s shareholders 40,000,000 shares of restricted common stock pursuant to an Acquisition and Stock Exchange Agreement.

In compliance with the financial disclosure requirements of the United States Securities and Exchange Commission relative to the acquisition of assets, these pro forma financial statements are being presented to reflect the effects of a consolidation of these entities as if the transaction had occurred as of the interim date presented herein

EARTHFIRST TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

for the year ended December 31, 2003

	EFTI	EME	Adjustments	Pro Forma Consolidated
Revenue	—	48,513,910		48,513,910
Cost of sales	—	44,979,782		44,979,782

Gross Profit	—	3,534,128		3,534,128
Selling, general and administrative expenses	651,948	8,985,342		9,637,290
Research and development	345,057			345,057
Settlement expense	280,000			280,000

Loss from continuing operations before income taxes and other items	(1,277,005)	(5,451,214)		(6,728,219)
Other income (expense)
Gain on extinguishment of debt	195,000	—		195,000
Gain on sale of assets	—	17,608		17,608
Miscellaneous	—	54,366		54,366
Interest expense	(373,607)	(582,437)		(956,044)
Interest income	—	4,722		4,722
Bad debt recovery	—	327,051		327,051
Lawsuit settlement	—	(4,151,000)		(4,151,000)
Rental income	—	75,291		75,291
Insurance refund	—	385,224		385,224

	(178,607)	(3,869,175)		(4,047,782)

Loss from continuing operations before extraordinary items and income taxes	(1,455,612)	(9,320,389)		(10,776,001)
Professional fees related to reorganization	—	(291,000)		(291,000)

Loss before income taxes	(1,455,612)	(9,611,389)		(11,067,001)
Provision for income taxes
Current benefit	—	183,000		183,000
Deferred expense	—	(234,000)		(234,000)
	—	(51,000)		(51,000)

Loss from continuing operations	(1,455,612)	(9,662,389)		(11,118,001)
Discontinued operations:
Gain (loss) from discontinued operations (no applicable income taxes)	19,418	—		19,418

Net loss	(1,436,194)	(9,662,389)		(11,098,583)
Accumulated deficit- December 31, 2002	(46,286,789)	6,281,892		(40,004,897)

Accumulated deficit- December 31, 2003 - as previously stated	(47,722,983)	(3,380,497)		(51,103,480)
Adjustment relative to compliance with SEC Staff advisory bulletin 104 pertaining to revenue recognition	—	(9,647,389)		(9,647,389)

Accumulated deficit- December 31, 2003 - as restated	$(47,722,983)	$(13,027,886)		$(60,750,869)

EARTHFIRST TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

DECEMBER 31, 2003

NOTE A – DESCRIPTION OF ACQUISITION TRANSACTION AND APPLICATION TO THESE PRO FORMA FINANCIAL STATEMENTS

On August 20, 2004 Earthfirst Technologies Incorporated, a Florida Corporation (“EFTI”) acquired all of the outstanding capital stock of Electric Machinery Enterprises, Inc. (“EME”) in exchange for issuing EME’s shareholders 40,000,000 shares of restricted common stock pursuant to an Acquisition and Stock Exchange Agreement.

In compliance with the financial disclosure requirements of the United States Securities and Exchange Commission relative to the acquisition of assets, these pro forma financial statements are being presented to reflect the effects of a consolidation of these entities as if the transaction had occurred as of the interim date presented herein

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

CONSOLIDATED BALANCE SHEET

December 31, 2003

ASSETS
CURRENT ASSETS
Cash and cash equivalents (notes A4 and A10)	$1,934,256

Contract receivables, net (notes A6, D, F and I2)
Billed	5,543,793
Retainage	1,196,513

6,740,306

Notes receivable (note C)	135,671

Other receivables	256,407

Income tax refund receivable	299,000

Costs and estimated earnings in excess of billings on uncompleted contracts (notes A5 and D)	1,092,047

Inventory (notes A7, F and G)	1,697,974

Prepaid expenses	22,000

Total current assets	12,177,661

PROPERTY, PLANT AND EQUIPMENT - at cost, less accumulated depreciation (notes A8, E, F and G)	2,096,512

INVESTMENTS
Real estate held for future use (note R)	838,511
Cash surrender value of life insurance policies (net of $144,366 of loans payable)	109,923
Investment in partnership (note R)	22,969

971,403

OTHER ASSETS
Notes receivable (note C)	138,456
Deposits and other	257,409
Contract and claims receivable (note Q)	9,647,389

10,043,254

$25,288,830

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

CONSOLIDATED BALANCE SHEET

December 31, 2003

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Notes payable (note F)	$7,181,285
Current maturities of long-term debt (note G)	1,692,308
Accounts payable	3,724,537
Billings in excess of costs and estimated earnings on uncompleted contracts (notes A5 and D)	1,035,374
Accrued expenses	1,411,860
Lawsuit settlements (note M)	4,151,000

Total current liabilities	19,196,364

LONG-TERM DEBT, less current maturities (note G)	513,297

COMMITMENTS AND CONTINGENCIES (note I)	—

LIABILITIES SUBJECT TO COMPROMISE
Pre-petition accounts payable	2,615,323
Pre-petition long-term debt (note N)	3,061,516

5,676,839

Total liabilities	25,386,500

STOCKHOLDERS’ DEFICIT
Common stock
Class A - voting stock, $.01 par value, 10,000,000 shares authorized, 1,417,872 shares issued and outstanding	14,179
Class B - non-voting stock, $.01 par value, 10,000,000 shares authorized, 1,093,539 shares issued and outstanding	10,935
Paid-in capital in excess of par value	4,186,503
Accumulated deficit	(3,380,497)

831,120
Less 43,931 shares of common stock in treasury at cost (note K)	(928,790)

Total stockholders’ deficit	(97,670)

$25,288,830

The accompanying notes are an integral part of this consolidated statement.

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

For the year ended December 31, 2003

Earned revenues (notes A5 and Q)	$48,513,910

Cost of earned revenues (notes A5 and Q)	44,979,782

Gross profit	3,534,128

Selling, general and administrative expenses	8,985,342

Operating loss	(5,451,214)

Other income (expense)
Interest expense	(582,437)
Interest income	4,722
Bad debt recovery	327,051
Gain on sale of property	17,608
Lawsuit settlement (note M)	(4,151,000)
Rental income	75,291
Insurance refund	385,224
Miscellaneous	54,366

(3,869,175)

Loss before reorganization item and income taxes	(9,320,389)

Reorganization item (note P)
Professional fees	(291,000)

Loss before income taxes	(9,611,389)

Provision for income taxes (notes A9 and H)
Current benefit	183,000
Deferred expense	(234,000)

(51,000)

NET LOSS	(9,662,389)

Retained earnings at beginning of year	6,281,892

Accumulated deficit at end of year	$(3,380,497)

The accompanying notes are an integral part of this consolidated statement.

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended December 31, 2003

Cash flows from operating activities
Net loss	$(9,662,389)

Adjustments to reconcile net loss to net cash used by operating activities
Gain on sale of assets	(17,608)
Depreciation and amortization	322,866
Decrease in inventory	387,677
Increase in accounts receivable	(2,843,466)
Increase in income tax refund and other receivables	(92,183)
Increase in prepaid expenses, deposits and other assets	(185,525)
Decrease in deferred tax asset	234,000
Net decrease in costs and estimated earnings in excess of billings on uncompleted contracts	2,433,740
Increase in accounts payable	6,505,113
Decrease in pre-petition accounts payable	(4,040,274)
Increase in accrued expenses and retirement arrangement	1,213,422
Increase in lawsuit settlements	4,151,000

Total adjustments	8,068,762

Net cash used by operations	(1,593,627)

Cash flows from investing activities
Decrease in equity of partnership investment	14,764
Proceeds from sale of property and equipment	18,115
Property and equipment additions	(83,072)

Net cash used by investing activities	(50,193)

Cash flows from financing activities
Proceeds from notes receivable	5,876
Net proceeds on bank line of credit	2,770,248
Proceeds from long-term debt	450,026
Payments on long-term debt	(312,574)

Net cash provided by financing activities	2,913,576

Net increase in cash and cash equivalents	1,269,756
Cash and cash equivalents at beginning of year	664,500

Cash and cash equivalents at end of year	$1,934,256

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

CONSOLIDATED STATEMENT OF CASH FLOWS - CONTINUED

For the year ended December 31, 2003

Supplemental disclosures of cash flow information
Cash paid during the year
Interest	$421,304

Income taxes	$—

The accompanying notes are an integral part of this consolidated statement.

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003

NOTE A - DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A description of the company and a summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

1. Description of the Business

Electric Machinery Enterprises, Inc., (“EME”), located in Tampa, Florida, is engaged primarily in the electrical construction of industrial and commercial buildings, providing services to a wide variety of clients in the United States and abroad. EME’s construction contracts are typically twelve months or less, but may involve a longer duration of time depending upon the nature and size of the project. EME Modular Structures, Inc., a wholly owned subsidiary of EME, is engaged in the construction of concrete modular buildings. E.M. Enterprises General Contractors, Inc., a wholly owned subsidiary of EME, is engaged in the construction of towers used in the cellular telephone industry.

2. Principles of Consolidation

The financial statements include the consolidated accounts of Electric Machinery Enterprises, Inc. and its subsidiaries, EME Modular Structures, Inc. and E.M. Enterprises General Contractors, Inc. (collectively, the “Company”). All significant intercompany transactions and accounts have been eliminated.

3. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

4. Cash and Cash Equivalents

Cash and cash equivalents are comprised of highly liquid instruments with original maturities of three months or less. The cash balance includes no cash equivalents at December 31, 2003.

5. Revenue Recognition

Revenue on long-term contracts is recorded on the basis of the Company’s estimates of the percentage-of-completion of individual contracts, measured for each contract by the percentage of costs incurred-to-date to estimated total costs at completion (cost to cost method).

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2003

NOTE A - DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

As these long-term contracts extend over one or more years, revisions in costs and profits estimated during the course of the work are recorded in the accounting period in which the facts requiring their revision become known. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss on the contract is recognized.

6. Contracts Receivable

The Company considers contracts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

7. Inventory

Inventory is stated at the lower of cost or market, determined by the first-in, first-out method.

8. Depreciation and Amortization

Depreciation is provided using both accelerated and straight-line methods over the estimated useful lives of the related assets, ranging from 3 to 39 years. Leasehold improvements are amortized over the shorter of the term of the lease or the useful life of the asset.

9. Income Taxes

The provision for income taxes represents income taxes receivable for the current year plus the change in deferred tax assets during the year. Deferred income taxes have been determined using the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. This method also allows for the recognition of deferred tax assets in the current period for the future benefit of net operating loss carryforwards and items for which expenses have been recognized for financial statement purposes, but will be deductible in future periods for income tax purposes. The temporary differences in these financial statements relate primarily to accrued lawsuit settlements, accrued salaries and bonuses, and net operating loss carryforwards. A valuation allowance is provided for deferred tax assets if it is uncertain as to the future realization of these benefits.

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2003

NOTE A - DESCRIPTION OF THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

10. Concentrations of Credit Risk

Cash balances are maintained in financial institutions. Occasionally, deposits exceed amounts insured by the Federal Deposit Insurance Corporation. Accordingly, the Company places its cash with banks it considers to be high credit quality financial institutions.

NOTE B - PETITION FOR RELIEF UNDER CHAPTER 11 OF FEDERAL BANKRUPTCY CODE

On May 29, 2003 (“Petition date”), Electric Machinery Enterprises, Inc. (the “Debtor”) filed a petition for relief under Chapter 11 of the federal bankruptcy code (“Bankruptcy Code” or “Chapter 11”) in the United States Bankruptcy Court for the Middle District of Florida. Under Chapter 11, certain claims against the Debtor in existence prior to the filing of the petitions for relief under the federal bankruptcy laws are stayed while the Debtor continues business operations as Debtor-in-Possession. These claims are reflected in the balance sheet as “liabilities subject to compromise.” Additional claims may arise subsequent to the filing date resulting from rejection of executory contracts, including leases, and from the determination by the court (or agreed to by parties in interest) of allowed claims for contingencies and other disputed amounts. Claims secured against the Debtor’s assets (“secured claims”) also are stayed, although the holders of such claims have the right to move the court for relief from the stay. Secured claims are secured primarily by liens on the Debtor’s property, plant, equipment, receivables and inventory (see note Q also).

The Debtor received approval from the Bankruptcy Court to pay or otherwise honor certain pre-petition obligations. (See note N for detail of liabilities subject to compromise).

NOTE C - NOTES RECEIVABLE

Notes receivable consisted of the following at December 31, 2003:

Demand notes receivable from related parties, interest ranging from 4.75% to 11%, unsecured	$60,056
Note receivable from individual, weekly payments of $200 including interest at 6.75% per annum, due June 2005, secured by vehicle	11,071

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor in Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2003

NOTE C - NOTES RECEIVABLE - Continued

Note receivable from unrelated company, interest at 9%, due December 2006, guaranteed by major stockholder of the unrelated company	203,000

274,127
Less current portion	135,671

$138,456

NOTE D - CONTRACTS IN PROGRESS

Uncompleted contracts at December 31, 2003 are summarized as follows:

Costs incurred on uncompleted contracts	$30,885,427
Estimated earnings on uncompleted contracts	3,792,364

34,677,791
Less billings to date	34,621,118

$56,673

These components are included on the balance sheet under the following captions:

Costs and estimated earnings in excess of billings on uncompleted contracts	$1,092,047
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,035,374)

$56,673

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2003

NOTE E - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following at December 31, 2003:

Land	$52,244
Buildings	1,267,139
Leasehold improvements	825,429
Equipment	2,261,136
Vehicles	1,421,509
Furnishings and fixtures	105,332

5,932,789
Less accumulated depreciation and amortization	3,836,277

$2,096,512

NOTE F - NOTE PAYABLE

Note payable consisted of the following at December 31, 2003:

Bank line of credit of $7,500,000, interest payable monthly at prime (4% at December 31, 2003), currently due, secured by contract receivables, inventory and equipment	$7,181,285

Due to filing the petition for relief under Chapter 11, the bank has restricted future draws on the line of credit, and due to an order by the bankruptcy court, the Company may only make interest payments on the outstanding balance.

NOTE G - LONG-TERM DEBT

Long-term debt consisted of the following at December 31, 2003:

Note payable to individual, interest payable monthly at 12%, principal payments of $50,000 annually, at option of payee, unamortized principal balance due March 2005, secured by real estate	$317,253
Mortgage payable to bank, monthly principal payments of $7,708 plus interest at prime (4% at December 31, 2003), secured by real estate, due October 2007	1,310,417

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2003

NOTE G - LONG-TERM DEBT - Continued

Installment notes payable to various banks and finance companies, monthly payments of approximately $14,000 including interest ranging from 4% to 16.49%, secured by equipment	193,645

Mortgage payable to bank, monthly payments of $2,700, including interest at prime (4% at December 31, 2003) plus 2%, not to be less than 8%, due September 2006, secured by real estate	141,121

Note payable to stockholders, 0% interest, due on demand, unsecured	33,169

Note payable to individual, interest at 6% annually, due on demand, unsecured	20,000

Note payable to EarthFirst Resources, LLC, interest at prime (4% at December 31, 2003), secured by building, inventory and patents	190,000

2,205,605
Less current maturities	1,692,308

$513,297

Principal maturities on long-term debt are as follows:

December 31,
2004	$1,692,308
2005	396,672
2006	116,625

$2,205,605

Interest expense during the year ended December 31, 2003 included approximately $156,000 to the related companies, stockholders and individuals referred above and to those referenced in note N.

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2003

NOTE G - LONG-TERM DEBT - Continued

Due to Electric Machinery Enterprises, Inc. filing for petition for relief under Chapter 11, see note B, the Company has been unable to fund the operations of its wholly owned subsidiary EME Modular Structures, Inc. In June 2003, EME Modular Structures, Inc. obtained financing from EarthFirst Resources, LLC in the form of a working capital line of credit. The line of credit balance at December 31, 2003 is $190,000 and is currently due. The maximum amount available under this financing agreement is $500,000.

NOTE H - INCOME TAXES

The Company adheres to the provisions of Statement of Financial Accounting Standards (SFAS) No. 109. The calculation under (SFAS) No. 109 results in a net deferred tax asset of $ -0- as of December 31, 2003. The Company’s deferred tax attributes are as follows:

Deferred tax asset due to future federal and state income tax benefits from net operating loss carryforwards of Electric Machinery Enterprises, Inc. and Subsidiaries	$1,873,000

Deferred tax asset due to taxable timing differences of the allowance for doubtful accounts and accrued liabilities	1,922,000

Valuation allowance equal to the amount by which the deferred tax asset exceeds realizable benefit	(3,795,000)

$—

The difference in the provision for federal income taxes from that obtained by applying normal corporate rates to income before taxes is due principally to the difference in deferred compensation, accrued lawsuit settlements and nondeductible meals and entertainment expenses. Following is a summary of the effect on operations of this difference:

Current Benefit

Current income tax benefit	$3,796,000
Income tax effect of nondeductible expenses	(66,000)
Income tax effect of temporary differences	(3,547,000)

$183,000

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2003

NOTE H - INCOME TAXES - Continued

Deferred Expense

Increase in deferred tax asset due to increase in federal and state net operating loss carryforwards of Electric Machinery Enterprises, Inc. and Subsidiary	$1,728,000
Increase in deferred tax asset due to temporary differences of Electric Machinery Enterprises, Inc. and Subsidiary	1,833,000
Increase in valuation allowance	(3,795,000)

$(234,000)

The Company has available approximately $4.3 and $7.5 million in net operating loss carryforwards available to offset future federal and State of Florida taxable income, respectively, expiring through 2018. The tax benefit of these operating loss carryforwards is recorded as a deferred tax asset net of the valuation allowance.

NOTE I - COMMITMENTS AND CONTINGENCIES

1. Lease Commitments

The Company leases vehicles under noncancelable operating leases for periods up to four years. In addition, the Company conducts its operations in a facility leased from a related corporation owned by stockholders of Electric Machinery Enterprises, Inc.

Total rent expense for the year ended December 31, 2003 was approximately $746,000 of which approximately $627,000 was for the facility leased from a related corporation. Approximate future minimum rentals on noncancellable leases at December 31, 2003 are as follows:

Year ending December 31,
2004	$700,000
2005	639,000
2006	639,000
2007	627,000
2008	627,000
Thereafter	4,076,000

$7,308,000

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2003

NOTE I - COMMITMENTS AND CONTINGENCIES - Continued

2. Contingencies

The Company is involved in several legal actions and proceedings as a plaintiff and defendant. Due to the uncertainty of the outcome, the Company has not recorded any liabilities and has written off related receivables, billed and unbilled, amounting to approximately $1.7 million. A negative outcome similar to those experienced and discussed in Note M could have a material negative effect on the Company’s financial position; conversely, a positive outcome could have a material positive effect on the Company’s financial condition.

NOTE J - RETIREMENT PLAN

The Company adopted a 401(k) savings plan effective January 1, 1997. The plan covers all employees who are at least 18 years of age with one or more years of service. The Company did not make any discretionary contributions for the year ended December 31, 2003.

NOTE K - EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

The EME Employee Stock Ownership Plan and Trust (the “Plan”) enables employees of the Company to share in the growth of the Company through the acquisition of stock. Employees of the Company are generally eligible to participate in the Plan after one year of service and attainment of age 18, provided they worked at least 1,000 hours during such Plan year and are employed on the last working day of the Plan year.

The Plan provides for the Company, at the discretion of its Board of Directors, to make contributions up to the maximum amount permitted under the Internal Revenue Code, as amended. The Company did not contribute to the Plan during the year ended December 31, 2003.

NOTE L - DEFERRED COMPENSATION

The Company had a non-qualified deferred compensation arrangement with members of executive management under which future benefits were funded through investments in mutual funds and deferred annuities. These investments were liquidated during 2003 and all balances were fully distributed to those employees. Total deferred compensation expense approximated $17,000 for the year ended December 31, 2003.

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2003

NOTE M - LAWSUIT SETTLEMENTS

The Company was a defendant in two lawsuits during 2003 that have been settled as of the date of the auditors’ report. The first claim was settled in January 2004 for $4.1 million and the second claim was settled in April 2004 for $51,000. These amounts have been accrued at full face value as of December 31, 2003 as a component of current liabilities in the accompanying balance sheet.

NOTE N - LIABILITIES SUBJECT TO COMPROMISE

Pre-petition long-term debt subject to compromise at December 31, 2003 consisted of the following:

Note payable to related individual, interest payable quarterly at 9.5%, balance due October 2004, unsecured	$13,458
Note payable to stockholder, interest payable annually at 8%, due December 2006, unsecured	560,000
Note payable to related company, interest payable monthly at prime (4% at December 31, 2003) plus .25%, due October 2005, unsecured	436,423
Note payable to related individuals, interest payable monthly at prime (4% at December 31, 2003) plus .25%, due December 2004, unsecured	100,000
Note payable to stockholders, interest payable at prime (4% at December 31, 2003) plus 1%, due December 2004, unsecured	181,000
Note payable to related company, monthly principal payments of $2,145 plus interest at prime (4% at December 31, 2003) plus 25%, due May 2010, unsecured	1,570,635
Note payable to stockholders, interest payable at prime (4% at December 31, 2003) plus .25%, due April 2005, unsecured	200,000

$3,061,516

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2003

NOTE O - GOING CONCERN

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon the outcome of the filed petitions for relief under Chapter 11 in the United States Bankruptcy Court for the Middle District of Florida. No assurance can be given that the Company will emerge from these proceedings as a going concern.

NOTE P – REORGANIZATION ITEM

The Company incurred professional fees of approximately $291,000 during the year ended December 31, 2003 related to the Company’s petition for relief under Chapter 11. Of this amount, approximately $143,000 has been paid as of December 31, 2003.

NOTE Q - CONTRACT AND CLAIMS RECEIVABLE

Included in other assets are construction costs that the Company has incurred in excess of original estimates on a contract with a governmental entity. The Company filed claims with the general contractor to recover these costs. The Company has estimated the recovery on these claims to be the amount of direct costs, totaling approximately $5.1 million, in excess of estimates on the approved contract. Also, accounts receivable relating to the above contract totaling approximately $2.2 million have been reclassified to a long-term asset due to the expected timing of collection.

Also included in other assets are contract receivables from other jobs totaling approximately $2.3 million that are in various stages of litigation or dispute.

The Company is attempting to resolve these disputes through litigation and expects to be successful in recovering these amounts. However, as in all matters in litigation, the outcome is not certain and amounts recovered, if any, could be materially different than expected and could have a significant impact on the Company continuing as a going concern.

NOTE R - SUBSEQUENT EVENTS

The Company executed contracts to sell the real estate held for future use in 2004. The Company’s portion of the contracted sale price amounted to approximately $1 million, of which approximately $136,000 was used to pay off a related mortgage.

The Company also sold its interest in E & B Partnership for $250,000 in 2004.

SUPPLEMENTAL INFORMATION

INDEPENDENT AUDITORS’ REPORT ON SUPPLEMENTAL INFORMATION

Board of Directors

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

Our audit was conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The following Schedule of Consolidated Selling, General and Administrative Expenses, Schedule of Open Contracts, Schedule of Closed Contracts, Schedule of Time and Material Job Activity, and Combined Financial Information are presented for purposes of additional analysis and are not a required part of the basic consolidated financial statements. Such information has not been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements, and accordingly, we express no opinion on it.

Tampa, Florida

April 9, 2004

2203 NORTH LOIS AVENUE•SUITE 700•POST OFFICE BOX 25177•TAMPA, FLORIDA 33622•(813) 875-7774 FAX (813) 874-6785

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

SCHEDULE OF CONSOLIDATED SELLING, GENERAL AND

ADMINISTRATIVE EXPENSES

For the year ended December 31, 2003

Advertising and promotion	$31,584
Auto and truck expenses	298,975
Bad debts	1,212,541
Bank charges	53,748
Contract services	917,982
Contributions	650
Depreciation and amortization	55,605
Dues and subscriptions	32,303
Electricity and water	125,243
Freight and postage	10,822
Insurance	2,184,048
Laboratory testing	16,089
Legal and accounting	995,615
Licenses	15,582
Loan costs	5,322
Miscellaneous	109,727
Office supplies	187,135
Rents	745,972
Repairs and maintenance	40,070
Retirement benefits administration	49,595
Salaries and bonuses	3,334,774
Taxes	439,969
Telephone	303,037
Training and education	24,862
Travel	33,495
Less burden allocated to cost of sales	(2,239,403)

$8,985,342

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

SCHEDULE OF OPEN CONTRACTS

December 31, 2003

											BILLINGS IN EXCESS OF COSTS AND ESTIMATED EARNINGS	COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS
CONTRACT DESCRIPTION	ESTIMATED CONTRACT PRICE	TOTAL ESTIMATED FINAL COST	EST. GROSS PROFIT(LOSS) @ COMPLETION	CONTRACT COSTS TO DATE	PERCENT COMPLETE TO DATE	PROFIT (LOSS) TO DATE	PROFIT (LOSS) PRIOR YEAR	PROFIT (LOSS) CURRENT	TOTAL BILLINGS TO DATE
Gibbs High School	$3,188,591	$2,265,610	$922,981	$704,122	31.08%	$286,862	$—	$286,862	$1,006,322		$(15,338)	$—
Gambro Renal Products	1,051,831	1,057,770	(5,939)	1,054,784	99.72%	(5,939)	—	(5,939)	1,051,447		(2,602)	—
Idlewild Baptist Church	3,323,305	2,622,549	700,756	319,410	12.18%	85,352	—	85,352	302,750		—	102,012
Four Seasons Resort	11,042,661	12,510,675	(1,468,014)	12,386,876	99.01%	(1,468,014)	1,120,157	(2,588,171)	11,042,661	*	(123,799)	—
Northport WWTP	632,660	493,973	138,687	479,974	97.17%	134,762	9,962	124,800	631,160		(16,424)	—
Grand Isle Villas Exuma	368,348	262,632	105,716	135,897	51.74%	54,697	10,928	43,769	315,890		(125,296)	—
San Juan Airport	578,005	462,649	115,356	428,650	92.65%	106,877	34,648	72,229	559,422		(23,895)	—
Ritz Carlton Blds. C & D	1,544,162	1,242,976	301,186	1,112,976	89.54%	269,682	—	269,682	1,043,023		—	339,635
Air Traffic Control Tower	489,866	410,424	79,442	362,363	88.29%	70,139	—	70,139	366,835		—	65,667
Middle School ‘KK’	986,424	830,389	156,035	509,081	61.31%	95,665	—	95,665	519,743		—	85,003
Emerald Bay Resort	4,234,632	3,372,421	862,211	3,196,021	94.77%	817,117	380,589	436,528	3,965,071		—	48,067
TGH Pre-Admissions	142,924	111,125	31,799	99,772	89.78%	28,549	—	28,549	115,322		—	12,999
New Tampa Park	312,496	170,514	141,982	161,738	94.85%	134,670	—	134,670	304,948		(8,540)	—
Wachovia Bank Lady Lake	82,124	80,273	1,851	45,274	56.40%	1,044	—	1,044	58,979		(12,661)	—
Newport Place Phase II	349,285	275,140	74,145	181,391	65.93%	48,884	—	48,884	250,614		(20,339)	—
AmSouth Bank Renovations	64,424	58,379	6,045	40,640	69.61%	4,208	—	4,208	49,233		(4,385)	—
Bradenton Dairy Queen	99,674	86,555	13,119	23,828	27.53%	3,612	—	3,612	40,434		(12,994)	—
W.R.F. Reclaimed Water	241,961	312,012	(70,051)	150,694	48.30%	(70,051)	—	(70,051)	120,712		(40,069)	—

TOTAL	$28,733,373	$26,626,066	$2,107,307	$21,393,491		$598,116	$1,556,284	$(958,168)	$21,744,566		$(406,342)	$653,383

*	Amount includes unbilled receivable

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

SCHEDULE OF CLOSED CONTRACTS

December 31, 2003

CONTRACT DESCRIPTION	CALCULATED CONTRACT PRICE	CALCULATED DIRECT COSTS	PROFIT (LOSS) @ COMPLETION	DIRECT COSTS TO DATE	PERCENT COMPLETE TO DATE	PROFIT (LOSS) TO DATE	PROFIT (LOSS) PRIOR YEAR	PROFIT (LOSS) CURRENT	TOTAL BILLINGS TO DATE		EXCESS OF COSTS AND ESTIMATED EARNINGS	ESTIMATED EARNINGS IN EXCESS OF BILLINGS
Adventure Beach Deck #2	$382,530	$240,700	$141,830	$240,700	100.00%	$141,830	$56,316	$85,514	$382,530		$—	$—
Manatee Elementary ‘A’	1,183,027	1,132,288	50,739	1,132,288	100.00%	50,739	86,516	(35,777)	1,183,027		—	—
Manatee Elementary ‘B’	1,233,730	1,160,096	73,634	1,160,096	100.00%	73,634	54,714	18,920	1,233,730		—	—
Bluebeard’s Castle A & B	200,300	159,896	40,404	159,896	100.00%	40,404	—	40,404	200,300		—	—
Delta Airlines, San Juan	173,398	98,924	74,474	98,924	100.00%	74,474	—	74,474	173,398		—	—
Merck-Medco RX SVC FLA #5	473,729	264,969	208,760	264,969	100.00%	208,760	106,465	102,295	473,729		—	—
Pine Crest Place	1,906,938	1,292,071	614,867	1,292,071	100.00%	614,867	246,971	367,896	1,906,938		—	—
Ocwen Computer Room Exp.	258,946	168,209	90,737	168,209	100.00%	90,737	38,253	52,484	258,946		—	—
Newport Place	400,023	264,496	135,527	264,496	100.00%	135,527	82,297	53,230	400,023		—	—
ALF Waterside	638,464	283,745	354,719	283,745	100.00%	354,719	68,382	286,337	638,464		—	—
UCC II Building	511,538	430,561	80,977	430,561	100.00%	80,977	65,001	15,976	511,538		—	—
Prosperity Oaks	1,214,336	882,798	331,538	882,798	100.00%	331,538	25,052	306,486	1,214,336		—	—
Prog. Physical Damage Trn	429,622	240,307	189,315	240,307	100.00%	189,315	68,768	120,547	429,622		—	—
KMBT Storage Building	277,535	260,323	17,212	260,323	100.00%	17,212	20,018	(2,806)	277,535		—	—
Echelon Offices	152,297	116,597	35,700	116,597	100.00%	35,700	20,444	15,256	152,297		—	—
Delta Airlines Airside E	257,931	150,169	107,762	150,169	100.00%	107,762	44,506	63,256	257,931		—	—
Dominion Telecom	99,699	64,857	34,842	64,857	100.00%	34,842	16,255	18,587	99,699		—	—
Holland & Knight	562,506	547,899	14,607	547,899	100.00%	14,607	—	14,607	562,506		—	—
Airside E Baggage Enhancement	95,946	75,743	20,203	75,743	100.00%	20,203	—	20,203	95,946		—	—
Cleveland School	176,129	117,890	58,239	117,890	100.00%	58,239	—	58,239	176,129		—	—
OCC Phase Five ORL Conv. Ctr.	21,024,927	17,564,738	3,460,189	17,564,738	100.00%	3,460,189	3,361,871	98,318	21,024,927	*	—	— —
OCC Systems, Division 17	6,443,565	6,074,380	369,185	6,074,381	100.00%	369,184	859,166	(489,982)	6,443,565	*	—	—
Potter’s Elementary	537,591	421,988	115,603	421,988	100.00%	115,603	—	115,603	537,591	*	—	—
Verizon	5,354,030	4,664,987	689,043	4,664,987	100.00%	689,043	184,150	504,893	5,354,030		—	—

TOTAL	$43,988,737	$36,678,631	$7,310,106	$36,678,632		$7,310,105	$5,405,145	$1,904,960	$43,988,737		$—	$—

*	Amount includes unbilled receivable

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

SCHEDULE OF TIME AND MATERIAL JOB ACTIVITY

December 31, 2003

	JOB REVENUE	DIRECT COSTS	PROFIT	BILLINGS	BILLINGS IN EXCESS OF COSTS AND ESTIMATED EARNINGS	COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS
2003 TIME AND MATERIAL JOB ACTIVITY	$12,686,184	$9,491,936	$3,194,249	$12,876,552	$(629,032)	$438,664

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

COMBINED FINANCIAL INFORMATION

December 31, 2003

	Electric Machinery Enterprises, Inc. (Debtor-in- Possession)	E.M. Enterprises General Contractors, Inc.	E.M.E. Modular Structures, Inc.	Combined Totals	Intercompany Eliminations	Final Report Balance
ASSETS
Current assets
Cash	$1,161,426	$758,384	$14,446	$1,934,256	$—	$1,934,256
Accounts receivables - trade	6,091,277	770,263	132,078	6,993,618	(253,312)	6,740,306
Accounts receivable - intercompany	6,015,909	—	—	6,015,909	(6,015,909)	—
Notes receivable	135,671	—	—	135,671	—	135,671
Other receivables	256,543	—	(136)	256,407	—	256,407
Income tax refund receivable	299,000	—	—	299,000	—	299,000
Costs and estimated earnings in excess of billings on uncompleted contracts	775,681	316,366	—	1,092,047	—	1,092,047
Inventory	945,249	41,273	711,452	1,697,974	—	1,697,974
Prepaid expenses	22,000	—	—	22,000	—	22,000

Total current assets	15,702,756	1,886,286	857,840	18,446,882	(6,269,221)	12,177,661

Other assets
Property, plant and equipment	805,731	120,967	1,169,814	2,096,512	—	2,096,512
Real estate for future use	838,511	—	—	838,511	—	838,511
Cash surrender value - life insurance	109,923	—	—	109,923	—	109,923
Investment in partnership	22,969	—	—	22,969	—	22,969
Investments in subsidiaries	550,767	—	—	550,767	(550,767)	—
Notes receivable - long-term	138,456	—	—	138,456	—	138,456
Other assets	221,815	—	35,594	257,409	—	257,409
Contract receivables	9,647,389	—	—	9,647,389	—	9,647,389

	12,335,561	120,967	1,205,408	13,661,936	(550,767)	13,111,169

Total assets	$28,038,317	$2,007,253	$2,063,248	$32,108,818	$(6,819,988)	$25,288,830

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

COMBINED FINANCIAL INFORMATION – CONTINUED

December 31, 2003

	Electric Machinery Enterprises, Inc. (Debtor-in- Possession)	E.M. Enterprises General Contractors, Inc.	E.M.E. Modular Structures, Inc.	Combined Totals	Intercompany Eliminations	Final Report Balance
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Notes payable	$7,181,285	$—	$—	$7,181,285	$—	$7,181,285
Current maturities of long-term debt	114,853	22,861	1,554,594	1,692,308	—	1,692,308
Accounts payable - trade	3,295,943	487,482	131,608	3,915,033	(190,496)	3,724,537
Accounts payable - intercompany	—	1,750	6,014,159	6,015,909	(6,015,909)	—
Overbillings	643,318	392,056	—	1,035,374	—	1,035,374
Other accrued liabilities	549,346	814,333	110,997	1,474,676	(62,816)	1,411,860
Liability from settlement of lawsuit	4,151,000	—	—	4,151,000	—	4,151,000
Accrued income taxes payable	—	—	—	—	—	—

Total current liabilities	15,935,745	1,718,482	7,811,358	25,465,585	(6,269,221)	19,196,364

Long-term debt, less current maturities	478,686	30,904	3,707	513,297	—	513,297

Liabilities subject to compromise	5,676,839	—	—	5,676,839	—	5,676,839

Total Liabilities	22,091,270	1,749,386	7,815,065	31,655,721	(6,269,221)	25,386,500

Stockholders’ deficit
Common stock	25,114	1,000	1,000	27,114	(2,000)	25,114
Additional paid-in capital	4,186,503	139,767	409,000	4,735,270	(548,767)	4,186,503
Treasury stock	(928,790)	—	—	(928,790)	—	(928,790)
Accumulated deficit	2,664,220	117,100	(6,161,817)	(3,380,497)	—	(3,380,497)

Total stockholders deficit	5,947,047	257,867	(5,751,817)	453,097	(550,767)	(97,670)

Total liabilities and stockholders’ deficit	$28,038,317	$2,007,253	$2,063,248	$32,108,818	$(6,819,988)	$25,288,830

Electric Machinery Enterprises, Inc. and Subsidiaries

(Debtor-in-Possession)

COMBINED FINANCIAL INFORMATION - CONTINUED

December 31, 2003

	Electric Machinery Enterprises, Inc. (Debtor-in- Possession)	E.M. Enterprises General Contractors, Inc.	E.M.E. Modular Structures, Inc.	Combined Totals	Intercompany Eliminations	Final Report Balance
Earned revenues	$43,361,439	$5,320,432	$1,154,522	$49,836,393	$(1,322,483)	$48,513,910

Cost of earned revenues	40,855,657	4,216,430	1,230,178	46,302,265	(1,322,483)	44,979,782

Gross profit (loss)	2,505,782	1,104,002	(75,656)	3,534,128	—	3,534,128

Selling, general and administrative expenses	7,300,644	975,739	708,959	8,985,342	—	8,985,342

Operating profit (loss)	(4,794,862)	128,263	(784,615)	(5,451,214)	—	(5,451,214)

Other income (expenses)
Interest expense	(502,714)	(19,051)	(60,672)	(582,437)	—	(582,437)
Interest income	4,722	—	—	4,722	—	4,722
Bad debt recovery	327,051	—	—	327,051	—	327,051
Settlement of lawsuit	(4,151,000)	—	—	(4,151,000)	—	(4,151,000)
Miscellaneous income	524,600	7,888	—	532,488	—	532,489

	(3,797,341)	(11,163)	(60,672)	(3,869,176)	—	(3,869,175)

Reorganization professional fees	291,000	—	—	291,000	—	291,000

Loss before income taxes	(8,883,203)	117,100	(845,287)	(9,611,390)	—	(9,611,389)

Income tax expense	(51,000)	—	—	(51,000)	—	(51,000)

Net loss	(8,934,203)	117,100	(845,287)	(9,662,390)	—	(9,662,389)

Retained earnings at beginning of year	11,598,423	—	(5,316,530)	6,281,893	—	6,281,892

Accumulated deficit at end of year	$2,664,220	$117,100	$(6,161,817)	$(3,380,497)	$—	$(3,380,497)

Electric Machinery Enterprises, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEET

December 31, 2002

ASSETS

CURRENT ASSETS
Cash and cash equivalents (notes A4 and A10)	$664,500

Contract receivables (notes A6, C and E)
Billed	9,620,578
Unbilled	1,026,591
Retainage	2,897,060

13,544,229

Notes receivable (note B)	229,775

Other receivables	182,826

Income tax refund receivable	116,000

Costs and estimated earnings in excess of billings on uncompleted contracts (notes A5 and C)	5,533,242

Inventory (notes A7 and E)	2,085,651

Prepaid expenses	39,000

Total current assets	22,395,223

PROPERTY, PLANT AND EQUIPMENT - at cost, less accumulated depreciation (notes A8, D, E and F)	2,336,813

INVESTMENTS
Real estate held for future use	838,511
Cash surrender value of life insurance policies (net of $144,366 of loans payable)	101,750
Investments - deferred compensation (note K)	262,691
Investment in partnership	37,733

1,240,685

OTHER ASSETS
Deferred tax asset (notes A9 and G)	234,000
Notes receivable (note B)	214,626
Other	54,884

503,510

$26,476,231

Electric Machinery Enterprises, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEET

December 31, 2002

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable (note E)	$4,411,037
Current maturities of long-term debt (note F)	376,629
Accounts payable	3,875,021
Billings in excess of costs and estimated earnings on uncompleted contracts (notes A5 and C)	3,042,829
Accrued expenses	190,265

Total current liabilities	11,895,781

LONG-TERM DEBT, less current maturities (note F)	4,753,040

DEFERRED COMPENSATION (note K)	262,691

COMMITMENTS AND CONTINGENCIES (note H)	—

Total liabilities	16,911,512

STOCKHOLDERS’ EQUITY
Common stock
Class A - voting stock, $.01 par value, 10,000,000 shares authorized, 1,417,872 shares issued and outstanding	14,179
Class B - non-voting stock, $.01 par value, 10,000,000 shares authorized, 1,093,539 shares issued and outstanding	10,935
Paid-in capital in excess of par value	4,186,503
Retained earnings	6,281,892

10,493,509
Less 43,931 shares of common stock in treasury at cost (note J)	(928,790)

Total stockholders’ equity	9,564,719

$26,476,231

The accompanying notes are an integral part of this consolidated statement.

Electric Machinery Enterprises, Inc. and Subsidiary

CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2002

Earned revenues (note A5)	$53,048,522

Cost of earned revenues (note A5)	42,499,510

Gross profit	10,549,012

Selling, general and administrative expenses	11,887,439

Operating loss	(1,338,427)

Other income (expense)
Interest expense	(576,399)
Interest income	285,261
Bad debt recovery	744,730
Gain on sale of property	302,765
Miscellaneous	60,235

816,592

Loss before income taxes	(521,835)

Provision for income taxes (notes A9 and G)
Current benefit	116,000
Deferred benefit	24,000

140,000

NET LOSS	$(381,835)

The accompanying notes are an integral part of this consolidated statement.

Electric Machinery Enterprises, Inc. and Subsidiary

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the year ended December 31, 2002

	Class A Stock	Class B Stock	Additional Capital	Retained Earnings	Common Stock in Treasury	Total
Balance at December 31, 2001	$14,179	$10,935	$4,186,503	$6,663,727	$(864,590)	$10,010,754
Cost of 4,066 shares acquired for treasury	—	—	—	—	(64,200)	(64,200)
Net loss	—	—	—	(381,835)	—	(381,835)

	$14,179	$10,935	$4,186,503	$6,281,892	$(928,790)	$9,564,719

The accompanying notes are an integral part of this consolidated statement.

Electric Machinery Enterprises, Inc. and Subsidiary

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended December 31, 2002

Cash flows from operating activities
Net loss	$(381,835)

Adjustments to reconcile net earnings to net cash provided by operating activities
Gain on sale of assets	(302,765)
Depreciation and amortization	541,014
Decrease in inventory	199,064
Decrease in accounts receivable	4,053,813
Increase in income tax refund and other receivables	(298,826)
Decrease in retirement arrangement	5,812
Decrease in prepaid expenses and other assets	39,706
Increase in deferred tax asset	(24,000)
Net increase in costs and estimated earnings in excess of billings on uncompleted contracts	(1,964,533)
Decrease in accounts payable	(1,077,520)
Decrease in accrued expenses and deferred compensation	(183,740)
Decrease in income taxes payable	(189,382)

Total adjustments	798,643

Net cash provided by operations	416,808

Cash flows from investing activities
Decrease in equity of partnership investment	(1,656)
Proceeds from sale of property and equipment	57,612
Property and equipment additions	(154,413)

Net cash used by investing activities	(98,457)

Cash flows from financing activities
Net increase in notes receivable	(66,618)
Net payments on bank lines of credit	(612,301)
Proceeds from long-term debt	1,308,951
Payments on long-term debt	(688,314)
Purchase of treasury stock	(64,200)

Net cash used by financing activities	(122,482)

Net increase in cash and cash equivalents	195,869

Cash and cash equivalents at beginning of year	468,631

Cash and cash equivalents at end of year	$664,500

Electric Machinery Enterprises, Inc. and Subsidiary

CONSOLIDATED STATEMENT OF CASH FLOWS - CONTINUED

For the year ended December 31, 2002

Supplemental disclosures of cash flow information
Cash paid during the year
Interest	$572,918

Income taxes	$165,567

Supplemental disclosure of non-cash investing and financing transactions

The Company sold a building and land with a net book value of $335,049 and received total consideration of $631,961, resulting in a gain of $296,912

The accompanying notes are an integral part of this consolidated statement.

Electric Machinery Enterprises, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

NOTE A - DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A description of the Company and a summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

1. Description of the Business

Electric Machinery Enterprises, Inc., (“EME”), located in Tampa, Florida, is engaged primarily in the electrical construction of industrial and commercial buildings, providing services to a wide variety of clients in the United States and abroad. EME, through an operating division, is involved in the construction of towers used in the cellular telephone industry. EME’s construction contracts are typically twelve months or less, but may involve a longer duration of time depending upon the nature and size of the project. EME Modular Structures, Inc., a wholly owned subsidiary of EME, is engaged in the construction of concrete modular buildings.

2. Principles of Consolidation

The financial statements include the consolidated accounts of Electric Machinery Enterprises, Inc. and its subsidiary, EME Modular Structures, Inc. (collectively, the “Company”). All significant intercompany transactions and accounts have been eliminated.

3. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates.

4. Cash and Cash Equivalents

Cash and cash equivalents are comprised of highly liquid instruments with original maturities of three months or less. The cash balance includes no cash equivalents at December 31, 2002.

5. Revenue Recognition

Revenue on long-term contracts is recorded on the basis of the Company’s estimates of the percentage-of-completion of individual contracts, measured for each contract by the percentage of costs incurred-to-date to estimated total costs at completion (cost to cost method). As these long-term contracts extend over one or more years, revisions in costs and profits estimated during the course of the work are recorded in the accounting period in which the facts requiring their revision become known. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss on the contract is recognized.

Electric Machinery Enterprises, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2002

NOTE A - DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

6. Contracts Receivable

The Company considers contracts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made. The unbilled portion of accounts receivable relates to jobs completed at year-end, but not billed due to continuing litigation. (See note C).

7. Inventory

Inventory is stated at the lower of cost or market, determined by the first-in, first-out method.

8. Depreciation and Amortization

Depreciation is provided using both accelerated and straight-line methods over the estimated useful lives of the related assets, ranging from 3 to 39 years. Leasehold improvements are amortized over the shorter of the term of the lease or the useful life of the asset.

9. Income Taxes

The Company accounts for certain items differently for financial reporting purposes than for federal income tax purposes and makes appropriate provisions for deferred taxes in recognition of the temporary and permanent differences. The principal differences relate to deferred compensation payments and nondeductible meals and entertainment.

10. Concentrations of Credit Risk

Cash balances are maintained in financial institutions. Occasionally, deposits exceed amounts insured by the Federal Deposit Insurance Corporation. Accordingly, the Company places its cash with banks it considers to be high credit quality financial institutions.

NOTE B - NOTES RECEIVABLE

Notes receivable consisted of the following at December 31, 2002:

Demand notes receivable from related parties, interest ranging from 4.75% to 11%, unsecured	$224,455
Note receivable from individual, weekly payments of $200 including interest at 6.75% per annum, due June 2005, secured by vehicle	16,946

Electric Machinery Enterprises, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2002

NOTE B - NOTES RECEIVABLE - Continued

Note receivable from unrelated company, interest at 9% per annum, due December 2006, guaranteed by major stockholder of the unrelated company	203,000

444,401
Less current portion	229,775

$214,626

NOTE C - CONTRACTS IN PROGRESS

Uncompleted contracts at December 31, 2002 are summarized as follows:

Costs incurred on uncompleted contracts	$31,920,622
Estimated earnings on uncompleted contracts	10,869,592

42,790,214
Less billings to date	40,299,801

$2,490,413

These components are included on the balance sheet under the following captions:

Costs and estimated earnings in excess of billings on uncompleted contracts	$5,533,242
Billings in excess of costs and estimated earnings on uncompleted contracts	3,042,829

$2,490,413

Included in the total contract receivable balance of $13,544,229 is approximately $2.5 million of receivables related to contracts currently undergoing legal action with payment contingent on the outcome of these legal proceedings. The Company’s management and legal counsel are of the opinion the outcome of the legal actions will be favorable. Any amounts originally recorded in receivables that upon further discovery become uncollectible will be written off at the time such determination is made.

Electric Machinery Enterprises, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2002

NOTE C - CONTRACTS IN PROGRESS - Continued

Included in costs and estimated earnings in excess of billings on uncompleted contracts are amounts for costs incurred by the Company for damages caused by third parties with an approximate value of $450,000. As of December 31, 2002, no dispute of these charges has been made and the Company anticipates full collection.

Also included in costs and estimated earnings in excess of billings on uncompleted contracts, are amounts in excess of the agreed contract price for customer caused delays, changes in specification and design, pending change orders as to both scope and price, or other causes of unanticipated additional costs, totaling approximately $1 million. These amounts are readily estimated and the Company anticipates full collection of this amount.

NOTE D - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following at December 31, 2002:

Land	$52,244
Buildings	1,267,139
Leasehold improvements	825,428
Equipment	2,237,262
Vehicles	1,437,629
Furnishings and fixtures	105,331

5,925,033
Less accumulated depreciation and amortization	3,588,220

$2,336,813

NOTE E - NOTES PAYABLE

Notes payable consisted of the following at December 31, 2002:

Bank line of credit of $7,500,000, interest payable monthly at prime (4.25% at December 31, 2002), due June 2003, secured by contract receivables, inventory and equipment	$4,411,037

Electric Machinery Enterprises, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2002

NOTE F - LONG-TERM DEBT

Long-term debt consisted of the following at December 31, 2002:

Note payable to individual, interest payable monthly at 12%, principal payments of $50,000 annually, at option of payee, unamortized principal balance due March 2005, secured by partnership interest and real estate	$317,253
Mortgage payable to bank, monthly principal payments of $7,708 plus interest at prime (4.25% at December 31, 2002), secured by real estate, due October 2007	1,364,375
Note payable to related individual, interest payable quarterly at 9.5%, balance due October 2004, unsecured	53,458
Note payable to stockholder, interest payable annually at 8%, due December 2006, unsecured	560,000
Installment notes payable to various banks and finance companies, monthly payments of approximately $14,000 including interest ranging from 4.25% to 16.49%, secured by equipment purchased	252,493
Note payable to related company, interest payable monthly at prime (4.25% at December 31, 2002) plus .25%, due October 2005, unsecured	261,423
Note payable to related individuals, interest payable monthly at prime (4.25% at December 31, 2002) plus .25%, due December 2004, unsecured	100,000
Mortgage payable to bank, monthly payments of $2,700, including interest at the bank’s prime index (6% at December 31, 2002) plus 2%, due September 2006, secured by real estate	161,163
Note payable to stockholders, interest payable at prime (4.25% at December 31, 2002) plus 1%, due December 2004, unsecured	181,000
Note payable to related company, monthly principal payments of $2,145 plus interest at prime (4.25% at December 31, 2002) plus .25%, due May 2010, unsecured	1,583,504

Electric Machinery Enterprises, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2002

NOTE F - LONG-TERM DEBT - Continued

Note payable to stockholders, interest payable at prime (4.25% at December 31, 2002) plus .25%, due April 2005, unsecured	200,000
Note payable to related company, interest payable at prime (4.25% at December 31, 2002), due on demand, unsecured	95,000

5,129,669
Less current maturities	376,629

$4,753,040

Interest expense during the year ended December 31, 2002 included approximately $198,000 to the above referenced related companies, stockholders and individuals.

Principal maturities on long-term debt are as follows:

December 31,
2003	$376,629
2004	549,438
2005	974,127
2006	754,553
2007	1,020,115
Thereafter	1,454,807

$5,129,669

NOTE G - INCOME TAXES

The Financial Accounting Standards Board adopted Statement of Financial Accounting Standards (SFAS) No. 109, accounting for income taxes. The standard supersedes substantially all existing authoritative literature for accounting for income taxes.

Electric Machinery Enterprises, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2002

NOTE G - INCOME TAXES - Continued

The calculation under (SFAS) No. 109 results in a net deferred tax asset of $234,000 as of December 31, 2002. Following is a summary of the components of the deferred tax asset:

Deferred tax asset due to future income tax benefits from deferred compensation arrangements	$89,000
Deferred tax asset due to future state income tax benefits from net operating loss carryforwards of Electric Machinery Enterprises, Inc. and Subsidiary	145,000

$234,000

The difference in the provision for federal income taxes from that obtained by applying normal corporate rates to income before taxes is due principally to the differences in deferred compensation and nondeductible meals and entertainment expenses. Following is a summary of the effect on operations of this difference:

Current Benefit

Current income tax provision	$177,000
Income tax effect of non-deductible expenses	(57,000)
Income tax effect of temporary differences	(4,000)

$116,000

Deferred Benefit

Increase in deferred tax asset due to increase in state net operating loss carryforwards of Electric Machinery Enterprises, Inc. and Subsidiary	$22,000
Decrease in deferred tax asset due to temporary differences of Electric Machinery Enterprises, Inc. and Subsidiary	(5,000)
Increase in valuation allowance of deferred tax asset	7,000

$24,000

The Company has available approximately $2.6 million in net operating loss carryforwards available to offset future State of Florida taxable income expiring through 2017. The tax benefit of these operating loss carryforwards is recorded in the balance sheet as a deferred tax asset.

Electric Machinery Enterprises, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2002

NOTE H - COMMITMENTS AND CONTINGENCIES

1. Lease Commitments

The Company leases vehicles under noncancelable operating leases for periods up to four years. In addition, the Company conducts its operations in a facility leased from a related corporation owned by stockholders of Electric Machinery Enterprises, Inc.

Total rent expense for the year ended December 31, 2002 was approximately $766,000 of which approximately $586,000 was for the facility leased from a related corporation.

Approximate future minimum rentals on noncancellable leases at December 31, 2002 are as follows:

Year ending December 31,
2003	$798,714
2004	695,243
2005	633,279
2006	632,921
2007	632,921
Thereafter	4,746,906

$8,139,984

2. Contingencies

The Company is involved in other legal actions and proceedings, however, no actions exist which, in management’s opinion, would have a material effect on the Company’s financial position. See note C for a discussion of legal actions related to contract receivables.

NOTE I - RETIREMENT PLAN

The Company adopted a 401(k) savings plan effective January 1, 1997. The plan covers all employees who are at least 18 years of age with one or more years of service. The Company did not make any discretionary contributions for the year ended December 31, 2002.

Electric Machinery Enterprises, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2002

NOTE J - EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

The EME Employee Stock Ownership Plan and Trust (the “Plan”) enables employees of the Company to share in the growth of the Company through the acquisition of stock. Employees of the Company are generally eligible to participate in the Plan after one year of service and attainment of age 18, provided they worked at least 1,000 hours during such Plan year and are employed on the last working day of the Plan year.

The Plan provides for the Company, at the discretion of its Board of Directors, to make contributions up to the maximum amount permitted under the Internal Revenue Code, as amended. The Company did not contribute to the Plan during the year ended December 31, 2002.

Additionally, during the year ended December 31, 2002, the Company purchased 4,066 shares from the Plan relating to the first right of refusal on the shares of stock assigned to employees who left the Company. These shares were repurchased at a price of $15.79 each (as valued by a third party hired by the Company), for a total cost of approximately, $64,000.

NOTE K - DEFERRED COMPENSATION

The Company has a non-qualified deferred compensation arrangement with members of executive management under which future benefits are funded through investments in mutual funds and deferred annuities. The Company had investments in mutual funds and deferred annuities totaling $262,691 to pay deferred compensation liabilities of $262,691 at December 31, 2002. Total deferred compensation expense approximated $15,000 for the year ended December 31, 2002.

NOTE	L – MAJOR CUSTOMER

Two customers generated revenue of approximately 34%, or $18 million, of the Company’s total consolidated earned revenue for the year ended December 31, 2002. Amounts due from these customers represent approximately 20% of total consolidated contract receivables, or $2.7 million, and 86% of costs and estimated earnings in excess of billings on uncompleted contracts, or $4.8 million.

SUPPLEMENTAL INFORMATION

INDEPENDENT AUDITORS’ REPORT ON SUPPLEMENTAL INFORMATION

Board of Directors

Electric Machinery Enterprises, Inc. and Subsidiary

Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole of Electric Machinery Enterprises, Inc. and Subsidiary for the year ended December 31, 2002. The supplemental information presented hereinafter is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the audit procedures applied in the audit of the basic financial statements, and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

Tampa, Florida

March 26, 2003

2203 NORTH LOIS AVENUE•SUITE 700•POST OFFICE BOX 25177•TAMPA, FLORIDA 33622•(813) 875-7774 FAX (813) 874-6785

Electric Machinery Enterprises, Inc. and Subsidiary

SCHEDULE OF CONSOLIDATED SELLING, GENERAL

AND ADMINISTRATIVE EXPENSES

For the year ended December 31, 2002

Advertising and promotion	$39,992
Auto and truck expenses	284,416
Bad debts	3,751,765
Bank charges	39,012
Contract services	151,113
Contributions	4,854
Depreciation and amortization	68,910
Dues and subscriptions	43,178
Electricity and water	132,258
Freight and postage	13,067
Insurance	2,247,706
Laboratory testing	26,845
Legal and accounting	1,443,738
Licenses	29,281
Loan costs	22,677
Miscellaneous	114,956
Office supplies	259,402
Rents	765,992
Repairs and maintenance	75,972
Retirement benefits administration	51,298
Salaries and bonuses	3,441,759
Taxes	317,566
Telephone	300,247
Training and education	38,034
Travel	59,220
Less burden allocated to cost of sales	(1,835,819)

$11,887,439

Electric Machinery Enterprises, Inc. and Subsidiaries

SCHEDULE OF OPEN CONTRACTS

December 31, 2002

CONTRACT DESCRIPTION	ESTIMATED CONTRACT PRICE	TOTAL ESTIMATED COSTS	EST. GROSS PROFIT(LOSS) @ COMPLETION	CONTRACT COSTS TO DATE	PERCENT COMPLETE TO DATE	PROFIT (LOSS) TO DATE	PROFIT (LOSS) PRIOR YEAR	PROFIT (LOSS) CURRENT	TOTAL BILLING TO DATE	BILLINGS IN EXCESS OF COSTS AND ESTIMATED EARNINGS	COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS
Adventure Beach Deck #2	$371,107	$241,587	$129,520	$105,039	43.48%	$56,315	$—	$56,315	$145,519	$—	$15,835
Northport WWTP	619,829	477,309	142,520	33,366	6.99%	9,962	—	9,962	46,709	(3,381)	—
Grand Isle Villas Exuma	317,092	250,700	66,392	41,266	16.46%	10,928	—	10,928	93,524	(41,330)	—
Manatee Elementary A’	1,090,052	897,795	192,257	404,004	45.00%	86,516	—	86,516	456,369	—	34,151
Manatee Elementary B’	1,151,903	966,118	185,785	284,485	29.45%	54,714	—	54,714	319,758	—	19,441
San Juan Airport	359,000	279,858	79,142	122,516	43.78%	34,648	—	34,648	137,300	—	19,864
OCCC Phase Five	14,563,859	10,795,368	3,768,491	9,630,548	89.21%	3,361,871	498,940	2,862,931	9,278,234	—	3,714,185
OCCC Systems, Division 17	4,535,323	3,292,497	1,242,826	2,276,133	69.13%	859,166	36,253	822,913	2,872,550	—	262,749
Merk-Medco RX Service	494,453	349,622	144,831	257,020	73.51%	106,465	2,848	103,617	464,453	(100,968)	—
Pine Crest Place	1,919,604	1,576,112	343,492	1,133,226	71.90%	246,971	1,451	245,520	1,875,327	(495,130)	—
Ocwen Computer Room	200,725	154,736	45,989	128,706	83.18%	38,254	—	38,254	169,325	(2,365)	—
Newport Place	394,382	294,822	99,560	243,709	82.66%	82,296	—	82,296	361,197	(35,192)	—
ALF Waterside	634,353	504,522	129,831	265,732	52.67%	68,382	—	68,382	546,555	(212,441)	—
UCC II Building	489,732	416,068	73,664	367,146	88.24%	65,001	—	65,001	472,791	(40,644)	—
Prosperity Oaks	1,034,698	814,167	220,531	92,507	11.36%	25,052	—	25,052	144,698	(27,139)	—
Prog. Physical Damage TRN	419,416	324,616	94,800	235,478	72.54%	68,768	—	68,768	419,416	(115,170)	—
KMBT Storage Building	275,052	215,704	59,348	72,765	33.73%	20,018	—	20,018	56,877	—	35,906
Echelon Offices	135,500	114,877	20,623	113,877	99.13%	20,444	—	20,444	115,500	—	18,821
Delta Airlines Airside E	241,614	182,383	59,231	137,039	75.14%	44,506	—	44,506	241,614	(60,069)	—
Dominion Telecom	142,910	108,905	34,005	52,060	47.80%	16,254	—	16,254	59,634	—	8,680
Four Seasons Resort	10,975,975	8,933,031	2,042,944	6,561,839	73.46%	1,500,747	—	1,500,747	7,013,079	—	1,049,507
Verizon Switch	4,751,643	4,396,484	355,159	2,279,475	51.85%	184,150	—	184,150	4,192,680	(1,729,055)	—

TOTAL	$45,118,222	$35,587,281	$9,530,941	$24,837,936		$6,961,428	$539,492	$6,421,936	$29,483,109	$(2,862,884)	$5,179,139

Electric Machinery Enterprises, Inc. and Subsidiary

SCHEDULE OF CLOSED CONTRACTS

December 31, 2002

CONTRACT DESCRIPTION	CONTRACT PRICE	DIRECT COSTS TO DATE	PROFIT (LOSS) TO DATE	PROFIT (LOSS) PRIOR YEAR	PROFIT (LOSS) CURRENT	TOTAL BILLING TO DATE	BILLINGS IN EXCESS OF COSTS AND ESTIMATED EARNINGS	COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS
H. Lee Moffit Cancer Center	$1,495,872	$795,662	$700,210	$766,185	$(65,975)	$1,495,872	$—	$—
St Pete Jr. College	1,722,459	1,409,466	312,993	279,328	33,665	1,722,459	—	—
T.B.W. Surface Water DBO	5,054,182	2,280,871	2,773,311	247,710	2,525,601	5,054,182	—	—
T.B.W. Surface Water DBB	1,295,403	731,695	563,708	114,001	449,707	1,295,403	—	—
TBW Alafia River Pump St.	559,865	287,452	272,413	9,452	262,961	559,865	—	—
St. Croix Airport	3,065,295	2,770,452	294,843	497,392	(202,549)	3,065,295	—	—
Emerald Bay	403,760	385,173	18,587	29,441	(10,854)	403,760	—	—
Venice WWTP Expansion	1,484,474	1,110,309	374,165	258,869	115,296	1,484,474	—	—
Ritz-Club & Expansion, St. Thomas VI	3,133,862	2,533,982	599,880	308,523	291,357	3,133,862	—	—
Nina Harris ESE Center	1,020,610	795,273	225,337	158,797	66,540	1,020,610	—	—
Ritz Power & Comm., St Thomas VI	1,602,064	950,144	651,920	520,875	131,045	1,602,064	—	—
Weston Hotel, St. John	522,506	380,292	142,214	143,215	(1,001)	522,506	—	—
USF Largo	165,903	140,901	25,002	—	25,002	165,903	—	—
SJH Central Energy Plant	988,598	742,948	245,650	241,943	3,707	988,598	—	—
Baggage Handling Airside E	390,376	329,346	61,030	—	61,030	390,376	—	—
Teleplace	202,061	95,194	106,867	106,915	(48)	202,061	—	—
Delta Airlines Call Center	104,198	62,843	41,355	—	41,355	104,198	—	—
Delta Airlines Call Center - Data	184,029	126,875	57,154	—	57,154	184,029	—	—
Army Aviation Support II	218,166	153,497	64,669	—	64,669	218,166	—	—
UBC Phase 4	311,209	216,309	94,900	—	94,900	311,209	—	—
Cendant	294,442	168,196	126,246	—	126,246	294,442	—	—
AT&T Ltg. Upgrade	102,147	84,654	17,493	—	17,493	102,147	—	—
Sykes	304,544	337,323	(32,779)	—	(32,779)	304,544	—	—
TECO Data Center	121,701	71,136	50,565	—	50,565	121,701	—	—
Progress Energy Crystal River	70,878	49,687	21,191	—	21,191	70,878	—	—
Uniroyal Phase II	1,723,989	1,229,264	494,725	471,722	23,003	1,723,989	—	—
Ritz-Carlton, Sarasota	5,272,878	5,278,102	(5,224)	50,108	(55,332)	5,272,878	—	—
Ritz-Carlton Condos	1,284,711	1,245,314	39,397	15,183	24,214	1,284,711	—	—

TOTAL	$33,100,182	$24,762,360	$8,337,822	$4,219,659	$4,118,163	$33,100,182	$—	$—

Electric Machinery Enterprises, Inc. and Subsidiary

SCHEDULE OF TIME AND MATERIAL JOB ACTIVITY

December 31, 2002

	JOB REVENUE	DIRECT COSTS	PROFIT	BILLING	BILLINGS IN EXCESS OF COSTS AND ESTIMATED EARNINGS	COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS
2002 TIME AND MATERIAL JOB ACTIVITY	$10,990,850	$7,082,686	$3,908,164	$10,816,692	$(179,945)	$354,103

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.	INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Florida law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by the Registrant in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$1,705.59
Accounting Fees and Expenses	$10,000	*
Legal Fees and Expenses	$45,000	*
Miscellaneous	$5,000	*

Total	$61,705.59	*

*	Estimated

ITEM 6.	RECENT SALES OF UNREGISTERED SECURITIES

To obtain funding for general corporate purposes we entered into agreements with Laurus Master Funds, Ltd, a Cayman Islands corporation (“Laurus”), pursuant to which we sold convertible debt, an option and a warrant to purchase our common stock to Laurus in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The securities being sold to Laurus include the following:

•	a secured convertible minimum borrowing note and a secured revolving note with an aggregate principal amount not to exceed $5,000,000;

•	a secured convertible term note with a principal amount of $3,000,000;

•	a common stock purchase warrant to purchase 11,162,790 shares of our common stock, at a purchase price of $0.23 for the first 5,581,395 shares and $0.28 for any additional shares, exercisable for a period of seven years; and

•	an option to purchase 24,570,668 shares of our common stock, at a purchase price equal to $0.01 per share, exercisable for a period of six years

At the closing of the foregoing financing from Laurus, on March 31, 2005, we received $3,000,000 in connection with the convertible term note. In addition, we are permitted to borrow an amount based upon our eligible accounts receivable and inventory, pursuant to the convertible minimum borrowing note and the revolving note. Accordingly at the closing, we received an additional $3,600,000 for an aggregate of $6,600,000 in financing from Laurus. As of July 20, 2005, none of the notes issued in connection with the foregoing financing had been converted and accordingly no shares of common stock have been issued.

The above offerings and sales were deemed to be exempt under Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by Laurus, we have made independent determinations that Laurus is an accredited or sophisticated investor, and that is was capable of analyzing the merits and risks of its investment, and that it understood the speculative nature of their investment. Furthermore, Laurus was provided with access to our Securities and Exchange Commission filings.

ITEM 27.	EXHIBITS

Exhibit	Description

3.1	Articles of Amendment to Articles of Incorporation filed with the Florida Secretary of State on April 30, 2004 (*****)

3.2	By-Laws of the Company. (*)

3.3	Articles of Amendment to Articles of Incorporation filed with the Florida Secretary of State on November 24, 1998. (**)

3.4	Articles of Amendment to Articles of Incorporation filed with the Florida Secretary of State on March 30, 1999. (**)

3.5	Articles of Amendment to Articles of Incorporation filed with the Florida Secretary of State on June 26, 2000. (***)

3.6	Articles of Amendment to Articles of Incorporation filed with the Florida Secretary of State on February 28, 2001. (***)

4.1	Security and Purchase Agreement, dated as of March 30, 2005, by and among Laurus Master Fund, Ltd. and EarthFirst Technologies, Incorporated. (****)

4.2	Security Agreement, dated as of March 30, 2005, between Laurus Master Fund, Ltd., EarthFirst Technologies, Incorporated, Electric Machinery Enterprises, Inc., EarthFirst Resources, Inc., World Environmental Solutions Company, Inc., EarthFirst Investments, Inc., EM Enterprise Resources, Inc. and EME Modular Structures, Inc. (****)

4.3	Master Security Agreement, dated as of March 30, 2005, by EarthFirst Technologies, Incorporated, Electric Machinery Enterprises, Inc., EarthFirst Resources, Inc., World Environmental Solutions Company, Inc., EarthFirst Investments, Inc., EM Enterprise Resources, Inc. and EME Modular Structures, Inc., in favor of Laurus Master Fund, Ltd. (****)

4.4	Guaranty, dated as of March 30, 2005, by EarthFirst Technologies, Incorporated, Electric Machinery Enterprises, Inc., EarthFirst Resources, Inc., World Environmental Solutions Company, Inc., EarthFirst Investments, Inc., EM Enterprise Resources, Inc. and EME Modular Structures, Inc., in favor of Laurus Master Fund, Ltd. (****)

4.5	Secured Revolving Note issued to Laurus Master Fund, Ltd., dated March 30, 2005. (****)

4.6	Secured Convertible Minimum Borrowing Note issued to Laurus Master Fund, Ltd., dated March 30, 2005. (****)

4.7	Secured Convertible Term Note issued to Laurus Master Fund, Ltd., dated March 30, 2005. (****)

4.8	Common Stock Purchase Warrant issued to Laurus Master Fund, Ltd. (****)

4.9	Option issued to Laurus Master Fund, Ltd., dated March 30, 2005. (****)

4.10	Registration Rights Agreement, dated as of March 30, 2005, by and between Laurus Master Fund, Ltd. and EarthFirst Technologies, Incorporated. (****)

4.11	Stock Pledge Agreement, dated as of March 30, 2005, by and between Laurus Master Fund, Ltd., EarthFirst Technologies, Incorporated, Electric Machinery Enterprises, Inc., EarthFirst Resources, Inc., World Environmental Solutions Company, Inc., EarthFirst Investments, Inc., EM Enterprise Resources, Inc. and EME Modular Structures, Inc. (****)

21.1	Subsidiaries of the small business issuer (******)

5.1	Opinion of Sichenzia Ross Friedman Ference LLP+

23.1	Consent of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1).

23.2	Consent of Aidman, Piser & Company, P.A. +

24.1	Power of Attorney (******).

*	Previously filed as Exhibits to, and incorporated by reference from, the Registrant’s 1997 Form 10-KSB on March 11, 1998.

**	Previously filed as Exhibits to, and incorporated by reference from, the Registrant’s 1999 Form 10-KSB on May 12, 2000.

***	Previously filed as Exhibits to, and incorporated by reference from, the Registrant’s 2000 Form 10-KSB on April 16, 2001.

****	Previously filed as Exhibits to, and incorporated by reference from, the Registrant’s Form 8-K on April 6, 2005.

*****	Previously filed as Exhibits to, and incorporated by reference from, the Registrant’s 2004 Form 10-KSB on April 15, 2005.

******	Previously filed as Exhibits to, and incorporated by reference from, the Registrant’s Form SB-2 on May 27, 2005.

+	Filed herewith.

ITEM 28.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on this 25th day of July 2005.

EARTHFIRST TECHNOLOGIES, INCORPORATED

By:	/s/ Leon Toups
Leon Toups Chief Executive Officer and President

By:	/s/ Frank W. Barker, Jr
Frank W. Barker, Jr Chief Financial Officer (Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leon Toups Leon Toups	Chief Executive Officer and President	July 25, 2005

/s/ Frank W. Barker, Jr Frank W. Barker, Jr	Chief Financial Officer (Principal Accounting and Financial Officer)	July 25, 2005

* John Stanton	Chairman of the Board of Directors	July 25, 2005

* Jaime Jurado	Vice Chairman of the Board of Directors	July 25, 2005

* Nicholas R. Tomassetti	Director	July 25, 2005

* Dr. David E. Crow	Director	July 25, 2005

*	By /s/ Leon Toups, authorized under Power of Attorney filed with Form SB-2 (File No. 333-125339), filed with the Securities and Exchange Commission on May 27, 2005.

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